As filed with the Securities and Exchange Commission on February 11, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Poage Bankshares, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	6712	Being applied for
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

1500 Carter Avenue

Ashland, Kentucky 41101

(606) 324-7196

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mr. Darryl E. Akers

Vice Chairman, Co-President, Co-Chief Executive Officer and Chief Financial Officer

1500 Carter Avenue

Ashland, Kentucky 41101

(606) 324-7196

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Kip A. Weissman, Esq.

Robert B. Pomerenk, Esq.

Luse Gorman Pomerenk & Schick, P.C.

5335 Wisconsin Avenue, N.W.

Suite 780

Washington, D.C. 20015

(202) 274-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	3,041,750 shares	$10.00	$30,417,500(1)	$3,532

(1)	Estimated solely for the purpose of calculating the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

POAGE BANKSHARES, INC.

(Proposed Holding Company for Home Federal Savings and Loan Association)

Up to 2,645,000 Shares of Common Stock

Poage Bankshares, Inc., a Maryland corporation, is offering shares of common stock for sale in connection with the conversion of Home Federal Savings and Loan Association, a federal mutual savings and loan association, from the mutual to the stock form of organization. All shares of common stock are being offered for sale at a price of $10.00 per share. We expect that our common stock will be traded on the NASDAQ Capital Market under the symbol             , upon conclusion of the stock offering. There is currently no public market for the shares of our common stock.

We are offering up to 2,645,000 shares of common stock for sale on a best efforts basis. We may sell up to 3,041,750 shares of common stock because of demand for the shares or changes in market conditions without resoliciting subscribers. We must sell a minimum of 1,955,000 shares in order to complete the offering.

We are offering the shares of common stock in a “subscription offering.” Depositors of Home Federal Savings and Loan Association with aggregate account balances of at least $50 as of the close of business on September 30, 2009 will have first priority rights to buy our shares of common stock. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering.” We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a “syndicated community offering” managed by Keefe, Bruyette & Woods, Inc.

The minimum number of shares of common stock you may order is 25 shares. The maximum number of shares of common stock that can be ordered through a single qualifying account is 15,000 shares, and no person by himself or with an associate or group of persons acting in concert may purchase more than 30,000 shares. The offering is expected to expire at 12:00 p.m., Kentucky time, on [expire date]. We may extend this expiration date without notice to you until [extension date1], or such later date as the Office of Thrift Supervision may approve, which may not be beyond [extension date2]. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond [extension date1], or the number of shares of common stock to be sold is increased to more than 3,041,750 shares or decreased to fewer than 1,955,000 shares. If the offering is extended beyond [extension date1], or if the number of shares of common stock to be sold is increased to more than 3,041,750 shares or decreased to fewer than 1,955,000 shares, we will resolicit subscribers, giving them an opportunity to change or cancel their orders. Funds received during the offering will be held in a segregated account at Home Federal Savings and Loan Association and will earn interest at     %, which is our current statement savings rate.

Keefe, Bruyette & Woods, Inc. will assist us in selling our shares of common stock on a best efforts basis. Keefe, Bruyette & Woods, Inc. is not required to purchase any shares of the common stock that are being offered. Purchasers will not pay a commission to purchase shares of common stock in the offering. Keefe, Bruyette & Woods, Inc. has advised us that following the offering it intends to make a market in the common stock, but is under no obligation to do so.

This investment involves a degree of risk, including the possible loss of your investment.

Please read “Risk Factors” beginning on page 15.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Maximum	Adjusted Maximum
Number of shares	1,955,000	2,645,000	3,041,750
Gross offering proceeds	$19,550,000	$26,450,000	$30,417,500
Estimated offering expenses (excluding selling agent fees and expenses)	$1,022,825	$1,022,825	$1,022,825
Estimated selling agent fees and expenses(1)	$396,630	$507,720	$571,597
Estimated net proceeds	$18,130,545	$24,919,455	$28,823,078
Estimated net proceeds per share	$9.27	$9.42	$9.48

(1)	See “The Conversion; Plan of Distribution—Marketing and Distribution; Compensation” for a discussion of Keefe, Bruyette & Woods, Inc.’s compensation for this offering. If 50% of the shares of common stock are sold in the subscription offering and 50% of the shares of common stock are sold in the direct community offering (excluding shares purchased by the employee stock ownership plan and shares purchased by insiders of Poage Bankshares, Inc., for which no selling agent commissions would be paid), the maximum selling agent commissions and expenses would be $0.4 million at the minimum, $0.5 million at the maximum and $0.6 million at the maximum, as adjusted.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

For assistance, please call the Stock Information Center, toll free at [sic phone].

KEEFE, BRUYETTE & WOODS

The date of this prospectus is             , 2011.

[MAP SHOWING MARKET AREA APPEARS ON INSIDE FRONT COVER]

i

SUMMARY

The following summary highlights material information in this prospectus. It may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including the Financial Statements and the notes to the Financial Statements.

In this prospectus, the terms “we, “our,” and “us” refer to Poage Bankshares, Inc. and Home Federal Savings and Loan Association unless the context indicates another meaning.

Home Federal Savings and Loan Association

Home Federal Savings and Loan Association, which we sometimes refer to as Home Federal, is a federal mutual savings and loan association headquartered in Ashland, Kentucky. Home Federal was originally chartered in 1889.

Home Federal’s business consists primarily of accepting savings accounts and certificates of deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, primarily in first lien one- to four-family mortgage loans and, to a lesser extent, commercial and multi-family real estate loans, consumer loans, consisting primarily of automobile loans and home equity loans and lines of credit, and construction loans. We also purchase investment securities consisting primarily of mortgage-backed securities issued by United States Government agencies and government-sponsored enterprises, and obligations of state and political subdivisions. Home Federal offers a variety of deposit accounts, including passbook accounts, NOW and demand accounts, certificates of deposit, money market accounts and retirement accounts. We provide financial services to individuals, families and businesses through our banking offices located in and around Ashland, Kentucky.

Home Federal had total assets of $291.1 million, total loans, net, of $182.4 million, total liabilities of $263.4 million, including total deposits of $227.8 million, and equity of $27.7 million as of September 30, 2010. At that date, 52.9% of our assets were one- to four-family residential mortgage loans, and 15.5% were investment securities.

Home Federal’s executive offices are located at 1500 Carter Avenue, Ashland, Kentucky 41101. Our telephone number at this address is (606) 324-7196.

Poage Bankshares, Inc.

Poage Bankshares is a newly formed Maryland corporation that will own all of the outstanding shares of common stock of Home Federal upon completion of the mutual-to-stock conversion and the offering. Poage Bankshares has not engaged in any business to date.

The executive offices of Poage Bankshares are located at 1500 Carter Avenue, Ashland, Kentucky 41101. Our telephone number at this address is (606) 324-7196.

Our Organizational Structure

Home Federal is a federal mutual savings and loan association that has no stockholders. Pursuant to the terms of Home Federal’s plan of conversion, Home Federal will convert from the mutual to the stock form of ownership. As part of the conversion, we are offering for sale in a subscription offering, and, potentially, a community offering and a syndicated community offering, shares of common stock of Poage Bankshares. Upon the completion of the conversion and offering, Home Federal will be a wholly owned subsidiary of Poage Bankshares.

Business Strategy

Our current business strategy is focused on:

•	continuing to emphasize one- to four-family residential mortgage loans while increasing our holdings of such loans with adjustable rates;

•	increasing our origination of commercial real estate loans, home equity loans and lines of credit, and other consumer loans;

•	managing interest rate risk while enhancing to the extent practicable our net interest margin;

•	increasing our “core” deposit base;

•	expanding our banking relationships to a larger base of customers; and

•	maintaining strong asset quality.

A full description of our products and services begins on page 53 of this prospectus under the heading “Business of Home Federal Savings and Loan Association.”

These strategies are intended to guide our investment of the net proceeds of the offering. We intend to continue to pursue our business strategy after the conversion and the offering, subject to changes necessitated by future market conditions and other factors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” for a further discussion of our business strategy.

Reasons for the Conversion

Our primary reasons for converting and raising additional capital through the offering are:

•	to increase our capital to support lending and deposit growth;

•	to enhance our lending capacity by increasing our regulatory lending limits;

•	to have greater flexibility to structure and finance opportunities for expansion into new markets, including through de novo branching, branch acquisitions or acquisitions of other financial institutions, although we have no current arrangements or agreements with respect to any such transactions; and

•	to retain and attract qualified personnel by establishing stock-based benefit plans for management and employees.

Historically, Home Federal has operated as a traditional mutual savings institution dedicated primarily to offering residential mortgage loans and various deposit products to customers in our market area. Our market area did not experience the extreme growth in 2003 through 2007 that characterized many “bubble” markets across the country. As a result, our market area has not experienced the extreme economic downturn, or the significant increase in loan delinquencies and foreclosures, that has occurred in many other markets. However, the significant changes in the financial services industry that have occurred in recent years as a result of the collapse of the financial markets in 2008, and the severe nationwide economic recession that followed, have severely strained the financial and managerial resources of community banks and will continue to do so in the future. Management believes that Home Federal will be better equipped to address these challenges as a more well-capitalized institution in the stock holding company structure.

While our mutual savings and loan association charter enabled us in the past to operate successfully in our local market, it is not suitable for our future plans for growth through expanding our customer base. Specifically, mutual institutions cannot raise capital or issue stock to support growth. In addition, mutual institutions cannot offer stock incentives to attract and retain highly qualified management personnel. Management believes that the additional capital raised in the offering will enable us to take advantage of business opportunities that may not otherwise be available to us.

As of September 30, 2010, Home Federal was considered “well capitalized” for regulatory purposes and was not subject to a directive or a recommendation from the Office of Thrift Supervision to raise capital. The proceeds from the stock offering will further improve our capital position during a period of significant economic, regulatory and political uncertainty.

Terms of the Conversion and the Offering

Under Home Federal’s plan of conversion, our organization will convert to a fully public stock holding company structure. In connection with the conversion, we are offering between 1,955,000 and 2,645,000 shares of common stock of Poage Bankshares to eligible depositors of Home Federal, to our employee benefit plans, to eligible borrowers of Home Federal and, to the extent shares remain available, to residents of Greenup, Lawrence and Boyd Counties in Kentucky, and to the general public. The number of shares of common stock to be sold may be increased to up to 3,041,750 as a result of demand for the shares or changes in the market for financial institution stocks. Unless the number of shares of common stock to be offered is increased to more than 3,041,750 or decreased to less than 1,955,000, or the offering is extended beyond [extension date1], subscribers will not have the opportunity to change or cancel their stock orders.

The purchase price of each share of common stock to be issued in the offering is $10.00. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering. Keefe, Bruyette & Woods, Inc., our marketing advisor in the offering, will use its best efforts to assist us in selling shares of our common stock. Keefe, Bruyette & Woods, Inc. is not obligated to purchase any shares of common stock in the offering.

Persons Who May Order Shares of Common Stock in the Offering

We are offering our shares of common stock in a “subscription offering” in the following descending order of priority:

•	First, to depositors of Home Federal with aggregate account balances of at least $50 as of the close of business on September 30, 2009.

•	Second, to Home Federal’s tax-qualified employee benefit plans.

•	Third, to depositors of Home Federal with aggregate account balances of at least $50 as of the close of business on .

•	Fourth, to depositors of Home Federal as of , 2011, and to borrowers of Home Federal as of September 30, 2006, whose borrowings remain outstanding as of , 2011.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given to natural persons residing in Boyd, Greenup and Lawrence Counties, Kentucky. The community offering may begin concurrently with, during and/or promptly after the subscription offering as we may determine at any time. If shares remain available for sale following the subscription offering and community offering, we also may offer for sale shares of common stock through a “syndicated community offering” managed by Keefe, Bruyette & Woods, Inc.

We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering. We have not established any set criteria for determining whether to accept or reject a purchase order in the community offering or the syndicated community offering. Accordingly, any determination to accept or reject purchase orders in the community offering or the syndicated community offering will be based on the facts and circumstances known to us at the time.

To ensure a proper allocation of stock, each subscriber eligible to purchase stock in the subscription offering must list on his or her stock order and certification form all deposit or loan accounts in which he or she had an interest at September 30, 2009,             , 2011, or             , 2011, as applicable. Failure to list all accounts or providing incorrect information could result in the loss of all or part of a subscriber’s stock allocation. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first to subscribers in the subscription offering in the order of priority set forth above. A detailed description of share allocation procedures can be found in the section entitled “The Conversion; Plan of Distribution.”

How We Determined the Offering Range

The amount of common stock that we are offering is based on an independent appraisal of the estimated market value of Poage Bankshares, assuming the conversion and the offering are completed. RP Financial, LC., our independent appraiser, has estimated that, as of January 14, 2011, this estimated market value was $23.0 million. Based on Office of Thrift Supervision regulations, this market value forms the midpoint of a valuation range with a minimum of $19.6 million and a maximum of $26.5 million. Based on this valuation and a $10.00 per share price, the number of shares of common stock being offered for sale by us will range from 1,955,000 shares to 2,645,000 shares. We may sell up to 3,041,750 shares of common stock because of demand for the shares or changes in market conditions without resoliciting subscribers. The $10.00 per share price was selected by the Board of Directors primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

The appraisal is based in part on our financial condition and results of operations, the effect of the additional capital raised by the sale of shares of common stock in the offering and an analysis of a peer group of ten publicly traded savings bank and thrift holding companies that RP Financial, LC. considered comparable to us.

The appraisal peer group consists of the following ten companies.

Company Name and Ticker Symbol	Exchange	Headquarters	Total Assets (1)
			(in thousands)
Athens Bancshares Corporation (AFCB)	NASDAQ	Athens, TN	$286,270
FFD Financial Corporation (FFDF)	NASDAQ	Dover, OH	205,777
First Advantage Bancorp (FABK)	NASDAQ	Clarksville, TN	344,854
Louisiana Bancorp, Inc. (LABC)	NASDAQ	Metairie, LA	322,390
LSB Financial Corp. (LSBI)	NASDAQ	Lafayette, IN	384,736
Mayflower Bancorp, Inc. (MFLR)	NASDAQ	Middleboro, MA	253,602
OBA Financial Services, Inc. (OBAF)	NASDAQ	Germantown, MD	365,793
River Valley Bancorp (RIVR)	NASDAQ	Madison, IN	382,309
Wayne Savings Bancshares, Inc. (WAYN)	NASDAQ	Wooster, OH	410,627
WVS Financial Corp. (WVFC)	NASDAQ	Pittsburgh, PA	317,944

(1)	At September 30, 2010.

The following table presents a summary of selected pricing ratios for Poage Bankshares and the peer group companies identified by RP Financial, LC. The pro forma price-to-core earnings multiple is based on core earnings for the 12 months ended September 30, 2010, and the pro forma price-to-book value and price-to-tangible book value ratios are based on equity as of September 30, 2010. Compared to the median pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a premium of 159.40% on a price-to-core earnings basis, a discount of 31.2% on a price-to-book basis and a discount of 31.2% on a price-to-tangible book basis. The higher price-to-core-earnings pricing ratios compared to the peer group result from our having a relatively low level of core income over the most recent 12-month period. In reviewing and approving the valuation, our Board of Directors considered the range of price-to-core earnings multiples and the range of price-to-book value ratios and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering.

	Price-to-book value ratio (1)	Price-to-tangible book value ratio (1)	Price-to-earnings multiple (2)
Poage Bankshares, Inc. (pro forma)
Maximum, as adjusted	57.47%	57.47%	60.52x
Maximum	53.45%	53.45%	50.35x
Midpoint	49.46%	49.46%	42.19x
Minimum	44.92%	44.92%	34.61x

Valuation of peer group companies using stock prices as of January 14, 2011
Average	76.25%	76.72%	19.95x
Median	77.63%	77.63%	19.41x

(1)	Pro forma pricing ratios for Poage Bankshares are based on financial information through September, 2010. These ratios are different than those presented in “Pro Forma Data.”
(2)	Price-to-earnings multiples calculated by RP Financial, LC. in the independent appraisal are based on an estimate of “core” or recurring earnings. These ratios are different than those presented in “Pro Forma Data.”

RP Financial, LC. advised the Board of Directors that the appraisal was prepared in conformance with the appraisal methodology required by the Office of Thrift Supervision. Our Board of Directors carefully reviewed the information provided to it by RP Financial, LC. through the appraisal process, but did not make any determination regarding whether prior standard mutual-to-stock conversions have been undervalued or overvalued, nor did the Board of Directors draw any conclusions regarding how the historical pricing data reflected above may affect Poage Bankshares’ appraised value. Instead, we engaged RP Financial, LC. to help us understand the regulatory process as it applies to the appraisal and to advise the Board of Directors as to how much capital Poage Bankshares would be required to raise under the regulatory appraisal guidelines.

The independent appraisal does not indicate per share market value. Do not assume or expect that the valuation of Poage Bankshares as indicated above means that, after the conversion and the offering, the shares of common stock will trade at or above the $10.00 offering price. Furthermore, the pricing ratios presented above were utilized by RP Financial, LC. to estimate our market value and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

The independent appraisal will be updated prior to the completion of the conversion. If the appraised value decreases below $19.6 million or increases above $30.4 million, subscribers may be resolicited with the approval of the Office of Thrift Supervision and be given the opportunity to confirm, change or cancel their orders. If you do not respond, we will cancel your stock order and return your subscription funds, with interest, and cancel any authorization to withdraw funds from your deposit accounts for the purchase of shares of common stock.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion; Plan of Distribution—Determination of Share Price and Number of Shares to be Issued.”

After-Market Stock Price Performance Provided by Independent Appraiser

The following table presents stock price appreciation information for all standard mutual-to-stock conversions completed between January 1, 2009 and January 14, 2011. These companies did not constitute the group of ten comparable public companies utilized in RP Financial, LC.’s valuation analysis.

Mutual-to-Stock Conversion Offerings with Closing Dates

between January 1, 2009 and January 14, 2011

			Percentage Price Appreciation (Depreciation) From Initial Trading Date
Company Name and Ticker Symbol	Conversion Date	Exchange	One Day	One Week	One Month	Through January 14, 2011
SP Bancorp, Inc. – TX (SPBC)	11/1/10	NASDAQ	(6.00)%	(6.60)%	(8.00)%	(0.10)%
Standard Financial Corp. – PA (STND)	10/7/10	NASDAQ	19.00	18.90	29.50	39.50
Madison Bancorp, Inc. – MD (MDSN)	10/7/10	OTCBB	25.00	25.00	25.00	4.00
Century Next Fin. Corp. – LA (CTUY)	10/1/10	OTCBB	25.00	15.00	10.00	10.00
Peoples Fed Bncshres, Inc. – MA (PEOP)	7/7/10	NASDAQ	4.00	6.90	4.20	38.00
Fairmount Bancorp, Inc. – MD (FMTB)	6/3/10	OTCBB	10.00	20.00	10.00	50.00
Harvard Illinois Bancorp, Inc. – IL (HARI)	4/9/10	OTCBB	—	—	(1.00)	(20.00)
OBA Financial Services, Inc. – MD (OBAF)	1/22/10	NASDAQ	3.90	1.10	3.10	40.00
OmniAmerican Bancorp, Inc. – TX (OABC)	1/21/10	NASDAQ	18.50	13.20	9.90	40.60
Versailles Financial Corp. – OH (VERF)	1/13/10	OTCBB	—	—	—	— (1)
Athens Bancshares, Corporation – TN (AFCB)	1/7/10	NASDAQ	16.00	13.90	10.60	23.50
Territorial Bancorp, Inc. – HI (TBNK)	7/15/09	NASDAQ	49.90	47.50	48.70	100.12
St. Joseph Bancorp, Inc. – MO (SJBA)	2/2/09	OTCBB	—	—	—	25.00
Hibernia Homestead Bancorp, Inc. – LA (HIBE)	1/28/09	OTCBB	5.00	5.00	5.00	50.00
Average			12.16	11.42	10.50	28.62
Median			7.50	10.05	7.45	31.50

(1)	There were no reported trades during these periods that affected the initial offering price at the dates indicated.

Stock price appreciation is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. The companies listed in the table above may not be similar to Poage Bankshares, the pricing ratios for their stock offerings were in some cases different from the pricing ratios for Poage Bankshares’ common stock and the market conditions in which these offerings were completed were, in some cases, different from current market conditions. Any or all of these differences may cause our stock to perform differently from the stock sold in these other offerings.

There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 15.

How We Intend to Use the Proceeds From the Offering

Assuming we sell 2,645,000 shares of common stock in the stock offering at the maximum of the offering range, and we have net proceeds of $24.9 million, we intend to distribute the net proceeds as follows:

•	$12.5 million (50% of the net proceeds) will be invested in Home Federal;

•	$2.1 million (8% of the gross proceeds) will be loaned to our employee stock ownership plan to fund its purchase of our shares of common stock; and

•	$10.3 million (50% of the net proceeds, less the amount of the loan to the employee stock ownership plan) will be retained by Poage Bankshares.

We may use the funds we retain for investments, to pay cash dividends, to repurchase shares of common stock and for other general corporate purposes. Home Federal may use the proceeds it receives to support increased lending and other products and services and to repay short-term borrowings. The net proceeds retained by Poage Bankshares and Home Federal also may be used for future business expansion through acquisitions of banks, thrifts and other financial services companies, and opening or acquiring branch offices. We have no current arrangements or agreements with respect to any such acquisitions. Initially, a substantial portion of the net proceeds will be invested in short-term investments consistent with our investment policy.

Please see the section of this prospectus entitled “How We Intend to Use the Proceeds From the Offering” for more information on the proposed use of the proceeds from the offering.

Our Policy Regarding Dividends

Following completion of the stock offering, our Board of Directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. The payment and amount of any dividend payments will depend upon a number of factors, including the following:

•	regulatory capital requirements;

•	our financial condition and results of operations;

•	tax considerations;

•	statutory and regulatory limitations; and

•	general economic conditions and forecasts.

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25 shares ($250). Generally, no individual, or individuals exercising subscription rights through a single qualifying account held jointly, may purchase more than 15,000 shares ($150,000) of common stock. If any of the following persons purchases shares of common stock, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 30,000 shares ($300,000):

•	your spouse or relatives of you or your spouse living in your house;

•	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior management position; or

•	other persons who may be your associates or persons acting in concert with you.

See the detailed descriptions of “acting in concert” and “associate” in “The Conversion; Plan of Distribution—Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock

In the subscription offering and community offering, you may pay for your shares only by:

•	personal check, bank check or money order, made payable to Poage Bankshares; or

•	authorizing us to withdraw funds from the types of Home Federal deposit accounts permitted on the stock order and certification form.

Home Federal is not permitted to knowingly lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use a check drawn on a Home Federal line of credit or a third-party check to pay for shares of common stock.

You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order and certification form, together with full payment or authorization to withdraw from one or more of your Home Federal deposit accounts, so that it is received (not postmarked) before 12:00 p.m., Kentucky time, on [expire date], which is the expiration of the offering period. For orders paid for by check or money order, the funds will be cashed promptly and held in a segregated account at Home Federal. We will pay interest on those funds calculated at Home Federal’s current statement savings rate from the date funds are received until completion or termination of the conversion and the offering. Withdrawals from certificates of deposit to purchase shares of common stock in the offering may be made without incurring an early withdrawal penalty; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will be transferred to a savings account and earn interest at our statement savings rate subsequent to the withdrawal. All funds authorized for withdrawal from deposit accounts with Home Federal must be in the accounts at the time the stock order is received. However, funds will not be withdrawn from the accounts until the completion of the conversion and offering and will earn interest at the applicable deposit account rate until that time. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. After we receive your order, your order cannot be changed or canceled unless the number of shares of common stock to be offered is increased to more than 3,041,750 shares or decreased to fewer than 1,955,000 shares, or the offering is extended beyond [extension date1].

By signing the stock order and certification form, you are acknowledging receipt of a prospectus and that the shares of common stock are not deposits or savings accounts that are federally insured or otherwise guaranteed by Poage Bankshares, Home Federal, the Federal Deposit Insurance Corporation or any other government agency.

You may be able to subscribe for shares of common stock using funds in your individual retirement account, or IRA. However, shares of common stock must be purchased through and held in a self-directed retirement account, such as those offered by a brokerage firm. By regulation, Home Federal’s individual retirement accounts are not self-directed, so they cannot be used to purchase or hold shares of our common stock. If you wish to use some or all of the funds in your Home Federal individual retirement account to purchase our common stock, the applicable funds must be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm, and the purchase must be made through that account. If you do not have such an account, you will need to establish one before placing your stock order. It will take time to transfer your Home Federal individual retirement account to an independent trustee, so please allow yourself sufficient time to take this action. An annual administrative fee may be payable to the independent trustee. Because individual circumstances differ and processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the [expire date] expiration of the offering period, for assistance with purchases using your Home Federal individual retirement account or any other retirement account that you may have. Whether you may use such funds for the purchase of shares in the stock offering may depend on time constraints and, possibly, limitations imposed by the brokerage firm or institution where the funds are held, and the brokerage firm or other institution may impose fees for withdrawals of funds, transfer of funds and other administrative items.

Delivery of Stock Certificates

Certificates representing shares of common stock sold in the offering will be mailed to the persons entitled thereto at the certificate registration address noted by them on the order form as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. It is possible that, until certificates for the common stock are delivered, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading.

You May Not Sell or Transfer Your Subscription Rights

Office of Thrift Supervision regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. When completing your stock order and certification form, you should not add the name(s) of persons who do not have subscription rights or who qualify in a lower subscription priority than you do. In addition, the stock order and certification form requires that you list all deposit or loan accounts, giving all names on each account and the account number at the applicable eligibility record date. Your failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your subscription.

Deadline for Orders of Common Stock

If you wish to purchase shares of common stock in the offering, we must receive a properly completed original stock order and certification form, together with full payment for the shares of common stock, at the Stock Information Center no later than 12:00 p.m., Kentucky time, on [expire date]. A postmark prior to [expire date] will not entitle you to purchase shares of common stock unless we receive the envelope by 12:00 p.m., Kentucky time on [expire date].

You may submit your stock order and certification form by mail using the order reply envelope provided, by overnight delivery to our stock order processing center at the address indicated on the stock order form, or by hand delivery to our Stock Information Center, located at 1500 Carter Avenue, Ashland, KY, or to any of our branch offices. Please do not mail stock order forms to Home Federal’s offices. Once we receive it, your order is irrevocable unless the offering is terminated or extended beyond [extension date1] or the number of shares of common stock to be sold is decreased to less than 1,955,000 shares or increased to more than 3,041,750 shares. If the offering is extended beyond [extension date1], or if the number of shares of common stock to be sold is decreased to less than 1,955,000 shares or increased to more than 3,041,750 shares, we will, with the approval of the Office of Thrift Supervision, resolicit subscribers, giving them the opportunity to confirm, cancel or change their stock orders during a specified resolicitation period.

Although we will make reasonable attempts to provide a prospectus and offering materials to all holders of subscription rights, the subscription offering and all subscription rights will expire at 12:00 p.m., Kentucky time, on [expire date], whether or not we have been able to locate each person entitled to subscription rights.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 1,955,000 shares of common stock, we may take steps to issue the minimum number of shares of common stock in the offering range. Specifically, we may:

•	increase the purchase limitations; and/or

•	seek the approval of the Office of Thrift Supervision to extend the offering beyond [extension date1], so long as we resolicit subscriptions that we have previously received in the offering.

If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the then-applicable limit.

Possible Change in the Offering Range

RP Financial, LC. will update its appraisal before we complete the offering. If, as a result of demand for the shares, or changes in market conditions, RP Financial, LC. determines that our pro forma market value has increased, we may sell up to 3,041,750 shares in the offering without further notice to you. If our pro forma market value at that time is either below $19.6 million or above $30.4 million, then, after consulting with the Office of Thrift Supervision, we may:

•	terminate the stock offering and promptly return all funds;

•	set a new offering range and give all subscribers the opportunity to confirm, modify or rescind their purchase orders for shares of Poage Bankshares’ common stock; or

•	take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

Conditions to Completion of the Conversion and the Offering

We cannot complete the conversion and the offering unless:

•

the plan of conversion is approved by at least a majority of votes eligible to be cast by members of Home Federal. A special meeting of members to consider and vote upon the plan of conversion has been set for [meeting date];

•	we have received orders to purchase at least the minimum number of shares of common stock offered; and

•	we receive final approval of the Office of Thrift Supervision to complete the conversion and the offering.

Possible Termination of the Offering

We may terminate the offering at any time prior to the special meeting of members of Home Federal that is being called to vote upon the conversion, and at any time after member approval with the approval of the Office of Thrift Supervision.

We must sell a minimum of 1,955,000 shares to complete the offering. If we terminate the offering because we fail to sell the minimum number of shares or for any other reason, we will promptly return your funds with interest at our statement savings rate and we will cancel deposit account withdrawal authorizations.

Purchases by Officers and Directors

We expect our directors and executive officers, together with their associates, to subscribe for 146,000 shares of common stock in the offering, or 7.5% of the shares to be sold at the minimum of the offering range. However, there can be no assurance that any individual director or executive officer, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock. The purchase price paid by our directors and executive officers for their subscribed shares will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Purchases by directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering.

Benefits to Management and Potential Dilution to Stockholders Following the Conversion

We expect our tax-qualified employee stock ownership plan to purchase 8% of the total number of shares of common stock that we sell in the offering, or 211,600 shares of common stock, assuming we sell the maximum of the shares proposed to be sold. If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 8% of the total number of shares of common stock sold in the offering. Purchases by the employee stock ownership plan will be included in determining whether the required minimum number of shares has been sold in the offering. Assuming the employee stock ownership plan purchases 211,600 shares in the offering, we will recognize additional pre-tax compensation expense of $2.1 million over a 20-year period, assuming the shares of common stock have a fair market value of $10.00 per share for the full 20-year period. If, in the future, the shares of common stock have a fair market value greater or less than $10.00, the compensation expense will increase or decrease accordingly.

We also intend to implement one or more stock-based benefit plans no earlier than six months after completion of the conversion. Stockholder approval of these plans will be required, and the stock-based benefit plans cannot be implemented until at least six months after the completion of the conversion pursuant to applicable regulations. If adopted within 12 months following the completion of the conversion, the stock-based benefit plan will reserve a number of shares of common stock equal to not more than 4% of the shares sold in the offering, or up to 105,800 shares of common stock at the maximum of the offering range, for restricted stock awards to key employees and directors, at no cost to the recipients. If adopted within 12 months following the completion of the conversion, the stock-based benefit plan will also reserve a number of shares of common stock equal to not more than 10% of the shares of common stock sold in the offering, or up to 264,500 shares of common stock at the maximum of the offering range, for issuance pursuant to options to be granted to key employees and directors. If the stock-based benefit plans are adopted after one year from the date of the completion of the conversion, the 4% and 10% limitations described above will no longer apply, and we may adopt stock-based benefit plans encompassing more than 370,300 shares of our common stock. We have not yet determined whether we will present these plans for stockholder approval within 12 months following the completion of the conversion or whether we will present these plans for stockholder approval more than 12 months after the completion of the conversion.

If 4% of the shares of common stock sold in the offering are awarded under a stock-based benefit plan and come from authorized but unissued shares of common stock, stockholders would experience dilution of up to approximately 3.8% in their ownership interest in Poage Bankshares. If 10% of the shares of common stock sold in the offering are issued upon the exercise of options granted under a stock-based benefit plan and come from authorized but unissued shares of common stock, stockholders would experience dilution of up to approximately 9.1% in their ownership interest in Poage Bankshares. The dilution will be greater if the plans are adopted more than 12 months after the conversion and the plans exceed the noted 4% and 10% limitations. See “Management of Poage Bankshares, Inc.—Benefits to be Considered Following Completion of the Stock Offering.”

Market for Common Stock

We expect that our common stock will be listed on the Nasdaq Capital Market under the symbol “                    .” Keefe, Bruyette & Woods, Inc. currently intends to make a market in the shares of our common stock, but is under no obligation to do so. See “Market for the Common Stock.”

Tax Consequences

As a general matter, the conversion will not be a taxable transaction for federal or state income tax purposes to Home Federal, Poage Bankshares, or persons eligible to subscribe in the subscription offering. See “The Conversion; Plan of Distribution—Material Income Tax Consequences” for additional information.

How You Can Obtain Additional Information

Employees of Home Federal or its affiliates may assist in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. However, our employees may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or the offering, please call our Stock Information Center, toll free, at [sic phone], Monday through Friday between 10:00 a.m. and 5:00 p.m., Kentucky time. The Stock Information Center will be closed on weekends and bank holidays.

TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF [EXPIRE DATE] IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED OR HAND-DELIVERED ANY LATER THAN FIVE DAYS OR TWO DAYS, RESPECTIVELY, PRIOR TO [EXPIRE DATE].

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in our shares of common stock.

Risks Related to Our Business

Future Changes in Interest Rates Could Reduce Our Profits.

Future changes in interest rates could impact our financial condition and results of operations.

Net income is the amount by which net interest income and non-interest income exceeds non-interest expense and the provision for loan losses. Net interest income makes up a majority of our income and is based on the difference between:

•	interest income earned on interest-earning assets, such as loans and securities; and

•	interest expense paid on interest-bearing liabilities, such as deposits and borrowings.

We are vulnerable to changes in interest rates including the shape of the yield curve because of a mismatch between the terms to repricing of our assets and liabilities. Historically, our liabilities repriced more quickly than our assets, which made us vulnerable to increases in interest rates. For the years ended September 30, 2010 and 2009, our net interest margin was 3.11% and 2.85%, respectively. Our Asset/Liability Management Committee utilizes a computer simulation model to provide an analysis of estimated changes in net interest income in various interest rate scenarios. At September 30, 2010, in the event of an immediate 100 basis point decrease in interest rates, our model projects a decrease in our net portfolio value of $(289,000), or (1.0)%. In the event of an immediate 200 basis point increase in interest rates, our model projects a decrease in our net portfolio value of ($1.9 million), or (5.0)%.

Changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A reduction in interest rates results in increased prepayments of loans and mortgage-backed and related securities, as borrowers refinance their debt in order to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Additionally, increases in interest rates may decrease loan demand and/or make it more difficult for borrowers to repay adjustable-rate loans.

We Have Increased and Plan to Continue to Increase Our Levels of Non-Residential Loans, Which in Turn Increase Our Exposure to Credit Risks.

At September 30, 2010, our portfolio of non-residential loans totaled $26.6 million, or 14.5% of our total loans, compared to $21.2 million, or 12.7% of our total loans at September 30, 2009. We intend to continue to emphasize the origination of these types of loans consistent with safety and soundness.

Non-residential loans generally expose a lender to a greater risk of loss than one- to four-family residential loans. Repayment of such loans generally depends, in large part, on sufficient income from the property or the borrower’s business, respectively, to cover operating expenses and debt service. These types of loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Changes in economic conditions that are beyond the control of the borrower and lender could affect the value of the security for the loan, the future cash flow of the affected property or business, or the marketability of a construction project with respect to loans originated for the acquisition and development of property. As we increase our portfolio of these loans, we may experience higher levels of non-performing assets and/or loan losses.

We target our business lending and marketing strategy towards small- to medium-sized businesses. These small- to medium-sized businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact these businesses, our results of operations and financial condition may be adversely affected.

While We Intend to Increase our Portfolio of Adjustable-Rate Residential Mortgage Loans, Market Conditions, Competition and Demand for such Loans in our Market Area May Not Allow Us To Do So. Such Loans Also Present Certain Risks.

We may not be successful in executing our plan to increase significantly the percentage of our one- to four-family residential mortgage loans consisting of adjustable-rate mortgages. In order to reduce our vulnerability to changes in interest rates, in 2009, we changed our business strategy to increase our focus on adjustable-rate mortgage loans. In addition, in fiscal year 2010, we began selling substantially all of our fixed-rate one- to four-family residential mortgage loan originations.

Historically, it has often been difficult for thrift institutions to originate adjustable-rate mortgage loans with a spread that compares favorably with the cost of funds. During the year ended September 30, 2010, we were able to originate $15.6 million of adjustable-rate mortgage loans, most of which carried rates that adjust annually at a spread of 3.5% over the applicable index (the weekly average yield on United States Treasury securities). At September 30, 2010, $47.9 million, or 16.5% of our assets consisted of adjustable-rate mortgage loans.

Although adjustable-rate mortgage loans may reduce to an extent our vulnerability to changes in market interest rates because they periodically reprice, as interest rates increase the required payments due from the borrower also increase (subject to rate caps), increasing the potential for default by the borrower. At the same time, the ability of the borrower to repay the loan and the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustments of the contractual interest rate are also limited by the maximum periodic and lifetime rate adjustments permitted by our loan documents. Moreover, the interest rates on most of our adjustable-rate loans do not adjust for up to five years after origination. As a result, the effectiveness of adjustable-rate mortgage loans in compensating for changes in general interest rates may be limited during periods of rapidly rising interest rates.

If Our Allowance for Loan Losses is Not Sufficient to Cover Actual Loan Losses, Our Earnings Will Decrease.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover probable incurred losses in our loan portfolio, resulting in additions to our allowance. While our allowance for loan losses was 0.62% of total loans at September 30, 2010, future additions to our allowance could materially decrease our net income.

In addition, the Office of Thrift Supervision periodically reviews our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by regulatory authorities might have a material adverse effect on our financial condition and results of operations.

Higher Federal Deposit Insurance Corporation Insurance Premiums Have Increased Our Expenses and Any Future Insurance Premium Increases Will Adversely Affect Our Earnings.

Effective April 1, 2009, the Federal Deposit Insurance Corporation increased its quarterly deposit insurance assessment rates and amended the method by which rates are calculated. Institutions are assigned an initial base assessment rate ranging from 12 to 45 basis points of deposits depending on risk category. The initial base assessment is then adjusted based upon the level of unsecured debt, secured liabilities and brokered deposits, to establish a total base assessment rate ranging from seven to 77.5 basis points. On May 22, 2009, the Federal Deposit Insurance Corporation levied a five basis point special assessment on each insured depository institution’s assets minus Tier 1 capital as of June 30, 2009. We recorded an expense of $121,000 during the quarter ended June 30, 2009, to reflect the special assessment. Any further special assessments that the Federal Deposit Insurance Corporation levies will be recorded as an expense during the appropriate period.

The Federal Deposit Insurance Corporation also adopted a rule pursuant to which all insured depository institutions were required to prepay their estimated assessments for the fourth quarter of 2009, and for all of 2010, 2011 and 2012. The prepayment amount was collected on December 30, 2009. The assessment rate for the fourth quarter of 2009 and for 2010 was based on each institution’s total base assessment rate for the third quarter of 2009, modified to assume that the assessment rate in effect on September 30, 2009 had been in effect for the entire third quarter, and the assessment rate for 2011 and 2012 was equal to the modified third quarter assessment rate plus an additional three basis points. In addition, each institution’s base assessment rate for each period was calculated using its third quarter assessment base, adjusted quarterly for an estimated 5% annual growth rate in the assessment base through the end of 2012. We recorded the pre-payment as a prepaid expense, which is being amortized to expense over three years. Based on our deposits and assessment rate as of September 30, 2009, our prepayment amount was $1.1 million, $198,000 of which has been expensed through September 30, 2010. If our FDIC assessments increase we may be required to incur additional expense if our prepaid assessments do not satisfy any such increase.

On November 9, 2010, the Federal Deposit Insurance Corporation published a rulemaking proposal under the Dodd-Frank Act that would alter the way an institution’s assessment base is calculated. Under the proposal, an institution’s assessment base will be its average consolidated total assets less its average tangible equity. In addition, certain current rate adjustments will be modified or eliminated, and a new rate adjustment will be established. The proposal will not become effective before the second quarter of 2011.

The United States Economy Remains Weak and Unemployment Levels Are High. Continued Adverse Economic Conditions, Especially Affecting Our Geographic Market Area, Could Adversely Affect Our Financial Condition and Results of Operations.

The United States experienced a severe economic recession in 2008 and 2009, the effects of which have continued. Recent growth has been slow and unemployment remains at high levels; as a result, economic recovery is expected to be slow. Loan portfolio quality has remained poor at many financial institutions reflecting, in part, the weak United States economy and high unemployment rates. In addition, the value of real estate collateral supporting many commercial loans and home mortgages throughout the United States has declined. The real estate downturn also has resulted in reduced demand for the construction of new housing and increased delinquencies in construction, residential and commercial mortgage loans in many markets across the United States.

Our lending market area consists of Greenup, Lawrence and Boyd Counties in Kentucky, and Lawrence and Scioto Counties in Ohio. These five counties have experienced minimal growth in population and households over the last decade. While we did not originate or invest in sub-prime mortgages, our lending business is tied, in part, to the real estate market, which has been weakened by the recession. Although most of our lending is located in Greenup, Lawrence and Boyd Counties, in Kentucky, and Lawrence and Scioto Counties in Ohio, which we believe have not been as adversely affected by the real estate crisis as some other areas of the country, real estate values and demand have softened and we remain vulnerable to adverse changes in the real estate market. In addition, a significant weakening in general economic conditions such as inflation, recession, unemployment or other factors beyond our control could negatively affect our financial results. Finally, negative developments in the securities markets could adversely affect the value of our securities.

Financial Reform Legislation Recently Enacted by Congress Will Result in New Laws and Regulations That Are Expected to Increase Our Costs of Operations.

Congress recently enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). This new law will significantly change the current bank regulatory structure and affect the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new implementing rules and regulations, and to prepare numerous studies and reports for Congress. The federal agencies are given significant discretion in drafting the implementing rules and regulations, and consequently, many of the details and much of the impact of the Dodd-Frank Act may not be known for many months or years.

Certain provisions of the Dodd-Frank Act are expected to have a near term effect on us. For example, the new law provides that the Office of Thrift Supervision, which is the current primary federal regulator for Home Federal, will cease to exist one year from the date of the new law’s enactment. The Office of the Comptroller of the Currency, which is currently the primary federal regulator for national banks, will become the primary federal regulator for federal thrifts. Moreover, the Federal Reserve Board will supervise and regulate all savings and loan holding companies that were formerly regulated by the Office of Thrift Supervision, including Poage Bankshares.

Also effective one year after the date of enactment is a provision of the Dodd-Frank Act that eliminates the federal prohibitions on paying interest on demand deposits, thus allowing businesses to have interest bearing checking accounts. Depending on competitive responses, this significant change to existing law could have an adverse effect on our interest expense.

The Dodd-Frank Act also broadens the base for Federal Deposit Insurance Corporation insurance assessments. Assessments will now be based on the average consolidated total assets less tangible equity capital of a financial institution. The Dodd-Frank Act also permanently increases the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2008, and non-interest bearing transaction accounts have unlimited deposit insurance through December 31, 2012.

The Dodd-Frank Act requires publicly traded companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments, and authorizes the Securities and Exchange Commission to promulgate rules that would allow stockholders to nominate their own candidates using a company’s proxy materials. The legislation also directs the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded or not.

The Dodd-Frank Act creates a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. Banks and savings institutions with $10 billion or less in assets will be examined by their applicable bank regulators. The Dodd-Frank Act also weakens the federal preemption rules that have been applicable for national banks and federal savings associations, and gives state attorneys general the ability to enforce federal consumer protection laws.

It is difficult to predict at this time what specific impact the Dodd-Frank Act and the yet to be written implementing rules and regulations will have on community banks. However, it is expected that at a minimum they will increase our operating and compliance costs and could increase our interest expense.

Strong Competition Within Our Market Areas May Limit Our Growth and Profitability.

Competition in the banking and financial services industry is intense. In our market areas, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of our competitors have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than we do, which could affect our ability to grow and remain profitable on a long-term basis. Our profitability depends upon our continued ability to successfully compete in our market areas. If we must raise interest rates paid on deposits or lower interest rates charged on our loans, our net interest margin and profitability could be adversely affected. For additional information see “Business of Home Federal Savings and Loan Association—Market Area and Competition.”

The financial services industry could become even more competitive as a result of new legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Also, technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of our competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services than we can.

We Depend On Our Management Team To Implement Our Business Strategy And Execute Successful Operations And We Could Be Harmed By The Loss Of Their Services.

We are dependent upon the services of our senior management team. Our strategy and operations are directed by the senior management team. Any loss of the services of the president and chief executive officer or other members of our management team could impact our ability to implement our business strategy, and have a material adverse effect on our results of operations and our ability to compete in our markets. See “Management of Poage Bankshares, Inc.—Benefit Plans and Agreements—Employment Agreement.”

We Will Need to Implement Additional Finance and Accounting Systems, Procedures and Controls in Order to Satisfy Our New Public Company Reporting Requirements. This Will Increase Our Operating Expenses.

In connection with the stock offering, we are becoming a public company. The federal securities laws and regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports and that we maintain effective disclosure controls and procedures and internal control over financial reporting. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. These obligations will increase our operating expenses and could divert our management’s attention from our operations. Compliance with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission will require us to certify the adequacy of our internal controls and procedures, which will require us to upgrade our accounting systems, which will increase our operating costs. In addition, such requirements may cause us to hire additional accounting, internal audit and/or compliance personnel.

We Are in the Process of Formalizing our Internal Control over Financial Reporting, the Finalization of which Could Cause our Financial Results to Change.

As we convert Home Federal from a mutual savings and loan association to the subsidiary of a public holding company, we are in the process of formalizing certain internal controls over financial reporting and upgrading our accounting systems and processes, as required by the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission. As a relatively small mutual savings and loan association, our current controls were not as formalized as would be expected for a public company. As we formalize our internal control structure and realign duties to achieve better segregation of duties among our personnel, our financial results could change.

We Operate in a Highly Regulated Environment and May Be Adversely Affected by Changes in Laws and Regulations.

We are subject to extensive regulation, supervision, and examination by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. In addition, when the operations of the Office of Thrift Supervision terminate on or about June 30, 2011, the federal regulator of Home Federal will be transferred to the Office of the Comptroller of the Currency, while the regulation of Poage Bankshares will be transferred to the Federal Reserve Board. Such regulators govern the activities in which we may engage, primarily for the protection of depositors. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of a financial institution, the classification of assets by a financial institution, and the adequacy of a financial institution’s allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on us and our operations. Because our business is highly regulated, the laws, rules and applicable regulations are subject to regular modification and change. There can be no assurance that proposed laws, rules and regulations, or any other laws, rules or regulations, will not be adopted in the future, which could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition or prospects.

Changes in Accounting Standards Could Affect Reported Earnings.

The accounting standard setters, including the Financial Accounting Standards Board, the Securities and Exchange Commission and other regulatory bodies, periodically change the financial accounting and reporting guidance that governs the preparation of our consolidated financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply new or revised guidance retroactively.

Risks Related to this Stock Offering

The Future Price of the Shares of Common Stock May Be Less Than the Purchase Price in the Stock Offering.

If you purchase shares of common stock in the stock offering, you may not be able to sell them at or above the purchase price in the stock offering. The purchase price in the offering is determined by an independent, third-party appraisal, pursuant to federal banking regulations and subject to review and approval by the Office of Thrift Supervision. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. Our aggregate pro forma market value as reflected in the final, approved independent appraisal may exceed the market price of our shares of common stock after the completion of the offering, which may result in our stock trading below the initial offering price of $10.00 per share.

The Capital We Raise in the Stock Offering Will Reduce Our Return on Equity. This Could Negatively Affect the Trading Price of Our Shares of Common Stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. For the year ended September 30, 2010, our return on average equity was 8.14%. Following the stock offering, we expect our equity to increase from $27.7 million to between $43.5 million at the minimum of the offering range and $49.5 million at the maximum of the offering range. Based upon our earnings for the year ended September 30, 2010, and these pro forma equity levels, our return on equity would be 4.81% and 4.17% at the minimum and maximum of the offering range, respectively. We expect our return on equity to remain lower until we are able to leverage the additional capital we receive from the stock offering. Although we believe we will be able to increase net interest income using proceeds of the stock offering, our return on equity will be reduced by the capital raised in the stock offering, higher expenses from the costs of being a public company, and added expenses associated with our employee stock ownership plan and the stock-based benefit plan we intend to adopt. Until we can increase our net interest income and non-interest income, we expect our return on equity to remain at a relatively low level, which may reduce the value of our shares of common stock.

Our Stock-Based Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income.

We anticipate that our employee stock ownership plan will purchase 8% of the total shares of common stock sold in the stock offering, with funds borrowed from Poage Bankshares. The cost of acquiring the shares of common stock for the employee stock ownership plan will be between $1.6 million and $2.1 million at the minimum and maximum of the offering range, respectively. We will record an annual employee stock ownership plan expense in an amount equal to the fair value of shares of common stock committed to be released to employees. See “Management of Poage Bankshares, Inc.—Employee Stock Ownership Plan.”

We also intend to adopt a stock-based benefit plan after the stock offering that would award participants restricted shares of our common stock (at no cost to them) and/or options to purchase shares of our common stock. The number of shares of restricted stock or stock options reserved for issuance under any initial stock-based benefit plan may not exceed 4% and 10%, respectively, of our total outstanding shares, if these plans are adopted within 12 months after the completion of the conversion. We may grant shares of common stock and stock options in excess of these amounts provided the stock-based benefit plan is adopted more than one year following the stock offering. Assuming the market price of the common stock is $10.00 per share; the options are granted with an exercise price of $10.00 per share; the dividend yield on the stock is 0%; the expected option life is 7.5 years; the risk free interest rate is 2.53% (based on the ten-year Treasury rate) and the volatility rate on the shares of common stock is 17.86% (based on an index of publicly traded thrift institutions), the estimated grant-date fair value of the options utilizing a Black-Scholes option pricing analysis is $2.76 per option granted. Assuming this value is amortized over a five-year vesting period, the corresponding annual pre-tax expense associated with the stock options would be $167,905 at the adjusted maximum. In addition, assuming that all shares of restricted stock are awarded at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with restricted stock awarded under the stock-based benefit plan would be $243,340 at the adjusted maximum. However, if we grant shares of common stock or options in excess of these amounts, such grants would increase our costs further.

The shares of restricted stock granted under the stock-based benefit plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded. If the shares of restricted stock to be granted under the plan are repurchased in the open market (rather than issued directly from authorized but unissued shares by Poage Bankshares) and cost the same as the purchase price in the stock offering, the reduction to stockholders’ equity due to the plan would be between $0.8 million at the minimum of the offering range and $1.2 million at the adjusted maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to stockholders’ equity would be less than the range described above.

The Implementation of Stock-Based Benefit Plans May Dilute Your Ownership Interest.

We intend to adopt one or more stock-based benefit plans, which will allow participants to be awarded shares of common stock (at no cost to them) and/or options to purchase shares of our common stock, following the stock offering. If these stock-based benefit plans are funded from the issuance of authorized but unissued shares of common stock, stockholders would experience a reduction in ownership interest totaling 12.9%.

Although the implementation of the stock-based benefit plan will be subject to stockholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

We Have Broad Discretion in Using the Proceeds of the Stock Offering. Our Failure to Effectively Use Such Proceeds Could Reduce Our Profits.

We will use a portion of the net proceeds to finance the purchase of shares of common stock in the stock offering by the employee stock ownership plan and may use the remaining net proceeds to pay dividends to stockholders, repurchase shares of common stock, purchase investment securities, provide capital to Home Federal or for other general corporate purposes. Home Federal may use the proceeds it receives to fund new loans, repay short-term borrowings, purchase investment securities, or for other general corporate purposes. We have not identified specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability. We have not established a timetable for the effective deployment of the proceeds and we cannot predict how long we will require to effectively deploy the proceeds, if at all.

Our Stock Value May be Negatively Affected By Federal Regulations That Restrict Takeovers. In Addition, the Corporate Governance Provisions in Our Articles of Incorporation and Bylaws, and the Corporate Governance Provisions Under Maryland Law, May Prevent or Impede the Holders of Our Common Stock From Obtaining Representation On Our Board of Directors and May Impede Takeovers of the Company That Our Board Might Conclude Are Not In the Best Interest of Poage Bankshares or Its Stockholders.

For three years following the stock offering, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. See “Restrictions on Acquisition of Poage Bankshares, Inc.” for a discussion of applicable Office of Thrift Supervision regulations regarding acquisitions.

In addition, provisions in our articles of incorporation and bylaws may prevent or impede holders of our common stock from obtaining representation on our Board of Directors and may make takeovers of Poage Bankshares more difficult. For example, our Board of Directors is divided into three staggered classes. A classified board makes it more difficult for stockholders to change a majority of the directors because it takes at least two annual elections of directors for this to occur. Our articles of incorporation include a provision that no person will be entitled to vote any shares of our common stock in excess of 10% of our outstanding shares of common stock. This limitation does not apply to the purchase of shares by a tax-qualified employee stock benefit plan established by us. In addition, our articles of incorporation and bylaws restrict who may call special meetings of stockholders and how directors may be removed from office. We also can issue additional shares of common and preferred stock without the prior approval of shareholders and such preferred shares may have terms more favorable than our common shares. Additionally, in certain instances, the Maryland General Corporation Law requires a supermajority vote of our stockholders to approve a merger or other business combination with a large stockholder, if the proposed transaction is not approved by a majority of our directors. See “Restrictions on Acquisition of Poage Bankshares, Inc.”

We Have Never Issued Common Capital Stock and There Is No Guarantee That a Liquid Market For Our Common Stock Will Develop.

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be traded on the Nasdaq Capital Market under the symbol “                    ,” subject to completion of the offering and compliance with certain conditions, including the presence of at least three registered and active market makers. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in shares of our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, we may not be able to obtain such commitments. This would result in our common stock not being eligible to be listed for trading on the Nasdaq Capital Market, which could reduce the liquidity of our common stock.

SELECTED FINANCIAL AND OTHER DATA

The following tables set forth selected historical financial and other data of Home Federal for the years and at the dates indicated. The information at September 30, 2010 and 2009 and for the fiscal years ended September 30, 2010 and 2009 is derived in part from, and should be read together with, the audited financial statements and notes thereto of Home Federal that appear in this prospectus. The information at September 30, 2008, 2007 and 2006 and for the fiscal years ended September 30, 2008, 2007 and 2006 is derived in part from audited financial statements that do not appear in this prospectus.

	At or For the Year Ended September 30,
	2010	2009	2008	2007	2006
	(In thousands)
Financial Condition Data:
Total assets	$291,147	$278,988	$231,451	$204,237	$199,871
Cash and cash equivalents	43,233	18,715	2,200	3,610	4,526
Investment securities	45,234	77,684	101,666	107,757	110,107
Loans held for sale	1,701	—	—	—	—
Loans receivable, net	182,358	166,904	111,650	76,573	68,489
Deposits	227,812	209,698	179,119	176,666	171,648
Federal Home Loan Bank advances	32,205	39,368	27,149	2,510	3,514
Retained earnings	27,067	24,880	23,511	22,979	22,898
Total equity	27,746	26,880	23,664	23,227	23,245

Operating Data:
Interest and dividend income	13,729	13,342	11,615	11,048	10,250
Interest expense	5,571	6,603	7,367	7,504	6,059
Net interest income	8,158	6,739	4,248	3,544	4,191
Provision for loan losses	650	312	102	116	7
Net interest income after provision for loan losses	7,508	6,427	4,145	3,428	4,184
Non-interest income	3,111	1,090	562	416	378
Non-interest expenses	7,781	5,792	4,399	4,168	4,197
Income (loss) before income taxes	2,838	1,725	309	(323)	365
Income taxes (benefit)	651	265	(137)	(404)	(184)
Net income	2,187	1,460	446	81	549

	At or For the Year Ended September 30,
	2010	2009	2008	2007	2006
Performance Ratios:
Return on average assets	0.78%	0.58%	0.20%	0.04%	0.28%
Return on average equity	8.14%	5.84%	1.91%	0.35%	2.35%
Interest rate spread (1)	3.01%	2.71%	1.72%	1.55%	2.04%
Net interest margin (2)	3.11%	2.85%	1.98%	1.85%	2.28%
Noninterest expense to average assets	2.77%	2.29%	1.95%	2.04%	2.10%
Efficiency ratio (3)	86.46%	78.77%	93.52%	64.16%	92.22%
Average interest-earning assets to average interest-bearing liabilities	104.64%	104.99%	107.52%	107.78%	107.27%
Average equity to average assets	9.55%	9.89%	10.37%	11.23%	11.68%

Capital Ratios:
Total capital to risk weighted assets	9.32%	8.98%	10.13%	11.26%	11.48%
Tier I capital to risk weighted assets	19.76%	18.94%	23.03%	27.60%	31.06%
Tier I capital to average assets	18.97%	18.52%	22.80%	27.42%	29.85%
Tangible equity to tangible assets	9.32%	8.98%	10.13%	11.26%	11.48%

Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	0.62%	0.33%	0.23%	0.23%	0.25%
Allowance for loan losses as a percentage of nonperforming loans	50.85%	70.25%	65.80%	54.32%	19.18%
Net charge-offs (recoveries) to average outstanding loans during the period	0.04%	0.01%	0.02%	0.15%	0.10%
Non-performing loans as a percentage of total loans	1.21%	0.47%	0.34%	0.42%	1.32%
Non-performing assets as a percentage of total assets	0.84%	0.34%	0.22%	0.32%	0.67%
Other:
Number of offices	6	6	6	5	5

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Represents net interest income as a percent of average interest-earning assets.
(3)	Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Except as may be required by law, we do not take any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	our success in increasing our originations of adjustable-rate mortgage loans;

•	our success in increasing our originations of nonresidential real estate loans, home equity loans and lines of credit, other consumer loans and commercial business loans;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	changes in consumer spending, borrowing and savings habits;

•	decreases in asset quality;

•	future deposit insurance premium levels and special assessments;

•	future regulatory compliance costs, including any increase caused by new regulations imposed by the Consumer Finance Protection Bureau;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans;

•	changes in our financial condition or results of operations that reduce capital available to pay dividends; and

•	changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 15.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $18.1 million and $24.9 million at the minimum and maximum of the offering range, respectively, or $28.8 million if the offering range is increased by 15%. We intend to distribute the net proceeds from the stock offering as follows:

	Based Upon the Sale at $10.00 Per Share of
	1,955,000 Shares		2,300,000 Shares		2,645,000 Shares		3,041,750 Shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)

Stock offering proceeds	$19,550		$23,000		$26,450		$30,418
Less offering expenses	(1,419)		(1,475)		(1,531)		(1,594)

Net offering proceeds	$18,131	100.0%	$21,525	100.0%	$24,919	100.0%	$28,824	100.0%

Use of net proceeds:
To Home Federal Savings and Loan Association	$9,065	50.00%	$10,763	50.00%	$12,460	50.00%	$14,412	50.00%
To fund loan to employee stock ownership plan	1,564	8.6	1,840	8.5	2,116	8.5	2,433	8.4

Retained by Poage Bankshares, Inc.	$7,501	41.4%	$8,923	41.5%	$10,344	41.5%	$11,979	41.6%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Home Federal’s deposits. The net proceeds may vary because the total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.

Poage Bankshares may use the proceeds it retains from the stock offering:

•	to fund a loan to the employee stock ownership plan to purchase shares of common stock in the stock offering;

•

to invest in investment securities, including obligations of state and political subdivisions and securities issued by the Unites States Government and United States Government-sponsored agencies or entities;

•	to pay cash dividends to stockholders;

•	to repurchase shares of our common stock; and

•	for other general corporate purposes.

With the exception of the funding of the loan to the employee stock ownership plan, Poage Bankshares has not quantified its plans for use of the offering proceeds for any of the foregoing purposes. Initially, we intend to invest a substantial portion of the net proceeds in short-term investments, investment-grade debt obligations or mortgage-backed securities.

Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the conversion, except to fund equity benefit plans other than stock options or except when extraordinary circumstances exist and with prior regulatory approval.

Home Federal may use the net proceeds it receives from the stock offering:

•	to fund new loans;

•	to repay short-term borrowings;

•	to expand its banking franchise by establishing or acquiring new branches, although we have no current plans to do so;

•

to invest in investment securities, including obligations of state and political subdivisions and securities issued by the Unites States Government and United States Government-sponsored agencies or entities; and

•	for other general corporate purposes.

Home Federal has not quantified its plans for use of the offering proceeds for any of the foregoing purposes. Our short-term and long-term growth plans anticipate that, upon completion of the offering, we will experience growth through increased lending and expansion into new markets as opportunities arise, including through de novo branching, branch acquisitions or acquisitions of other financial institutions. We currently have no understandings or agreements to acquire any other financial institutions, branches of other financial institutions, or other financial services companies.

Initially, the net proceeds Home Federal receives will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

OUR POLICY REGARDING DIVIDENDS

Following completion of the stock offering, our Board of Directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the payment of dividends. In determining whether to pay a cash dividend and the amount of such cash dividend, the Board of Directors is expected to take into account a number of factors, including capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by the Office of Thrift Supervision policy and regulations, may be paid in addition to, or in lieu of, regular cash dividends. We will file a consolidated tax return with Home Federal. Accordingly, it is anticipated that any cash distributions made by us to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes. Additionally, pursuant to Office of Thrift Supervision regulations, during the three-year period following the stock offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

Pursuant to our articles of incorporation, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock—Common Stock.” Dividends we can declare and pay will depend, in part, upon receipt of dividends from Home Federal, because initially we will have no source of funds for the payment of dividends other than proceeds received from the stock offering and no sources of income other than dividends from Home Federal, earnings from the investment of proceeds from the sale of shares of common stock, and interest payments received in connection with the loan to the employee stock ownership plan. Regulations of the Office of Thrift Supervision impose limitations on “capital distributions” by savings institutions, which include dividends. See “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.”

Any payment of dividends by Home Federal to us that would be deemed to be drawn out of Home Federal’s bad debt reserves would require a payment of taxes at the then-current tax rate by Home Federal on the amount of earnings deemed to be removed from the reserves for such distribution. Home Federal does not intend to make any distribution to us that would create such a federal tax liability. See “Taxation—Federal Taxation” and “—State Taxation.”

MARKET FOR THE COMMON STOCK

We have never issued capital stock and there is no established market for our shares of common stock. We expect that our shares of common stock will be traded on the Nasdaq Capital Market under the symbol “                    ,” subject to completion of the offering and compliance with certain conditions, including the presence of at least three registered and active market makers. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in shares of our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, there can be no assurance that we will be successful in obtaining such commitments.

The development and maintenance of a public market, having the desirable characteristics of depth, liquidity and orderliness, depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of shares of our common stock at any particular time may be limited, which may have an adverse effect on the price at which shares of our common stock can be sold. There can be no assurance that persons purchasing the shares of common stock will be able to sell their shares at or above the $10.00 offering purchase price per share. You should have a long-term investment intent if you purchase shares of our common stock and you should recognize that there may be a limited trading market in the shares of our common stock.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At September 30, 2010, Home Federal exceeded all applicable regulatory requirements and was considered “well capitalized.” The table below sets forth the historical equity capital and regulatory capital of Home Federal at September 30, 2010, and the pro forma regulatory capital of Home Federal, after giving effect to the sale of shares of common stock at $10.00 per share. The table assumes the receipt by Home Federal of at least 50% of the net offering proceeds. See “How We Intend to Use the Proceeds from the Offering.”

	Home Federal Historical at September 30, 2010		Pro Forma at September 30, 2010, Based Upon the Sale in the Offering of (1)
			1,955,000 Shares		2,300,000 Shares		2,645,000 Shares		3,041,750 Shares (2)
	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)
	(Dollars in thousands)
Equity	$27,746	9.53%	$35,248	11.74%	$36,669	12.15%	$38,090	12.55%	$39,724	13.00%

Core capital	$27,067	9.32%	$34,568	11.60%	$35,989	12.02%	$37,411	12.44%	$39,045	12.91%
Core requirement (4)	11,619	4.00	11,919	4.00	11,976	4.00	12,032	4.00	12,098	4.00

Excess	$15,448	5.32%	$22,649	7.60%	$24,013	8.02%	$25,379	8.44%	$26,947	8.91%

Tier 1 risk-based capital (5)	$27,067	18.97%	$34,569	23.92%	$35,990	24.84%	$37,411	25.76%	$39,045	26.82%
Risk-based requirement	5,708	4.00	5,781	4.00	5,795	4.00	5,808	4.00	5,824	4.00

Excess	$21,359	14.97%	$28,788	19.92%	$30,195	20.84%	$31,603	21.76%	$33,221	22.82%

Total risk-based capital (5)	$28,201	19.76%	$35,703	24.70%	$37,124	25.63%	$38,545	26.55%	$40,179	27.60%
Risk-based requirement	11,417	8.00	11,562	8.00	11,589	8.00	11,616	8.00	11,647	8.00

Excess	$16,784	11.76%	$24,141	16.70%	$25,535	17.63%	$26,929	18.55%	$28,532	19.60%

Reconciliation of capital infused into Home Federal:
Net proceeds			$9,065		$10,763		$12,460		$14,412
Less: Common stock acquired by employee stock ownership plan			(1,564)		(1,840)		(2,116)		(2,433)

Pro forma increase			$7,501		$8,922		$10,344		$11,978

(1)	Pro forma capital levels assume that the employee stock ownership plan purchases 8% of the shares of common stock sold in the stock offering with funds we lend. Pro forma generally accepted accounting principles (“GAAP”) and regulatory capital have been reduced by the amount required to fund this plan. See “Management” for a discussion of the employee stock ownership plan.
(2)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(3)	Tangible and core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4)	The current Office of Thrift Supervision core capital requirement for financial institutions is 3% of total adjusted assets for financial institutions that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other financial institutions.
(5)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

CAPITALIZATION

The following table presents the historical capitalization of Home Federal at September 30, 2010 and the pro forma consolidated capitalization of Poage Bankshares, after giving effect to the conversion and the offering, based upon the assumptions set forth in the “Pro Forma Data” section.

	Home Federal Savings and Loan Association Historical at September 30, 2010	Poage Bankshares, Inc. Pro Forma, Based Upon the Sale in the Offering at $10.00 per Share of
		1,955,000 Shares	2,300,000 Shares	2,645,000 Shares	3,041,750 Shares (1)
	(Dollars in thousands)
Deposits (2)	$227,812	$227,812	$227,812	$227,812	$227,812
Borrowings	32,205	32,205	32,205	32,205	32,205

Total deposits and borrowed funds	$260,017	$260,017	$260,017	$260,017	$260,017

Stockholders’ equity:
Preferred stock $0.01 par value, 1,000,000 shares authorized; none issued or outstanding	$—	$—	$—	$—	$—
Common stock $0.01 par value, 30,000,000 shares authorized; assuming shares outstanding as shown (3)	—	20	23	26	30
Additional paid-in capital (4)	—	18,111	21,502	24,893	28,793
Retained earnings (5)	27,067	27,067	27,067	27,067	27,067

Accumulated other comprehensive income	679	679	679	679	679
Less:
Common stock to be acquired by employee stock ownership plan (6)	—	(1,564)	(1,840)	(2,116)	(2,433)
Common stock to be acquired by stock-based benefit plans (7)	—	(782)	(920)	(1,058)	(1,217)

Total stockholders’ equity	$27,746	$43,531	$46,511	$49,491	$52,919

Total stockholders’ equity as a percentage of total assets (2)	9.53%	14.18%	15.01%	15.82%	16.73%

(1)	As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares or changes in market conditions following the commencement of the subscription and community offerings.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.
(3)	No effect has been given to the issuance of additional shares of Poage Bankshares common stock pursuant to one or more stock-based benefit plans. If these plans are implemented within 12 months following the completion of the stock offering, an amount up to 10% and 4% of the shares of Poage Bankshares common stock sold in the offering will be reserved for issuance upon the exercise of stock options and for issuance as restricted stock awards, respectively. See “Management of Poage Bankshares, Inc.”
(4)	The sum of the par value of the total shares outstanding and additional paid-in capital equals the net stock offering proceeds at the offering price of $10.00 per share.
(5)	The retained earnings of Home Federal will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion; Plan of Distribution—Liquidation Rights” and “Supervision and Regulation.”
(6)	Assumes that 8% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from Poage Bankshares. The loan will be repaid principally from Home Federal’s contributions to the employee stock ownership plan. Since Poage Bankshares will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no asset or liability will be reflected on Poage Bankshares’ consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.
(7)	Assumes a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering will be purchased for grant by one or more stock-based benefit plans in open market purchases. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As Poage Bankshares accrues compensation expense to reflect the vesting of shares pursuant to the stock-based benefit plans, the credit to equity will be offset by a charge to noninterest expense. Implementation of the stock stock-based benefit plans will require stockholder approval. The funds to be used by the stock-based benefit plans will be provided by Poage Bankshares.

PRO FORMA DATA

The following table summarizes historical data of Home Federal and pro forma data of Poage Bankshares at and for the year ended September 30, 2010. This information is based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering.

The net proceeds in the table are based upon the following assumptions:

•	50% of the shares of common stock will be sold in the subscription offering and 50% of the shares of common stock will be sold in the direct community offering;

•	75,000 shares of common stock will be purchased by our executive officers and directors, and their associates;

•

our employee stock ownership plan will purchase 8% of the shares of common stock sold in the stock offering with a loan from Poage Bankshares. The loan is a fully amortizing loan with a term of 20 years;

•

Keefe, Bruyette & Woods, Inc. will receive a fee equal to 1.5% of the dollar amount of the shares of common stock sold in the subscription offering, and 2.0% of the dollar amount of the shares of common stock sold in the direct community offering. Shares purchased by our employee stock benefit plans or by our officers, directors and employees, and their immediate families will not be included in calculating the shares of common stock sold for this purpose; and

•	expenses of the stock offering, other than fees and expenses to be paid to Keefe Bruyette & Woods, Inc., will be $1,022,825.

We calculated pro forma consolidated net income for the year ended September 30, 2010 as if the estimated net proceeds we received had been invested at an assumed interest rate of 1.27%, or 0.84% net of tax. This represents the five-year United States Treasury Note as of September 30, 2010 which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by applicable regulations.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. For pro forma earnings per share calculations we adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan and the restricted stock plan. We computed pro forma stockholders’ equity per share amounts for the year as if the shares of common stock were outstanding at the beginning of the year, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds. For pro forma earnings per share calculations, we utilized the average number of shares outstanding over the one year period.

The pro forma table gives effect to the implementation of stock-based benefit plans. Subject to the receipt of stockholder approval, we have assumed that the stock-based benefit plans will acquire for restricted stock awards a number of shares of common stock equal to 4% of our outstanding shares of common stock at the same price for which they were sold in the stock offering. We assume that shares of common stock are granted under the plans in awards that vest over a five-year period.

We have also assumed that the stock-based benefit plans will grant options to acquire shares of common stock equal to 10% of our outstanding shares of common stock. In preparing the table below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of 7.5 years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $2.76 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 17.86% for the shares of common stock, a dividend yield of 0%, and a risk-free interest rate of 2.53%.

We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the stock offering. In addition, we may grant options and award shares that vest sooner than over a five-year period if the stock-based benefit plans are adopted more than one year following the stock offering.

As discussed under “How We Intend to Use the Proceeds from the Stock Offering,” we intend to contribute at least 50% of the net proceeds from the stock offering to Home Federal, and we will retain the remainder of the net proceeds from the stock offering. We will use a portion of the proceeds we retain for the purpose of making a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the stock offering;

•	our results of operations after the stock offering; or

•	changes in the market price of the shares of common stock after the stock offering.

The following pro forma information may not represent the financial effects of the stock offering at the date on which the stock offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with generally accepted accounting principles. Pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders’

equity does not give effect to the impact of intangible assets, the liquidation account we will establish in the conversion or tax bad debt reserves in the unlikely event we are liquidated.

	At or For the Year Ended September 30, 2010 Based Upon the Sale at $10.00 Per Share of
	1,955,000 Shares	2,300,000 Shares	2,645,000 Shares	3,041,750 Shares (1)
	(Dollars in thousands, except per share amounts)
Gross Proceeds of Offering	$19,550	$23,000	$26,450	$30,418
Less: expenses	(1,419)	(1,475)	(1,531)	(1,594)

Estimated net proceeds	18,131	21,525	24,919	28,824
Less: Common stock purchased by ESOP (2)	(1,564)	(1,840)	(2,116)	(2,433)
Less: Common stock awarded under stock-based benefit plans (3)	(782)	(920)	(1,058)	(1,217)

Estimated net cash proceeds	$15,785	$18,765	$21,745	$25,173

For the Year Ended September 30, 2010
Consolidated net income:
Historical	$2,187	$2,187	$2,187	$2,187
Pro forma income on net proceeds	132	157	182	211
Pro forma ESOP adjustment (2)	(52)	(61)	(70)	(80)
Pro forma stock award adjustment (3)	(103)	(121)	(140)	(161)
Pro forma stock option adjustment (4)	(99)	(116)	(134)	(154)

Pro forma net income	$2,065	$2,046	$2,025	$2,003

Per share net income
Historical	$1.26	$1.07	$0.93	$0.81
Pro forma income on net proceeds	0.08	0.08	0.08	0.08
Pro forma ESOP adjustment (2)	(0.03)	(0.03)	(0.03)	(0.03)
Pro forma stock award adjustment (3)	(0.06)	(0.06)	(0.06)	(0.06)
Pro forma stock option adjustment (4)	(0.06)	(0.06)	(0.06)	(0.06)

Pro forma net income per share (5)	$1.19	$1.00	$0.86	$0.74

Offering price as a multiple of pro forma net earnings per share	8.40x	10.00x	11.63x	13.51x
Number of shares outstanding for pro forma net income per share calculations (5)	1,732,130	2,037,800	2,343,470	2,694,991

At September 30, 2010
Stockholders’ equity:
Historical	$27,746	$27,746	$27,746	$27,746
Estimated net proceeds	18,131	21,525	24,919	28,824
Less: Common stock acquired by ESOP (2)	(1,564)	(1,840)	(2,116)	(2,433)
Less: Common stock awarded under stock-based benefit plans (3) (4)	(782)	(920)	(1,058)	(1,217)

Pro forma stockholders’ equity	$43,531	$46,511	$49,491	$52,919

Stockholders’ equity per share:
Historical	$14.19	$12.06	$10.49	$9.12
Estimated net proceeds	9.27	9.36	9.42	9.48
Less: Common stock acquired by ESOP (2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock awarded under stock-based benefit plans (3) (4)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share (6)	$22.26	$20.22	$18.71	$17.40

Offering price as percentage of pro forma stockholders’ equity per share	44.92%	49.46%	53.45%	57.47%
Number of shares outstanding for pro forma book value per share calculations	1,955,000	2,300,000	2,645,000	3,041,750

(footnotes begin on following page)

(Footnotes from previous page)

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Assumes that 8% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Poage Bankshares. Home Federal intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Home Federal’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification 718-40, “Employers’ Accounting for Employer Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Home Federal, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 34%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 7,820, 9,200, 10,580 and 12,167 shares were committed to be released during the fiscal year at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations. The committed to be released shares were assumed to be earned evenly throughout the year.
(3)	If approved by Poage Bankshares’ stockholders, one or more stock-based benefit plans plan may purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Poage Bankshares or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by Poage Bankshares. The table assumes that (i) the stock-based benefit plans acquire the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock-based benefit plans is amortized as an expense during the fiscal year and (iii) the stock-based benefit plans expense reflects an effective combined federal and state tax rate of 34%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock (equal to 4% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.8%.
(4)	If approved by Poage Bankshares’ stockholders, one or more stock-based benefit plans may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock options to be granted under stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $2.76 for each option, 25% of the stock options were non-qualified options granted to directors, resulting in a tax benefit (at an assumed tax rate of 34.0%) for a deduction equal to the grant date fair value of the options; and, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. The actual expense of the stock options to be granted under the stock-based benefit plans will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock used to fund stock options (equal to 10% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 9.1%.
(5)	Income per share computations are determined by taking the number of shares assumed to be sold in the offering and, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares that have not been committed for release during the period and subtracting non-vested stock awards granted under one or more stock-based benefit plans. Shares outstanding reflect the weighted average number of shares outstanding over the period. See notes 2 and 3, above.
(6)	The retained earnings of Home Federal will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion; Plan of Distribution—Liquidation Rights” and “Supervision and Regulation.” The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF HOME FEDERAL SAVINGS AND LOAN

ASSOCIATION

This section is intended to help potential investors understand the financial performance of Home Federal through a discussion of the factors affecting our financial condition at September 30, 2010 and 2009 and our results of operations for the years ended September 30, 2010 and 2009. This section should be read in conjunction with the financial statements and notes to the financial statements that appear elsewhere in this prospectus. Poage Bankshares had not engaged in any activities at September 30, 2010; therefore, the information reflected in this section reflects the financial performance of Home Federal.

Overview

We have historically operated as a traditional thrift institution headquartered in Ashland, Kentucky. Our principal business consists of attracting retail deposits from the general public in our market area and investing those deposits, together with funds generated from operations, and to a lesser extent, borrowings, in one- to four-family residential mortgage loans and, to a lesser extent, commercial and multi-family real estate loans, consumer loans, consisting primarily of automobile loans, home equity loans and lines of credit, and construction loans. We also purchase investment securities consisting primarily of securities issued by United States Government agencies and government sponsored entities, including obligations of state and political subdivisions and mortgage-backed securities. At September 30, 2010, we had total assets of $291.1 million, total deposits of $227.8 million and total equity of $27.7 million.

Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets and the interest we pay on our interest-bearing liabilities. Our results of operations also are affected by our provisions for loan losses, non-interest income and non-interest expense. Non-interest income currently consists primarily of service charges on deposit accounts, net gain on sales of securities and loans, income from bank-owned life insurance and miscellaneous other income. Non-interest expense currently consists primarily of expenses related to compensation and employee benefits, occupancy and equipment, data processing, federal deposit insurance, foreclosed assets, advertising, professional and accounting fees, and other operating expenses.

Other than our loans for the construction of one- to four-family properties, we do not offer “interest only” mortgage loans (where the borrower pays only interest for an initial period, after which the loan converts to a fully amortizing loan) on one- to four-family residential properties. We also do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on his or her loan, resulting in an increased principal balance during the life of the loan. We do not offer “subprime loans” (i.e., loans that generally target borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios) or Alt-A loans (i.e., loans that generally target borrowers with better credit scores who borrow with alternative documentation, such as little or no verification of income).

Business Strategy

Highlights of our current business strategy include the following:

•

Continuing to emphasize one- to four-family residential mortgage loans while increasing our holdings of such loans with adjustable rates. We have been and will continue to be primarily a one- to four-family residential mortgage lender to borrowers in our market area. As of September 30, 2010, $154.1 million, or 52.9%, of our total assets consisted of one- to four-family residential mortgage loans, compared to $145.1 million, or 52.0%, of total assets at September 30, 2009.

We historically have held primarily fixed-rate loans in our one- to four-family residential mortgage loan portfolio. However, in order to better manage the interest rate sensitivity of our loan portfolio, in 2009 we began to increase our emphasis on adjustable-rate mortgage loan originations. In addition, in fiscal year 2010, we began selling substantially all of our new fixed-rate one- to four-family residential mortgage loans through the Federal Home Loan Bank of Cincinnati Mortgage Purchase Program.

•

Increasing our origination of commercial real estate loans, home equity loans and lines of credit, and other consumer loans. While we will continue to emphasize one- to four-family residential mortgage loans, we also intend to continue to increase our origination of nonresidential real estate loans, home equity loans and lines of credit, other consumer loans and commercial business loans in order to increase the yield of, and reduce the term to repricing of, our total loan portfolio. Between September 30, 2009 and September 30, 2010, commercial real estate loans increased $4.5 million, or 47.6%, home equity loans and lines of credit increased $1.7 million, or 52.6%, and other consumer loans increased $2.8 million, or 46.9%. We expect each of these loan categories to continue to grow over the next three years. Although commercial business loans decreased $1.9 million, or 49.6%, during fiscal year 2010, we expect to increase these loans moderately in the future. The additional capital raised in the stock offering will increase our commercial real estate lending capacity by enabling us to originate more loans and loans with larger balances. See “Business of Home Federal Savings and Loan Association—Lending Activities—Commercial Real Estate Lending.”

•

Managing interest rate risk while enhancing to the extent practicable our net interest margin. During the last several years, we have taken steps that are intended to enhance our interest rate margin (in relation to what it would have been had we remained exclusively a residential lender) as well as our ability to manage our interest rate risk in the future. In particular, we have attempted to increase our holdings of nonresidential loans including commercial real estate loans and consumer loans, which generally have shorter terms to maturity and higher yields than fixed-rate one- to four-family mortgage loans. In addition, we have increased our origination of adjustable-rate one- to four-family residential loans and have developed a secondary market capability with the Federal Home Loan Bank of Cincinnati so that we can sell our new fixed-rate one- to four-family mortgage loans that do not fit within our asset/liability management parameters.

•

Increasing our “core” deposit base. We are seeking to build our core deposit base. We believe such core deposits not only have favorable cost and interest rate change resistance, but also allow us greater opportunity to connect with our customers and offer them other financial services and products. As part of this plan, we added a new branch office in Greenup in 2009 and installed ATMs at all of our retail offices. While we do not expect to offer any new deposit products in the short term, we will continue to provide our high quality service and products, including our reward checking program, as well as competitive pricing to attract deposits.

•

Expanding our banking relationships to a larger base of customers. We were established in 1889 and have been operating continuously since that time. As of June 30, 2010 (the latest date for which deposit market share information is available from the FDIC), our market share of deposits represented 15.4% of FDIC-insured deposits in Boyd, Greenup and Lawrence Counties in Kentucky, combined. We will seek to expand our customer base and offer our products and services to the new base of customers by using our recognized brand name and the goodwill developed over years of providing timely, efficient banking services.

•

Maintaining strong asset quality. We have emphasized maintaining strong asset quality by following conservative underwriting guidelines, sound loan administration, and focusing on loans secured by real estate located within our market area only. Our non-performing assets totaled $2.4 million or 0.84% of total assets at September 30, 2010. Our ratio of total nonperforming loans to total loans was 1.21% at September 30, 2010.

Anticipated Increase in Non-Interest Expense Due to Stock Benefit Plans

Following the completion of the conversion and stock offering, we anticipate that our non-interest expense will increase as a result of increased compensation expenses associated with the implementation of our employee stock ownership plan and the implementation of a stock-based incentive plan, if that incentive plan is approved by our stockholders.

Assuming that the maximum number of shares is sold in the offering:

•

the employee stock ownership plan will acquire 211,600 shares of common stock with a $2.1 million fully amortizing loan with a term of 20 years, resulting in an annual pre-tax expense of approximately $106,000 (assuming that the common stock maintains a value of $10.00 per share);

•	the stock-based incentive plan would permit us to grant options to purchase shares equal to 10.0% of the total outstanding shares, or 264,500 shares, to eligible participants, which would result in compensation expense over the vesting period of the options. Assuming a five-year vesting period, a Black-Scholes option pricing analysis of $2.76 per option, as described in “Pro Forma Data”, the pre-tax expense associated with the stock options would be approximately $146,000; and

•

the stock-based incentive plan would award a number of restricted shares of common stock equal to 4.0% of the outstanding shares, or 105,800 shares, to eligible participants, which would be expensed as the awards vest. Assuming that all shares are awarded under the stock-based incentive plan at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with restricted shares awarded under the stock-based incentive plan would be approximately $211,600.

These estimates are subject to change. The actual expense that will be recorded for the employee stock ownership plan will be determined by the fair market value of the shares of common stock as they are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, increases in the stock price above $10.00 per share will increase the total employee stock ownership plan expense, and any accelerated repayment of the loan will increase the annual employee stock ownership plan expense. Further, the actual expense of the stock awards issued under the stock-based incentive plan will be determined by the fair market value of the stock on the grant date, which might be greater than $10.00 per share. The actual expense of the stock options issued under the stock-based incentive plan will be determined by the grant-date fair value of the options which will depend on a number of factors, including the valuation assumptions used in the Black-Scholes option pricing model.

Critical Accounting Policy

We consider accounting policies that require management to exercise significant judgment or discretion or make significant assumptions that have, or could have, a material impact on income or on the carrying value of certain assets, to be critical accounting policies. We consider the following to be our critical accounting policy:

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

A loan is impaired when full payment under the terms of the loan is not expected. Commercial and non-residential real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Comparison of Financial Condition at September 30, 2010 and September 30, 2009

Total assets increased $12.1 million, or 4.3%, to $291.1 million at September 30, 2010, from $279.0 million at September 30, 2009. The increase in total assets reflected increases of $15.5 million in net loans receivable and $24.5 million in cash and cash equivalents, partially offset by a decrease of $32.5 million in investment securities.

Net loans totaled $182.4 million at September 30, 2010, compared to $166.9 million at September 30, 2009, an increase of $15.5 million, or 9.3%. The increase was primarily due to an increase in one- to four-family loans of $9.0 million, or 6.2%, to $154.1 million at September 30, 2010, from $145.1 million at September 30, 2009. The increase in one- to four-family loans reflected favorable market conditions for the origination of adjustable-rate residential mortgage loans as well as an increased emphasis on originating such loans. In addition, home equity loans and lines of credit increased $1.7 million, or 52.6%, other consumer loans increased $2.8 million, or 46.9%, and other real estate loans increased $4.5 million, or 47.6%, while commercial business loans decreased $1.9 million, or 49.6%.

Total investment securities decreased $32.5 million, or 41.8%, to $45.2 million at September 30, 2010, from $77.7 million at September 30, 2009. The decrease was primarily due to the sale of mortgage-backed securities during the quarter ended June 30, 2010 for aggregate proceeds of $48.8 million and a gain of $2.3 million. The sale of mortgage-backed securities was part of our strategy to minimize interest rate risk and fund increased loan demand. Partially offsetting the sale of mortgage-backed securities was a $10.0 million, or 52.0%, increase in obligations of states and political subdivisions to $29.2 million at September 30, 2010, from $19.2 million at September 30, 2009. The higher allocation of municipal securities reflected our efforts to generate higher after-tax yields from our investment portfolio.

Cash and cash equivalents increased $24.5 million, or 131.0%, to $43.2 million at September 30, 2010, from $18.7 million at September 30, 2009. We have maintained increased balances of cash and cash equivalents while we evaluate opportunities to deploy funds into higher-yielding investments such as loans and securities with acceptable risk and return characteristics.

Federal Home Loan Bank of Cincinnati stock, at cost, increased $49,000 to $1.9 million at September 30, 2010. This increase was attributable to complying with FHLB requirements.

Other real estate owned increased $71,000, or 48.0%, to $219,000 at September 30, 2010.

We invest in bank-owned life insurance to provide a funding source for benefit plan obligations. Bank-owned life insurance also generally provides non-taxable non-interest income. Federal regulations generally limit the investment in bank-owned life insurance to 25% of the sum of a savings bank’s tier 1 capital and its allowance for loan losses. At September 30, 2010, this limit was $28.2 million, and our investment in bank-owned life insurance at that date totaled $6.2 million, an increase of $234,000 from September 30, 2009.

Other assets increased $2.2 million, to $2.4 million at September 30, 2010, from $149,000 at September 30, 2009. The increase in other assets was attributable to prepaid FDIC insurance, increases in prepaid income taxes and deferred income taxes.

Deposits increased $18.1 million, or 8.6%, to $227.8 million at September 30, 2010, from $209.7 million at September 30, 2009. The increase in deposits during fiscal year 2010 was primarily due to an increase of certificates of deposit. In addition, NOW and demand deposit accounts, and savings and other deposits accounts increased $5.3 million and $2.4 million, respectively, to September 30, 2010 from September 30, 2009.

Borrowings, consisting of Federal Home Loan Bank of Cincinnati advances, decreased $7.2 million, or 18.2%, to $32.2 million at September 30, 2010, from $39.4 million at September 30, 2009. The decrease in borrowings was primarily the result of early payoffs and regular amortization.

Total equity increased $0.9 million, or 3.2%, to $27.7 million at September 30, 2010, from $26.9 million at September 30, 2009. The increase was primarily attributable to net income of $2.2 million for fiscal year 2010, partially offset by a $1.4 million decrease in accumulated other comprehensive income due to changes in unrealized gains on available-for-sale securities resulting from the sale of mortgage-backed securities.

Comparison of Operating Results for the Years Ended September 30, 2010 and September 30, 2009

General. Net income for the year ended September 30, 2010 was $2.2 million, compared to net income of $1.5 million for the year ended September 30, 2009, an increase of $0.7 million, or 46.7%. The increase in net income was primarily due to the $2.3 million gain on sale of mortgage-backed securities during the quarter ended June 30, 2010, partially offset by $         in non-recurring costs related to our change in data processors during fiscal year 2010.

Interest Income. Total interest income increased $387,000, or 2.9%, to $13.7 million for the year ended September 30, 2010 from $13.3 million for the year ended September 30, 2009. This increase was primarily due to a $1.7 million increase in interest and fees on loans, partially offset by a decrease of $1.3 million in interest income from investment securities. The average balance of loans during fiscal year 2010 increased $34.1 million to $175.6 million, while the average yield on loans decreased by 29 basis points to 6.26% for fiscal year 2010 from 6.55% for fiscal year 2009. The decrease in yield reflected the generally lower interest rate environment. The decrease in income from investment securities reflected a $23.9 million decrease in the average balance of investment securities due to the sale of $48.8 million of mortgage-backed securities in the third quarter of fiscal year 2010, while the average yield on investment securities decreased by 37 basis points for fiscal year 2010 from 4.67% for fiscal year 2009.

Interest Expense. Total interest expense decreased $1.0 million, or 15.6%, to $5.6 million for the year ended September 30, 2010 from $6.6 million for the year ended September 30, 2009. Interest expense on deposit accounts decreased $1.2 million, or 21.1%, to $4.5 million for the year ended September 30, 2010 from $5.7 million for the year ended September 30, 2009. The decrease was primarily due to a decrease in average cost of deposits to 2.1% in fiscal year 2010 from 2.9% for fiscal year 2009, reflecting the declining interest rate environment. The decrease in average cost was partially offset by a $20.8 million, or 10.7%, increase in the average balance of deposits to $215.0 million for fiscal year 2010 from $194.3 million for fiscal year 2009.

Interest expense on Federal Home Loan Bank of Cincinnati advances increased $150,000 to $1.1 million for the year ended September 30, 2010 from $908,000 for the year ended September 30, 2009. The average balance of advances increased $5.8 million to $36.4 million for fiscal year 2010 from $30.6 million for fiscal year 2009, while the average cost of advances decreased by 6 basis points to 2.91% for fiscal year 2010 from 2.97% for fiscal year 2009. The decrease in the cost of these funds reflected the generally lower interest rate environment. The increase in the average balance of advances was due to increased borrowings.

Net Interest Income. Net interest income increased $1.4 million, or 21.1%, to $8.2 million for the year ended September 30, 2010 from $6.7 million for the year ended September 30, 2009. The increase reflected an increase in our interest rate spread to 3.01% in fiscal year 2010 from 2.71% in fiscal year 2009, and an increase in our net interest margin to 3.11% in fiscal year 2010 from 2.85% in fiscal year 2009.

Provision for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when we believe the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

We evaluate the allowance for loan losses on a regular basis and the provision is based upon our periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. The factors we considered in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. We determine the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial loans by either the present value of expected future cash flows discounted at the loans effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Groups of loans with similar loan characteristics, including individually evaluated loans not determined to be impaired, are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans. Accordingly, we do not separately identify individual consumer and residential loans for impairment measurements.

Based upon our evaluation of these factors, a provision of $650,000 was recorded for the year ended September 30, 2010, an increase of $338,000, or 108.3%, from the provision of $312,000 for the year ended September 30, 2009. The provision for loan losses reflected net charge-offs of $71,000 for the year ended September 30, 2010, compared to net charge-offs of $11,000 for fiscal year 2009. The allowance for loan losses was $1.1 million, or 0.62% of total loans, at September 30, 2010, compared to $555,000, or 0.33% of total loans, at September 30, 2009. Total nonperforming loans were $2.2 million at September 30, 2010, compared with $790,000 at September 30, 2009. Although we used the same methodology in assessing the provision for both periods, the increase in the provision and resulting allowance reflected increases in our general valuation allowance due to increases in our nonperforming loans, net charge-offs, and consideration of current economic factors. At September 30, 2010 and 2009, we had no impaired loans.

To the best of our knowledge, we recorded all losses that are both probable and reasonably estimable for the years ended September 30, 2010 and 2009.

Noninterest Income. Noninterest income increased $2.0 million to $3.1 million for the year ended September 30, 2010 from $1.1 million for the year ended September 30, 2009. The increase in fiscal year 2010 was primarily related to the $2.3 million gain on sale of mortgage-backed securities in the quarter ended June 30, 2010. The sale of mortgage-backed securities generated liquidity to fund increased loan demand and also reflected our efforts to limit interest rate risk.

Noninterest Expense. Noninterest expense increased $2.0 million, or 34.3%, to $7.8 million for the year ended September 30, 2010 from $5.8 million for the year ended September 30, 2009. The increase primarily reflected increases of $485,000 in salaries and employee benefits expense due to increased personnel and an employee severance payment, $167,000 in occupancy and equipment expense, $39,000 in loss and expense on foreclosed real estate, $1.1 million in data processing expense, including $         in non-recurring costs associated with changing data processors, $35,000 in advertising expense, and $148,000 in expense associated with our contribution to Home Federal’s multi-employer pension plan. We anticipate that our contribution to this multi-employer pension plan in fiscal year 2011 will be $703,000. These increases in noninterest expense were partially offset by a decrease of $66,000 in Federal Deposit Insurance Corporation premiums.

Provision for Income Taxes. Income tax expense was $651,000 for the year ended September 30, 2010 compared to $265,000 for fiscal year 2009. The effective tax rate as a percent of pre-tax income was 22.9% and 15.4% for the years ended September 30, 2010 and 2009, respectively.

Analysis of Net Interest Income

Net interest income represents the difference between the income we earn on interest-earning assets and the interest expense we pay on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

The following tables set forth average balance sheets, average yields and costs, and certain other information at the dates and for the periods indicated. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the tables as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income.

	For the Year Ended September 30,
	At September 30, 2010		2010			2009			2008
	Balance	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Assets:
Interest-earning assets:
Loans	$184,059	5.97%	$175,563	$10,985	6.26%	$141,430	$9,260	6.55%	$109,137	$6,337	5.81%
Investment securities	45,234	5.84	61,437	2,643	4.30	85,338	3,985	4.67	102,459	5,024	4.90
FHLB stock	1,883	4.41	1,858	83	4.47	1,834	87	4.74	1,810	103	5.69
Other interest-earning assets	39,275	0.05	23,825	18	0.08	7,505	10	0.13	961	151	15.71

Total interest-earning assets	270,451	5.08	262,683	13,729	5.23	236,107	13,342	5.65	2214,367	11,615	5.42
Noninterest-earning assets	20,696		18,606			16,601			11,363

Total assets	291,147		281,289			252,708			225,730

Liabilities and equity:
Interest bearing liabilities:
Interest bearing deposits:
NOW, savings, money market and other	64,483	0.88	57,315	566	0.99	46,000	822	1.79	44,212	770	1.74
Certificates of deposit	162,584	2.43	157,351	3,947	2.51	148,293	4,873	3.29	136,640	6,379	4.67

Total interest-bearing deposits	227,067	1.99	214,666	4,513	2.10	194,293	5,695	2.93	180,852	7,149	3.95
FHLB advances	32,205	3.29	36,367	1,058	2.91	30,593	908	2.97	18,516	218	1.18

Total interest bearing liabilities	259,272	2.15	251,033	5,571	2.22	224,886	6,603	2.94	199,368	7,367	3.70
Non-interest bearing liabilities:
Non-interest bearing deposits	745		407			27			43
Accrued interest payable	505		636			860			1,248
Other liabilities	2,879		2,342			1,937			1,667

Total non-interest bearing liabilities	4,129		254,418			227,710			202,326
Retained earnings	27,067		25,331			24,713			23,097
Accumulated other comprehensive income	679		1,540			285			307

Total equity	27,746		26,871			24,998			23,404

Total liabilities and equity	291,147		281,289			252,708			225,730
Net interest income				8,158			6,739			4,248
Interest rate spread		2.93%			3.01%			2.71%			1.72%
Net interest margin		3.02%			3.11%			2.85%			1.98%
Average interest-earning assets to average interest-bearing liabilities				104.64%			104.99%			107.52%

Rate/Volume Analysis

The following tables present, for the periods indicated, the dollar amount of changes in interest income and interest expense for the major categories of Home Federal’s interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to changes in volume (i.e., changes in average balances multiplied by the prior-period average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances). For purposes of these tables, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

2010 Compared to 2009	Volume	Rate	Net
	(In thousands)
Interest income:
Loans receivable	$2,151	$(426)	$1,725
Investment securities	(1,047)	(295)	(1,342)
Other interest-earning assets	15	(11)	4

Total	1,119	(732)	387

Interest expense:
NOW, Savings, Money Market, and other	170	(426)	(256)
Certificates	283	(1,209)	(926)
FHLB advances	168	(18)	150

Total	621	(1,653)	(1,032)

Increase (decrease) in net interest income	$498	$921	$1,419

2009 Compared to 2008	Volume	Rate	Net
	(In thousands)
Interest income:
Loans receivable	$2,042	$881	$2,923
Investment securities	(808)	(231)	(1,039)
Other interest-earning assets	139	(296)	(157)

Total	1,373	354	1,727

Interest expense:
NOW, Savings, Money Market, and Other	32	18	50
Certificates	508	(2,012)	(1,504)
FHLB advances	207	483	690

Total	747	(1,511)	(764)

Increase (decrease) in net interest income	$626	$1,865	$2,491

Management of Market Risk

Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our net interest income to changes in market interest rates.

Our Board of Directors is responsible for the review and oversight of our asset/liability strategies. The Asset/Liability Committee of the Board of Directors meets quarterly and is charged with developing an asset/liability management plan. Our Board of Directors has also established an Asset/Liability Management Committee consisting of senior management. This committee is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors.

Among the techniques we are currently using to manage interest rate risk are: (i) increasing our portfolio of adjustable-rate one- to four-family residential loans; (ii) increasing our origination of commercial and multifamily residential real estate, commercial business and consumer loans as they generally reprice more quickly than residential mortgage loans; (iii) maintaining a strong capital position, which provides for a favorable level of interest-earning assets relative to interest-bearing liabilities; and (iv) emphasizing less interest rate sensitive and lower-costing “core deposits.” We also maintain a portfolio of short-term or adjustable-rate assets and from time to time have used fixed-rate Federal Home Loan Bank advances and brokered deposits to extend the term to repricing of our liabilities.

Depending on market conditions, from time to time we place more emphasis on enhancing net interest margin rather than matching the interest rate sensitivity of our assets and liabilities. In particular, we believe that the increased net interest income resulting from a mismatch in the maturity of our assets and liabilities portfolios can, during periods of stable or declining interest rates, provide high enough returns to justify increased exposure to sudden and unexpected increases in interest rates. As a result of this philosophy, our results of operations and the economic value of our equity will remain vulnerable to increases in interest rates and to declines due to differences between long- and short-term interest rates.

An important measure of interest rate risk is the amount by which the net present value of an institution’s cash flow from assets, liabilities and off balance sheet items changes in the event of a range of assumed changes in market interest rates. We have utilized the Office of Thrift Supervision net portfolio value model (“NPV”) to provide an analysis of estimated changes in our NPV under the assumed instantaneous changes in the United States treasury yield curve. The financial model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of the NPV.

Set forth below is an analysis of the changes to the economic value of our equity that would occur to our NPV as of September 30, 2010 in the event of designated changes in the United States treasury yield curve. At September 30, 2010, the economic value of our equity exposure related to these hypothetical changes in market interest rates was within the current guidelines we have established.

	Net Portfolio Value (Dollars in thousands)			NPV as % of PV of Assets
Change in Rates	$ Amount	$ Change	% Change	NPV Ratio	Change
+300 bp	31,731	(5,314)	(14)	10.89	-123 bp
+200 bp	35,193	(1,851)	(5)	11.83	-30 bp
+100 bp	37,002	(43)	—	12.24	+11 bp
+50 bp	37,182	137	—	12.23	+10 bp
0 bp	37,045	—	—	12.12	—
-50 bp	36,804	(240)	(1)	12.00	-13 bp
-100 bp	36,756	(289)	(1)	11.95	-17 bp

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in net portfolio value requires making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value table presented assumes that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net portfolio value table provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Our policies do not permit hedging activities, such as engaging in futures, options or swap transactions, or investing in high-risk mortgage derivatives, such as collateralized mortgage obligation residual interests, real estate mortgage investment conduit residual interests or stripped mortgage backed securities.

Liquidity and Capital Resources

Our primary sources of funds are deposits and the proceeds from principal and interest payments on loans and investment securities. We also utilize Federal Home Loan Bank advances. While maturities and scheduled amortization of loans and securities are predicable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. We generally manage the pricing of our deposits to be competitive within our market and to increase core deposit relationships.

Our cash flows are comprised of three primary classifications: (i) cash flows used by operating activities, (ii) investing activities, and (iii) financing activities. Net cash flows used in operating activities were $2.1 million for the year ended September 30, 2010 and net cash flows provided by operating activities were $2.7 million for the year ended September 30, 2009. Net cash flows from investing activities consisted primarily of disbursements for loan originations and the purchase of securities, offset by principal collections on loans, and proceeds from maturities and sales of securities. Net cash flows from investing activities were $15.6 million for the year ended September 30, 2010 and net cash used by investing activities was $29.0 million for the year ended September 30, 2009. Net cash flows from financing activities for fiscal year 2010 consisted of activity in deposits and FHLB borrowings and equaled $11.0 million, while net cash flows from financing activities in fiscal year 2009 consisted of activity in deposits and FHLB borrowings and equaled $42.8 million. The change in net cash flows provided by financing activities over the periods was primarily due to increased deposits and repayments of FHLB borrowings.

Our most liquid assets are cash and short-term investments. The levels of these assets are dependent on our operating, financing, lending, and investing activities during any given period. At September 30, 2010 and September 30, 2009, cash and short-term investments totaled $42.2 million and $18.7 million, respectively. We may also utilize the sale of securities available for sale, Federal Home Loan Bank of Cincinnati advances and other borrowings as sources of funds.

At September 30, 2010 and September 30, 2009, we had outstanding commitments to originate loans of $2.4 million and $2.2 million, respectively, unfunded commitments under lines of credit of $4.4 million and $4.8 million, respectively, and standby letters of credit of $40,000 and $20,000, respectively. We anticipate that we will have sufficient funds available to meet our current loan commitments. Loan commitments have, in recent periods, been funded through liquidity and normal deposit flows.

Certificates of deposit scheduled to mature in one year or less from September 30, 2010 totaled $95.0 million. Management believes, based on past experience, that a significant portion of such deposits will remain with us. Based on the foregoing, in addition to our level of core deposits and capital, we consider our liquidity and capital resources sufficient to meet our outstanding short-term and long-term needs.

Liquidity management is both a daily and long-term responsibility of management. We adjust our investments in liquid assets based upon management’s assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-earning deposits and investment securities, and (iv) the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest-earning overnight deposits, federal funds sold, and short and intermediate-term investment securities. If we require funds beyond our ability to generate them internally, we have additional borrowing capacity with the Federal Home Loan Bank of Cincinnati. At September 30, 2010, we had $32.2 million in advances from the Federal Home Loan Bank of Cincinnati and an additional borrowing capacity of $87.9 million. It is anticipated that immediately upon completion of the conversion and offering, the liquid assets of Poage Bankshares and Home Federal will be increased. See “How We Intend to Use the Proceeds from the Offering.”

We are subject to various regulatory capital requirements. At September 30, 2010, we were in compliance with all applicable capital requirements. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements”, “Pro Forma Data” and Note 12 of the Notes to our Financial Statements.

Off-Balance Sheet Arrangements. In the normal course of operations, we engage in a variety of financial transactions that, in accordance with U.S. generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit. For information about our loan commitments and unused lines of credit, see Note 13 of the Notes to our Financial Statements.

For the fiscal years ended 2010 and 2009, we did not engage in any off-balance-sheet transactions other than loan origination commitments in the normal course of our lending activities.

Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, and newly issued, but not yet effective accounting standards, see Note 1 of the notes to our Financial Statements.

BUSINESS OF POAGE BANKSHARES, INC.

Poage Bankshares was incorporated in the State of Maryland in January 2011. The name “Poage” is derived from Poage Landing, which was renamed Ashland in 1854. Poage Landing was settled by the Scots-Irish Poage family after they migrated from the Shenandoah Valley in 1786.

Poage Bankshares has not engaged in any business to date. Upon completion of the conversion, we will own all of the issued and outstanding stock of Home Federal. We will retain up to 50% of the net proceeds from the offering and initially invest the remaining net proceeds in Home Federal as additional capital of Home Federal. Poage Bankshares will use a portion of the net proceeds to make a loan to the employee stock ownership plan. At a later date, we may use the net proceeds to pay dividends to stockholders and may repurchase shares of common stock, subject to regulatory limitations. We will invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

In the future, Poage Bankshares, as the holding company of Home Federal, will be authorized to pursue other business activities permitted by applicable laws and regulations. See “Supervision and Regulation—Holding Company Regulation” for a discussion of the activities that are permitted for savings and loan holding companies. We may also borrow funds for reinvestment in Home Federal.

Following the offering, our cash flow will depend on earnings from the investment of the net proceeds from the offering that we retain, and any dividends we receive from Home Federal. Initially, Poage Bankshares will neither own nor lease any property, but will instead pay a fee to Home Federal for the use of its premises, equipment and furniture. At the present time, we intend to employ only persons who are officers of Home Federal to serve as officers of Poage Bankshares. We will, however, use the support staff of Home Federal from time to time. We will pay a fee to Home Federal for the time devoted to Poage Bankshares by employees of Home Federal. However, these persons will not be separately compensated by Poage Bankshares. Poage Bankshares may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

General

Home Federal is a mutual savings and loan association chartered and regulated by the Office of Thrift Supervision. Home Federal was established in Ashville, Kentucky in 1889 as Home and Saving Fund Association.

Our principal business consists of attracting retail deposits from the general public in our market and investing those deposits, together with funds generated from operations and, to a lesser extent, borrowings, primarily in first lien one- to four-family residential mortgage loans and, to a lesser extent, commercial and multi-family real estate loans, consumer loans, consisting primarily of automobile loans, home equity loans and lines of credit, and construction loans. We also purchase investment securities consisting primarily of securities issued by United States

Government agencies and government sponsored entities, including obligations of state and political subdivisions and mortgage-backed securities.

Since 2007, we have enhanced our ability to provide additional services by hiring a new senior lender as well as a co-president appointment in commercial lending, implementing a mortgage banking operation, adopting a more commercial bank-like data processing platform, implementing remote commercial deposit capture and introducing an electronic banking product.

Our revenues are derived principally from the interest on loans and securities, loan origination fees, deposit fees and, going forward, sales of fixed-rate residential mortgages to the Federal Home Loan Bank of Cincinnati, loan servicing fees and fees levied on deposit accounts. Our primary sources of funds are principal and interest payments on loans and securities, deposits and advances from the Federal Home Loan Bank of Cincinnati.

Our website address is www.hfsl.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Market Area and Competition

Our lending markets are in Boyd, Greenup and Lawrence Counties in Kentucky, and Lawrence and Scioto Counties in Ohio. Our retail deposit market includes the areas surrounding our six offices in northeastern Kentucky, including our main office in Ashland and our branch offices in Flatwoods, Greenup, Louisa, South Shore and Summit. We also operate an automated teller machine at each of our offices.

Our market area includes both rural and urban committees. The total population base in the three counties where we operate offices was 103,000 in 2010, with Boyd County comprising approximately 50% of the population base. This represents a slight increase in total population base in these three counties from approximately 102,000 in 2000. The economic base in our lending market was in the past primarily industrial and reliant upon a small number of large employers, particularly in the steel and petroleum industries. A decline in these segments of the local economy has resulted in slow economic growth and population loss over the last several decades. However, during recent years, a diversification of our employment base into services including healthcare has offset to some extent the adverse impact of the decline of our industrial base.

Per capita incomes in the counties comprising our lending market all lag the applicable Kentucky or Ohio State averages, with the exception of Boyd County where our headquarters is located. As of August 2010, the unemployment rates in Boyd and Greenup Counties in Kentucky, and Lawrence County, Ohio were below the national unemployment rates, while the unemployment rates in Lawrence County, Kentucky and Scioto County, Ohio exceeded the national rate. Our market area did not experience the high growth in 2003 through 2007 that characterized many “bubble” markets across the country. As a result, although real estate values have softened, our market area has not experienced the level of decline in real estate values that has occurred in many other markets.

We compete with national financial institutions, as well as numerous state chartered banking institutions of comparable or larger size and resources, smaller community banking organizations and a variety of nonbank competitors. We compete for deposits with other commercial banks, savings associations and credit unions and with the issuers of commercial paper and other securities, such as shares in money market mutual funds. In making loans, we compete with other banks, savings associations, consumer finance companies, credit unions, leasing companies and other lenders. Many of the institutions against whom we compete are national and regional banks that are significantly larger than us and, therefore, have significantly greater resources and the ability to achieve economies of scale by offering a broader range of products and services at more competitive prices than we can offer. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry.

As of June 30, 2010 our market share of deposits represented 15.38% of FDIC-insured deposits in Boyd, Greenup and Lawrence Counties in Kentucky combined. To effectively compete, we seek to emphasize our community orientation, local and timely decision making and superior customer service.

Lending Activities

The principal lending activity of Home Federal has been the origination of first lien one- to four-family residential mortgage loans and, to a lesser extent, commercial and multi-family real estate loans, consumer loans, consisting primarily of automobile loans, home equity loans and lines of credit, and construction loans. In order to diversify our loan portfolio, we recently increased our emphasis on commercial business loans, commercial real estate loans and consumer loans.

During July 2010, we began selling substantially all of our fixed-rate residential mortgages to the Federal Home Loan Bank of Cincinnati (“FHLB–Cincinnati”) with servicing retained. Total mortgages sold under this program equaled approximately $4.7 million for the year ended September 30, 2010. See “—One- to Four-Family Residential Real Estate Lending” below for more information regarding this program.

The sale of our fixed-rate residential mortgage originations to the FHLB–Cincinnati, and our increased originations of nonresidential loans, which generally have shorter terms than one- to four-family residential loans, will give us new tools to manage the interest rate risk associated with our portfolio of long-term fixed rate one- to four-family residential loans.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated.

	At or For the Year Ended September 30,
	2010		2009		2008		2007		2006
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family	$154,098	83.94%	$145,077	86.59%	$97,075	86.66%	$66,860	86.93%	$63,131	91.70%
Multi-family	2,860	1.56	1,232	0.74	1,188	1.06	910	1.18	740	1.08
Commercial real estate	7,331	3.99	5,292	3.16	5,120	4.57	1,214	1.58	1,435	2.08
Construction and land	3,700	2.02	2,888	1.72	4,003	3.57	2,955	3.84	2,151	3.12

Total real estate loans	167,989	91.51	154,489	92.21	107,386	95.86	71,939	93.53	67,457	97.98

Commercial business loans	1,970	1.07	3,910	2.33	758	0.67	3,020	3.93	—	—

Consumer loans:
Home equity loans and lines of credit	5,005	2.72	3,280	1.96	1,250	1.12	37	0.04	—	—
Motor vehicle	5,544	3.02	3,027	1.81	1,118	0.99	192	0.25	—	—
Other	3,076	1.68	2,839	1.69	1,511	1.35	1,727	2.25	1,392	2.02

Total consumer loans	13,625	7.42	9,146	5.46	3,879	3.46	1,956	2.54	1,392	2.02

Total loans	183,584	100.00%	167,545	100.00%	112,023	100.00%	76,915	100.00%	68,849	100.00%

Net deferred loan fees	92		86		119		166		186
Allowance for losses	1,134		555		254		176		174

Loans, net	$182,358		$166,904		$111,650		$76,573		$68,489

Contractual Maturities and Interest Rate Sensitivity. The following table summarizes the scheduled maturities of our loan portfolio at September 30, 2010. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. Loans are presented net of loans in process.

September 30, 2010	One- to Four- Family	Home Equity	Multi-Family and Commercial Real Estate	Construction and Land	Commercial Business	Consumer	Total
	(In thousands)
Amounts due in:
One year or less	$610	$—	$—	$2,777	$928	$111	$4,426
More than one to two years	33	79	88	—	125	197	522
More than two to three years	163	—	—	12	428	403	1,006
More than three to five years	569	—	278	5	255	2,811	3,918
More than five to ten years	8,292	3,099	2,396	135	—	3,247	17,169
More than ten to fifteen years	22,634	1,827	2,669	659	234	104	28,127
More than fifteen years	121,797	—	4,760	112	—	1,747	128,416

Total	$154,098	$5,005	$10,191	$3,700	$1,970	$8,620	$183,584

The following table sets forth our fixed and adjustable-rate loans at September 30, 2010 that are contractually due after September 30, 2011. Loans are presented net of loans in process.

	Due After September 30, 2011
	Fixed	Adjustable	Total
	(In thousands)
Real Estate:
One- to four-family	$109,885	$43,603	$153,488
Multi-family and commercial real estate	5,856	4,335	10,191
Construction and land	923	—	923

Total real estate loans	116,664	47,938	164,602

Consumer and other loans:
Consumer	8,509	—	8,509
Home equity lines-of-credit	2,932	2,073	5,005
Commercial business	644	398	1,042

Total consumer and other loans	12,085	2,471	14,556

Total	$128,749	$50,409	$179,158

One- to Four-Family Residential Real Estate Lending. The focus of our lending program has long been the origination of one- to four-family residential mortgage loans. At September 30, 2010, $154.1 million, or 83.9% of our total loan portfolio, consisted of loans secured by one- to four-family residences.

Historically, we have originated both fixed-rate and adjustable-rate one- to four-family mortgage loans. At September 30, 2010, 71.6% of our total one- to four-family mortgage loans were fixed-rate loans, and 28.4% were adjustable-rate.

Our fixed-rate one- to four-family residential mortgage loans are generally underwritten according to secondary market standards (e.g., Freddie Mac guidelines), and we refer to loans that conform to such guidelines as “conforming loans.” We generally originate both fixed- and adjustable-rate mortgage loans in amounts up to the maximum conforming loan limits as established by the Federal Housing Finance Agency, which as of September 30, 2010 was generally $417,000 for single-family homes in our market. We also originate adjustable rate loans above the lending limit for conforming loans, which are referred to as “jumbo loans.” Virtually all of our residential loans are secured by properties located in our market area.

We generally limit the loan-to-value ratios of our mortgage loans to 80% of the sales price or appraised vale, whichever is lower. Loans with certain credit enhancements, such as private mortgage insurance, may be made with loan-to-value ratios up to 95%. We participate in the Welcome Home Program for affordable housing provided by the FHLBC.

Our fixed-rate one- to four-family mortgage loans typically have terms of 15 or 30 years, with a 30-year term constituting the majority of these loans and representing 57.4% of our fixed-rate one- to four-family mortgage loans.

Although we have offered adjustable-rate loans for many years, beginning in fiscal 2010 we began to increase our emphasis on such loans in order to enhance the interest rate sensitivity of our loan portfolio. Our owner occupied adjustable-rate one- to four-family residential mortgage loans generally have fixed rates for initial terms of one to five years, and adjust annually thereafter at a margin (generally of 3.5% for owner occupied properties and 4.5% for investment properties in the current market place) over the weekly average yield on U.S. treasury securities adjusted to a constant maturity of one year. The maximum amount by which the interest rate may be increased or decreased is generally 2% per adjustment period and the lifetime interest rate cap is generally 6% over the initial interest rate of the loan. Our adjustable-rate loans carry terms to maturity of up to 30 years.

Although adjustable-rate mortgage loans may reduce to an extent our vulnerability to changes in market interest rates because they periodically reprice, as interest rates increase the required payments due from the borrower also increase (subject to rate caps), increasing the potential for default by the borrower. At the same time, the ability of the borrower to repay the loan and the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustments of the contractual interest rate are also limited by the maximum periodic and lifetime rate adjustments permitted by our loan documents. Moreover, the interest rates on most of our adjustable-rate loans do not adjust for up to five years after origination. As a result, the effectiveness of adjustable-rate mortgage loans in compensating for changes in general interest rates may be limited during periods of rapidly rising interest rates.

We do not offer “interest only” mortgage loans on one- to four-family residential properties (where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan). We also do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. We do not offer “subprime loans” (i.e., loans that generally target borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios), or “Alt-A” (i.e., loans that generally target borrowers with better credit scores who borrow with alternative documentation such as little or no verification of income).

Until fiscal 2010, we generally retained in our portfolio all of the loans that we originated. In July 2010, as part of our interest rate risk management strategy, we initiated a secondary market program focused on reducing the origination of fixed-rate residential mortgage loans for our portfolio and instead selling all of our fixed rate mortgage originations in the FHLB–Cincinnati Mortgage Purchase Program, with servicing retained. Since beginning this program, we have sold an aggregate of $4.7 million in fixed-rate mortgage loans to the FHLB–Cincinnati. We expect that loans sold under this program will continue to increase.

Based on our emphasis on adjustable rate lending and our initiation of a secondary market program for new fixed rate loan originations, we expect that adjustable-rate one- to four-family residential mortgage loans will account for the largest increase in our loan portfolio over the next three years.

Consumer Lending and Home Equity Loans and Lines of Credit. At September 30, 2010, $5.0 million, or 2.7% of our total loan portfolio, consisted of home equity loans and lines of credit, and $8.6 million, or 4.7% of our total loan portfolio consisted of other consumer loans. In order to reduce the term of our loans and enhance the yields thereof, we intend to increase our consumer loans and home equity loans and lines of credit over the next three years.

Our consumer loans include, among other loans, new and used automobile and truck loans, recreational vehicle loans and personal loans.

Consumer loans may entail greater credit risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or that are secured by rapidly depreciable assets, such as automobiles. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. In determining whether to make a consumer loan, we consider the appraised value of collateral, and the borrower’s residence, employment history, annual income and debt service ratio (which, including all mortgage payments and the credit line payment, generally does not exceed 40% of net monthly income without prior approval of the President and Chief Executive Officer, the Executive Vice President and Chief Information Officer or the Executive Vice President and Chief Operating Officer).

We have offered home equity loans and lines of credit secured by a first or second mortgage on residential property (principal dwelling, condominium, etc.) since fiscal 2007. Home equity loans and lines of credit are made with fixed or adjustable rates, and with combined loan-to-value ratios up to 85% on an owner occupied principal residence and up to 80% on a second home, condominium or vacation home. On a limited basis, loan-to-value ratios may exceed 90% of appraised value if approved by the President and Chief Executive Officer, the Executive Vice President and Chief Information Officer, or the Executive Vice President and Chief Operating Officer.

Home equity loans and lines of credit may entail greater credit risk than one- to four-family residential mortgage loans, as they typically involve higher loan-to-value ratios. Therefore, any decline in real estate values may have a more detrimental effect on our home equity loans and lines of credit than on our one- to four-family residential mortgage loans.

At September 30, 2010, the average balance of our outstanding home equity loans and lines of credit was $18,000, and the largest outstanding balance of any such loan was $492,000. This loan was performing in accordance with its terms at September 30, 2010.

Commercial Real Estate and Multi-Family Loans. At September 30, 2010, our commercial real estate loans totaled $7.3 million and our multi-family loans totaling $2.9 million. Subject to market conditions, we intend to continue to increase the proportion of these nonresidential loans in the next few years.

Maturities for our commercial real estate and multi family loans generally do not exceed 15 year, although exceptions may be made for terms of up to 20 years. Rates are generally adjustable based upon the weekly average yield on U.S. treasury securities adjusted to a constant maturity of one year or another floating index. The maximum loan-to-value ratio on our commercial real estate and multi-family loans is 80% for owner occupied commercial real estate and one- to four-family residential rental properties, and 75% for office or retail non-owner occupied commercial real estate or rental properties with greater than five units. We generally require a first mortgage on all commercial real estate loans, as well as a debt service coverage of

1.25:1. At September 30, 2010, our largest outstanding commercial real estate loan was a $1.037 million loan secured by a newly constructed grocery store. Our largest multi-family real estate loan at September 30, 2010 was a $354,000 loan secured by a 20-unit apartment complex. Both of these loans were performing in accordance with their terms at September 30, 2010.

Set forth below is information regarding our commercial real estate loans at September 30, 2010.

Type of Loan	Number of Loans	Balance
		(In thousands)
Office	10	$1,671
Industrial	1	427
Retail	12	3,204
Mixed Use	3	468
Church	7	726
Other	9	835

Total	42	$7,331

Commercial and multi-family real estate loans generally carry higher interest rates and have shorter terms than one- to four-family residential mortgage loans. Multi-family and commercial real estate loans, however, entail greater credit risks compared to one- to four-family residential mortgage loans because they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment of loans secured by income-producing properties typically depends on the successful operation of the property, as repayment of the loan generally is dependent, in large part, on sufficient income from the property to cover operating expenses and debt service. Changes in economic conditions that are not in the control of the borrower or lender could affect the value of the collateral for the loan or the future cash flow of the property. Additionally, any decline in real estate values may be more pronounced for commercial and multi-family real estate than residential properties.

Commercial Business Loans. Our portfolio of commercial business loans increased from $758,000 at September 30, 2008, to $2.0 million at September 2010. Our commercial business loans generally consist of regular lines of credit and revolving lines of credit to businesses to finance short-term working capital needs like accounts receivable and inventory. These loans are generally priced on an adjustable-rate basis and may be secured or unsecured. We generally obtain personal guarantees with all commercial business loans. Business assets such as accounts receivable, inventory, equipment, furniture and fixtures may be used to secure lines of credit. Our regular lines of credit typically have a maximum term of 12 months. Revolving lines of credit generally have a maximum term of five years, but may be up to seven years.

We also originate commercial term loans to fund long-term borrowing needs such as purchasing equipment, property improvements or other fixed asset needs. We fix the maturity of a term loan to correspond to 75% of the useful life of any equipment purchased or seven years, whichever is less. Term loans can be secured with a variety of collateral, including business assets such as accounts receivable and inventory or long-term assets such as equipment, furniture, fixtures or real estate.

Unlike single-family residential real estate loans, which we generally originate on the basis of the borrower’s ability to make repayment from his or her employment and other income, and which are secured by real property whose value tends to be more easily ascertainable, we typically originate commercial loans (including real estate as well as non-real estate loans) on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business or rental income produced by the property. As a result, the availability of funds for the repayment of commercial loans may be substantially dependent on the success of the business or rental property itself and the general economic environment. Therefore, commercial loans that we originate have greater credit risk than one- to four-family residential real estate loans or consumer loans. In addition, commercial loans generally result in larger outstanding balances to single borrowers, or related groups of borrowers, and also generally require substantially greater evaluation and oversight efforts. The additional capital we receive in connection with the conversion and the offering will increase our maximum lending limits.

At September 30, 2010, the average balance of our outstanding commercial business loans was $56,800, and the largest outstanding balance of such loans was a $539,000 loan secured by accounts receivable. This loan was performing in accordance with its terms at September 30, 2010.

Construction and Land Loans. We make construction loans to individuals for the construction of their primary residences. These loans generally have maximum terms of 12 months, and upon completion of construction convert to conventional amortizing mortgage loans. These construction loans have rates and terms comparable to one- to four-family residential mortgage loans that we originate. During the construction phase, the borrower generally pays interest only. The maximum loan-to-value ratio of our owner-occupied construction loans is generally 80% of construction costs or completed-appraised-value, whichever is less. Residential construction loans are generally underwritten pursuant to the same guidelines used for originating permanent residential mortgage loans.

We also make construction loans for the construction of homes “on speculation.” These loans are limited to “pre-sold” homes, and no more than two such loans may be outstanding to one borrower at any time. These loans generally have initial maximum terms of nine months, although the term may be extended to up to 18 months. The loans generally carry variable rates of interest. The maximum loan-to-value ratio of these construction loans is generally 80% of construction costs or completed-appraised-value, whichever is less.

To a much lesser extent, we make loans for the construction of commercial buildings.

In addition, we make loans secured by unimproved land to complement our construction and non-residential lending activities. These loans have terms of up to 15 years, and maximum loan-to-value ratios of 75%.

Set forth below is information regarding our construction and land loans at September 30, 2010.

	Number of Loans	Loans in Process	Net Principal Balance	Non-Performing
	(Dollars in thousands)
One- to four-family construction	14	$2,107	$2,306	$—
Multi-family construction	—	—	—	—
Residential land	37	—	1,394	—

Total construction and land loans	51	$2,107	$3,700	$—

To the extent our construction loans are not made to owner-occupants of single-family homes, they are more vulnerable to changes in economic conditions and the concentration of credit with a limited number of borrowers. Further, the nature of these loans is such that they are more difficult to evaluate and monitor. Our risk of loss on a construction or land loan is dependent largely upon the accuracy of the initial estimate of the property’s value upon completion of the project and the estimated cost (including interest) of the project. If the estimate of value proves to be inaccurate, we may be confronted, at or prior to the maturity of the loan, with a project with a value which is insufficient to assure full repayment and/or the possibility of having to make substantial investments to complete and sell the project. Because defaults in repayment may not occur during the construction period, it may be difficult to identify problem loans at an early stage.

Loan Approval Procedures and Authority. The aggregate amount of loans that we are permitted to make to any one borrower or group of related borrowers is generally limited to 15% of Home Federal’s unimpaired capital and surplus (25% if the amount in excess of 15% is secured by “readily marketable collateral”). At September 30, 2010, based on the 15% limitation, Home Federal’s loans-to-one-borrower limit was approximately $4.2 million. On the same date, Home Federal had no borrowers with outstanding balances in excess of this amount.

Our lending is subject to written underwriting standards and origination procedures. Decisions on loan applications are made on the basis of detailed applications submitted by the prospective borrower and property valuations (consistent with our appraisal policy) prepared by outside independent licensed appraisers approved by our Board of Directors, as well as internal evaluations, where permitted by regulations. The loan applications are designed primarily to determine the borrower’s ability to repay the requested loan, and the more significant items on the application are verified through use of credit reports, financial statements and tax returns.

Under our loan policy, the individual processing an application is responsible for ensuring that all documentation is obtained prior to the submission of the application to an officer for approval. An officer then reviews these materials and verifies that the requested loan meets our underwriting guidelines.

Our President and Chief Executive Officer, Executive Vice President and Chief Information Officer, and Executive Vice President and Chief Operating Officer have approval authority of up to $200,000 for one- to four-family residential mortgage loans, up to $100,000 for other secured loans, and up to $25,000 for unsecured loans. Loans above these amounts require approval by the Loan Committee or the Directors Loan Committee. The Loan Committee, comprised of the Chairman of the Board, a designated director of Home Federal, our

Executive Vice President Chief Information Officer, our Executive Vice President and Chief Operating Officer, and our designated Vice President in lending, has the authority to approve Commercial loans up to $100,000, and one- to four-family residential loans, multi-family units and other real estate loans up to $250,000. The Directors Loan Committee, comprised of the Board of Directors, may approve loans up to our legal lending limit.

Generally, we require title insurance or abstracts on our mortgage loans as well as fire and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan.

Originations, Sales and Servicing. Lending activities are conducted solely by our salaried loan personnel. All loans originated by us are underwritten pursuant to our policies and procedures. We originate both fixed-rate and adjustable-rate loans. Our ability to originate fixed or adjustable-rate loans is dependent upon relative customer demand for such loans, which is affected by current and expected future levels of market interest rates. We originate real estate and other loans through our loan officers, marketing efforts, our customer base, walk-in customers and referrals from real estate brokers, builders and attorneys.

Until recently, we have retained in our portfolio all of the loans that we have originated. In July 2010, as part of our interest rate risk management strategy, we initiated a secondary market program focused on selling some or all of our fixed rate one- to four-family mortgage loan originations in the FHLB-Cincinnati Mortgage Purchase Program. We have also undertaken a review of our existing loan portfolio to identify customers who may qualify and benefit from this product. Loans are sold to the FHLB-Cincinnati without recourse, except for limited circumstances including failure of the mortgage to meet FHLB–Cincinnati guidelines or our breach of any representation and warranty in the sales transaction. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, contacting delinquent borrowers, supervising foreclosures and property dispositions in the event of unremedied defaults, making certain insurance and tax payments on behalf of the borrowers and generally administering the loans. We retain a portion of the interest paid by the borrower on the loans we service as consideration for our servicing activities. For the year ended September 30, 2010, we received loan servicing fees of $61,000. As of September 30, 2010, the principal balance of loans serviced for the FHLB-Cincinnati totaled $3.1 million.

We currently do not purchase whole loans or interests in loans from third parties. However, we may in the future elect to do so, depending on market conditions, in order to supplement our loan production.

The following table shows our loan origination and principal repayment activity for loans originated during the periods indicated. Loans are presented net of loans in process.

	Years Ended September 30,
	2010	2009
	(In thousands)
Total loans at beginning of period	$167,545	$112,023

Loans originated:
Real estate loans:
One- to four-family	32,304	59,800
Multi-family	1,650	450
Commercial real estate	3,813	2,000
Construction and land	3,325	504

Total real estate loans	41,092	62,754
Commercial and industrial loans	1,402	1,509
Consumer loans:
Home equity loans and lines of credit	2,407	3,100
Motor vehicle	4,280	1,811
Other	1,434	551

Total loans originated	50,615	69,725

Loans purchased:
Real estate loans:
One- to four-family	—	—
Multi-family	—	—
Commercial real estate	—	—
Construction and land	—	—

Total real estate loans	—	—
Commercial and industrial loans	—	—
Consumer loans:
Home equity loans and lines of credit	—	—
Motor vehicle	—	—
Other	—	—

Total loans purchased	—	—

Loans sold:
Real estate loans:
One- to four-family	4,721	—
Multi-family	—	—
Commercial real estate	—	—
Construction and land	—	—
Commercial business loans	—	—
Consumer loans	—	—

Total loans sold	4,721	—
Deduct:
Principal repayments	29,855	14,203
Net other	—	—

Net loan activity	16,039	55,522

Total loans at end of period	$183,584	$167,545

Delinquencies and Non-Performing Assets

Delinquency Procedures. When a borrower fails to make a required monthly loan payment by the due date, a late notice is generated stating the payment and late charges due. Our policies provide that borrowers that become 60 days or more delinquent are contacted by mail and instructed to contact the branch manager to establish a payment schedule to bring the account current. If the loan is not brought current, the branch manager will continue efforts to secure payment and/or, if required by the note, send a 30 day demand letter. If no 30 day demand letter is required, the branch manager may determine to bring a foreclosure action immediately. This decision is based on know information, including the customer’s employment status, health and other factors affecting credit worthiness. Once litigation is begun, all communications with the customer are handled through our main office.

When we acquire real estate as a result of foreclosure or by deed in lieu of foreclosure, the real estate is classified as foreclosed real estate until it is sold. The real estate is recorded at estimated fair value at the date of acquisition less estimated costs to sell, and any write-down resulting from the acquisition is charged to the allowance for loan losses. Subsequent decreases in the value of the property are charged to operations through the creation of a valuation allowance. After acquisition, all costs in maintaining the property are expensed as incurred. Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell.

Delinquent Loans. The following table sets forth our loan delinquencies, including non-accrual loans, by type and amount at the dates indicated.

	At September 30,
	2010			2009
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due
	(In thousands)
Real estate loans:
One- to four-family	$407	$1,439	$2,212	$956	$316	$765
Multi-family	—	—	—	—	—	—
Commercial real estate	308	35	—	—	—	—
Construction and land	—	—	—	—	—	—

Total real estate loans	715	1,474	2,212	956	316	765
Commercial and industrial loans	55	—	6	16	—	—
Consumer loans:
Home equity loans and lines of credit	—	—	—	18	—	—
Motor vehicle	18	30	8	48	9	25
Other	—	2	4	22	—	—

Total consumer loans	$18	$32	$12	$88	$9	$25

Total delinquent loans	$788	$1,506	$2,230	$1,060	$1,385	$790

Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the Office of Thrift Supervision to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention” by our management.

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover probable incurred losses. General allowances represent loss allowances which have been established to cover probable incurred losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies a problem asset as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, which may require the establishment of additional general or specific loss allowances.

In connection with the filing of our periodic reports with the Office of Thrift Supervision and in accordance with our classification of assets policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification in accordance with applicable regulations.

On the basis of this review of our assets, our classified and special mention assets at the dates indicated were as set forth below. Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. Thus, certain of these loans are not considered for classification or special mention status.

	At September 30,
	2010	2009
	(In thousands)
Special mention assets	$—	$—
Substandard assets	2,054	425
Doubtful assets	—	—
Loss assets	—	—

Total classified assets	$2,054	$425

Non-Performing Assets. We generally cease accruing interest on our loans when contractual payments of principal or interest have become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income is reversed. Funds received on nonaccrual loans generally are applied against principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

The table below sets forth the amounts and categories of our non-performing assets at the dates indicated. At the dates indicated, we had no loan classified as a troubled debt restructuring.

	At September 30,
	2010	2009	2008	2007	2006
	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One- to four-family	$1,322	$747	$386	$324	$907
Multi-family	—	—	—	—	—
Commercial real estate	—	—	—	—	—
Construction and land	—	—	—	—	—

Total real estate loans	1,322	747	386	324	907
Commercial and industrial loans	—	—	—	—	—
Consumer loans:
Home equity loans and lines of credit	—	—	—	—	—
Motor vehicle	8	—	—	—	—
Other	4	—	—	—	—

Total nonaccrual loans	1,334	747	386	324	907

Accruing loans past due 90 days or more:
Real estate loans:
One- to four-family	890	18	—	—	—
Multi-family	—	—	—	—	—
Commercial real estate	—	—	—	—	—
Construction and land	—	—	—	—	—

Total real estate loans	890	18	—	—	—
Commercial and industrial loans	6	—	—	—	—
Consumer loans:
Home equity loans and lines of credit	—	—	—	—	—
Motor vehicle	—	—	—	—	—
Other	—	25	—	—	—

Total accruing loans past due 90 days or more	896	43	—	—	—

Total of nonaccrual and 90 days or more past due loans	2,230	790	386	324	907

Real estate owned:
One- to four-family	207	125	68	285	197
Multi—family	—	—	43	43	43
Commercial	—	—	—	—	185
Other	12	32	8	12	20
General valuation allowance	—	(9)	(6)	(17)	(22)
Total nonperforming assets	219	148	113	323	423

Troubled debt restructurings:
One- to four-family	—	—	—	—	—

Troubled debt restructurings and total nonperforming assets	219	148	113	323	907

Total nonperforming loans to total loans	1.21%	0.47%	0.34%	0.42%	1.32%
Total nonperforming assets to total assets	0.84%	0.34%	0.22%	0.32%	0.67%
Total nonperforming assets and troubled debt restructurings to total assets	0.84%	0.34%	0.22%	0.32%	0.67%

There were no loans that are not disclosed above where there is information about possible credit problems of borrowers that caused us serious doubts about the ability of the borrowers to comply with present loan repayment terms and that may result in disclosure of such loans in the future.

For the year ended September 30, 2010 and the year ended September 30, 2009, gross interest income that would have been recorded had our non-accruing loans been current in accordance with their original terms was $41,000 and $7,000, respectively. Interest of $0 and $4,000 was recognized on these loans and included in net income for the years ended September 30, 2010 and 2009, respectively.

Allowance for Loan Losses

Analysis and Determination of the Allowance for Loan Losses. Our allowance for loan losses is the amount considered necessary to reflect probable incurred losses in our loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of two key elements: (i) specific allowances for identified problem loans; and (ii) a general valuation allowance on the remainder of the loan portfolio. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

Specific Allowances for Identified Problem Loans. We establish a specific allowance when loans are determined to be impaired. Loss is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. Factors in identifying a specific problem loan include: (i) the strength of the customer’s personal or business cash flows; (ii) the availability of other sources of repayment; (iii) the amount due or past due; (iv) the type and value of collateral; (v) the strength of our collateral position; (vi) the estimated cost to sell the collateral; and (vii) the borrower’s effort to cure the delinquency. In addition, for loans secured by real estate, we consider the extent of any past due and unpaid property taxes applicable to the property serving as collateral on the mortgage.

General Valuation Allowance on the Remainder of the Loan Portfolio. We establish a general allowance for loans that are not classified as impaired to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, has not been allocated to particular problem assets. This general valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages based on our historical loss experience, delinquency trends and management’s evaluation of the collectibility of the loan portfolio. The allowance may be adjusted for significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary market area, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, recent loss experience in particular segments of the portfolio, duration of the current business cycle and bank regulatory examination results. The applied loss factors are re-evaluated quarterly to ensure their relevance in the current real estate environment.

In addition, as an integral part of their examination process, the Office of Thrift Supervision will periodically review our allowance for loan losses, and they may require that we recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

Allowance for Loan Losses. The following table sets forth activity in our allowance for loan losses for the periods indicated.

	Year Ended September 30,
	2010	2009	2008	2007	2006
	(Dollars in thousands)
Allowance at beginning of period	$555	$254	$176	$174	$236
Provision for loan losses	650	312	102	116	7
Charge offs:
Real estate loans
One- to four-family	48	20	24	114	72
Multi-family	—	—	—	—	—
Commercial real estate	—	—	—	—	—
Construction and land	4	—	—	—	—
Commercial and industrial loans	—	—	—	—	—
Consumer loans:
Home equity loans and lines of credit	—	—	—	—	—
Other	19	—	—	—	—

Total charge-offs	71	20	24	114	72

Recoveries:
Real estate loans
One- to four-family	—	(9)	—	—	(3)
Multi-family	—	—	—	—	—
Commercial real estate	—	—	—	—	—
Construction and land	—	—	—	—	—
Commercial and industrial loans	—	—	—	—	—
Consumer loans:
Home equity loans and lines of credit	—	—	—	—	—
Motor vehicle	—	—	—	—	—
Other	—	—	—	—	—

Total recoveries	—	(9)	—	—	(3)
Net charge-offs (recoveries)	71	11	24	114	69

Allowance at end of period	1,134	555	254	176	174

Allowance to nonperforming loans	50.85%	70.25%	65.80%	54.32%	19.18%
Allowance to total loans outstanding at the end of the period	0.62%	0.33%	0.23%	0.23%	0.25%
Net charge-offs (recoveries) to average loans outstanding during the period	0.04%	0.01%	0.02%	0.15%	0.10%

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category, the total loan balances by category, and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the general allowance to absorb losses in other categories.

	At September 30,
	2010			2009			2008
	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
	(Dollars in thousands)
Real estate loans:
One- to four-family	$684	60.32%	0.37%	$280	50.45%	0.17%	$143	56.30%	0.13%
Multi-family	—	—	—	—	—	—	—	—	—
Commercial real estate	184	16.23%	0.10%	97	17.48%	0.06%	67	26.38%	0.06%
Construction and land	—	—	—	—	—	—	—	—	—

Total real estate loans	868	76.54%	0.47%	377	67.93%	0.23%	210	82.68%	0.19%
Commercial and industrial loans	49	4.32%	0.03%	71	12.79%	0.04%	9	3.54%	0.01%
Consumer loans:
Home equity loans and lines of credit	—	—	—	—	—%	—%	—	—%	—%
Motor vehicle	139	12.26%%	0.08%	55	9.91%	0.03%	15	5.91%	0.01%
Other	78	6.88%	0.04%	52	9.37%	0.03	20	7.87%	0.02%

Total consumer	217	19.14	0.12%	107	19.28%	0.06%	35	13.78%	0.03%
Unallocated	—	—	—	—	—	—	—	—	—

Total allowance for loan losses	$1,134	100.00%		$555	100.00%	—	$254	100.00%	—

	At September 30,
	2007			2006
	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
	(Dollars in thousands)
Real estate loans:
One- to four-family	$119	67.61%	0.15%	$174	100%	—
Multi-family	—	—	—	—	—	—
Commercial real estate	11	6.25%	0.01%	—	—	—
Construction and land	—	—	—	—	—	—

Total real estate loans	130	73.86%	0.17%	174	100%	100%
Commercial and industrial loans	28	15.91%	0.04%	—	—	—
Consumer loans:
Home equity loans and lines of credit	—	—	—	—	—	—
Motor vehicle	2	1.14%	0.003%	—	—	—
Other	16	9.09%	0.02%	—	—	—

Total consumer	18	10.23%	0.02%	—	—	—
Unallocated	—	—	—	—	100.00	—

Total allowance for loan losses	$178	100.00%	—	$174	100.00%	100%

At September 30, 2010, our allowance for loan losses represented 0.62% of total loans and 50.85% of nonperforming loans. The allowance for loan losses increased to $1.1 million at September 30, 2010 from $555,000 at September 30, 2009, due to the provision for loan losses of $650,000 and net charge-offs of $71,000.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with accounting principles generally accepted in the United States of America, there can be no assurance that regulators, in reviewing our loan portfolio, will not require us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loan deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Investment Activities

General. The goals of our investment policy are to provide and maintain liquidity to meet deposit withdrawal and loan funding needs, to help manage our interest rate risk, and to generate a favorable return on idle funds within the context of our interest rate and credit risk objectives.

Our Board of Directors is responsible for adopting our investment policy. The investment policy is reviewed annually by management and any changes to the policy are recommended to and subject to the approval of the Board of Directors. A management committee made up of four of the highest ranking officers or a combination of directors and officers generally equaling that of the Executive Committee may purchase investments based on recommendations of the Asset/Liability Committee and submit the purchase to the full Board of Directors at the next scheduled meeting.

Our current investment policy permits investments in securities issued by the United States Government and its agencies or government sponsored entities, including residential mortgage-backed securities, municipalities, school boards and fully insured certificates of deposit. We maintain investment securities concentration limits which we periodically amend based on market conditions and changes in our assets. Current concentration restrictions limit investments to no more than $50 million of mortgage backed securities per each U.S. Government sponsored entity, $25 million of securities per each of U.S. Government agency, $5 million per issuing municipal authority and an aggregate of $30 million of all municipal investments. Our investment policy also permits investment in Federal Home Loan Bank of Cincinnati stock.

At September 30, 2010, we did not have an investment in the securities of any single non-government issuer that exceeded 10% of equity at that date.

Our current investment policy does not permit investment in stripped mortgage-backed securities, complex securities and derivatives as defined in federal banking regulations and other high-risk securities. Our current policy does not permit hedging activities, such as engaging in futures, options or swap transactions, or investing in high-risk mortgage derivatives, such as collateralized mortgage obligation residual interests, real estate mortgage investment conduit residual interests or stripped mortgage backed securities.

At September 30, 2010, none of the collateral underlying our securities portfolio was considered subprime or Alt-A and we did not hold any common or preferred stock issued by Freddie Mac or Fannie Mae as of that date.

State and Political Subdivision Debt Securities. We have purchased primarily bank-qualified and rated general obligation and revenue bonds of certain state and political subdivisions, which provide interest income that is exempt from federal income taxation. All purchases are approved by Home Federal’s Board of Directors and are reviewed each quarter. At September 30, 2010, substantially all of our portfolio was Kentucky revenue bonds.

U.S. Government and Federal Agency Obligations. We may invest in U.S. Government and federal agency securities. While these securities generally provide lower yields than other investments in our securities investment portfolio, we maintain these investments, to the extent appropriate, for liquidity purposes, as collateral for borrowings and for prepayment protection.

Residential Mortgage-Backed Securities. Residential mortgage-backed securities are securities issued in the secondary market that are collateralized by pools of mortgages. We have, from time to time, invested in mortgage-backed securities commonly referred to as “pass-through” certificates. The principal and interest of the loans underlying these certificates “pass through” to investors, net of certain costs, including servicing and guarantee fees. We invest primarily in residential mortgage-backed securities backed by one- to four-family mortgages. The issuers of such securities pool and resell the participation interests in the form of securities to investors such as Home Federal. The interest rate of the security is lower than the interest rates of the underlying loans to allow for payment of servicing and guaranty fees. Most of our MBS are either backed by Ginnie Mae, a United States Government agency, or government sponsored entities, such as Fannie Mae and Freddie Mac.

Residential mortgage-backed securities issued by United States Government agencies and government sponsored entities are more liquid than individual mortgage loans because there is an active trading market for such securities. In addition, residential mortgage-backed securities may be used to collateralize our borrowings. Investments in residential mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or accretion of any discount relating to such interests, thereby affecting the net yield on our securities. Current prepayment speeds determine whether prepayment estimates require modification that could cause amortization or accretion adjustments.

During the quarter ended June 30, 2010, we realized a gain of $2.3 million on the sale of an aggregate of $48.8 million of our mortgage-backed securities. We determined to sell these securities to increase our liquidity, decrease our interest rate risk and fund increased loan demand.

Federal Home Loan Bank Stock. We hold common stock of the Federal Home Loan Bank of Cincinnati in connection with our borrowing activities totaling $1.9 million at September 30, 2010. The common stock of the Federal Home Loan Bank is carried at cost and classified as restricted equity securities.

Bank-Owned Life Insurance. We invest in bank-owned life insurance to provide us with a funding source for our benefit plan obligations. Bank-owned life insurance also generally provides us non-interest income that is non-taxable. Federal regulations generally limit our investment in bank-owned life insurance to 25% of our Tier 1 capital plus our allowance for loan losses. At September 30, 2010, we had invested $6.2 million in bank-owned life insurance.

Securities Portfolio Composition. The following table sets forth the composition of our securities portfolio at the dates indicated.

	At September 30,
	2010		2009		2008
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities available for sale:
U.S. Government agencies and government sponsored entities	$16,003	$16,024	$—	$—	$—	$—
Mortgage-backed securities:
Government agency pass through	—	—	55,724	57,960	—	—
Other	—	—	503	508	—	—
State and political subdivisions	28,201	29,210	18,426	19,216	16,604	16,835

Total available for sale	44,204	45,234	74,653	77,684	16,604	16,835

Securities held to maturity:
U.S. Government agencies and government-sponsored entities	—	—	—	—	30,514	30,411
Mortgage-backed securities:
Government agency pass through	—	—	—	—	53,579	53,542
Other	—	—	—	—	738	742
Total held to maturity	—	—	—	—	84,831	84,695

Total	$44,204	$45,234	$74,653	$77,684	$101,435	$101,530

Securities Portfolio Maturities and Yields. The following table sets forth the contractual maturities and weighted average yields of our securities portfolio at September 30, 2010. Mortgage-backed securities are anticipated to be repaid in advance of their contractual maturities as a result of projected mortgage loan prepayments.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
September 30, 2010	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
	(Dollars in thousands)
Securities available for sale:
U.S. Government agencies and government-sponsored entities	$—	—%	$12,921	0.90%	$3,082	1.04%	$—	—%	$16,003	0.92%
Mortgage-backed securities	—	—	—	—	—	—	—	—	—	—
State and political subdivisions	445	3.20	2,899	3.14	14,100	3.83	10,757	3.93	28,201	3.78

Total available for sale	445		15,820		17,182		10,757		44,204

Sources of Funds

General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We also use borrowings, primarily Federal Home Loan Bank of Cincinnati advances, to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds. In addition, we receive funds from scheduled loan payments, investment maturities, loan prepayments, retained earnings, income on earning assets and the sale of assets from time to time. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Our deposits are generated primarily from within our primary market area. We offer a selection of deposit accounts, including passbook accounts and NOW accounts, business checking, certificates of deposit, money market accounts and retirement accounts. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. We have not accepted brokered deposits in the past, although we have the authority to do so.

Interest rates, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. We rely upon personalized customer service, long-standing relationships with customers, convenient offices and ATM locations and the favorable image of Home Federal in the community to attract and retain deposits. We have also expanded our products to include debit cards for the convenience of our customers.

The flow of deposits is influenced significantly by general economic conditions, changes in interest rates and competition. Our ability to gather deposits is impacted by the competitive market in which we operate, which includes numerous financial institutions of varying sizes offering a wide range of products. We often use promotional rates to meet asset/liability and market segment goals.

The variety of rates and terms on the deposit accounts we offer allows us to be competitive in obtaining funds and responding to changes in consumer demand. Based on our experience, we believe that NOW and demand deposits may be somewhat more stable sources of funding than certificates of deposits.

The following table sets forth the distribution of total deposits by account type, at the dates indicated.

	At September 30,
	2010		2009		2008
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
NOW and demand deposits	$21,033	9.23%	$15,775	7.52%	$14,638	8.17%
Money market deposits	6,509	2.86	5,378	2.56	4,111	2.30
Savings and other deposits	38,299	16.81	35,868	17.10	28,336	15.82
Certificates of deposit	139,171	61.09	131,562	62.74	114,385	63.86
Retirement accounts	22,800	10.01	21,115	10.07	17,649	9.85

Total	$227,812	100.00%	$209,698	100.00%	$179,119	100.00%

As of September 30, 2010, the aggregate amount of our outstanding time deposits in amounts greater than or equal to $100,000 was $77.5 million. The following table sets forth the maturity of these time deposits as of September 30, 2010.

September 30, 2010	Certificates of Deposit
(In thousands)
Maturity Period:
Three months or less	$12,497
Over three through six months	12,871
Over six through twelve months	19,032
Over twelve months	33,146

Total	$77,546

The following table sets forth our time deposits classified by interest rate as of the dates indicated.

	At September 30,
	2010	2009	2008
	(In thousands)
Interest Rate:
Less than 1%	$61	$—	$—
1.00% - 1.99%	76,062	19,006	64
2.00% - 2.99%	58,685	67,315	17,311
3.00% - 3.99%	23,130	41,052	65,498
4.00% - 4.99%	2,784	20,377	36,552
5.00% - 5.99%	1,249	4,927	12,609

Total	$161,971	$152,673	$132,034

The following table sets forth the amount and maturities of our time deposits at September 30, 2010.

	At September 30, 2010
	Period to Maturity
	Less Than One Year	Over One Year to Two Years	Over Two Years to Three Years	Over Three Years	Total	Percentage of Total Certificate Accounts
	(Dollars in thousands)
Interest Rate:
Less than 1%	$30	$—	$31	$—	$61	0.04%
1.00% - 1.99%	64,689	10,939	434	—	76,062	46.96
2.00% - 2.99%	9,358	29,934	19,313	80	58,685	36.23
3.00% - 3.99%	20,012	1,175	316	1,627	23,130	14.28
4.00% - 4.99%	690	170	327	1,597	2,784	1.72
5.00% - 5.99%	226	1,023	—	—	1,249	0.77

Total	$95,005	$43,241	$20,421	$3,304	$161,971	100.00%

Borrowings. Our borrowings currently consist primarily of advances from the Federal Home Loan Bank of Cincinnati. We obtain advances from the Federal Home Loan Bank of Cincinnati upon the security of our capital stock in the Federal Home Loan Bank of Cincinnati and certain of our mortgage loans. Such advances may be made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. To the extent such borrowings have different terms to repricing than our deposits, they can change our interest rate risk profile.

From time to time during recent years, we have utilized short-term borrowings to fund loan demand. To a limited extent, we have also used borrowings where market conditions permit us to purchase securities and make loans of a similar duration in order to increase our net interest income by the amount of the spread between the asset yield and the borrowing cost. Finally, from time to time, we have obtained advances with longer terms for asset liability management.

The following table sets forth information concerning balances and interest rates on our Federal Home Loan Bank advances at the date and for the noted year.

	Year Ended September 30,
	2010	2009	2008
	(Dollars in thousands)
Average amount outstanding during the period:
FHLB advances	$36,408	$31,019	$6,739
Other borrowings	—	—	—
Weighted average interest rate during the period:
FHLB advances	2.91%	2.93%	3.23%
Other borrowings	—	—	—
Balance outstanding at end of period:
FHLB advances	$32,205	$39,368	$27,149
Other borrowings	—	—	—
Weighted average interest rate at end of period:
FHLB advances	2.94%	2.94%	3.49%
Other borrowings	—	—	—

At September 30, 2010, based on available collateral and our ownership of FHLB tock, we had access to additional Federal Home Loan Bank advances of up to $87.9 million.

Properties

As of September 30, 2010, the net book value of our offices was $5.3 million.

Location	Leased or Owned	Year Acquired or Leased	Square Footage	Net Book Value of Real Property
				(Dollars in thousands)
Main Office:

1500 Carter Avenue, Ashland, Kentucky	Owned	2007	12,000	$3,721

Branch Offices:

1608 Argilite Road, Flatwoods, Kentucky	Owned	1969	1,728	286

US 23, South Shore, Kentucky	Owned	1978	1,575	76

Main Cross, Louisa, Kentucky	Owned	1984	1,748	138

6628 US 60, Summit, Kentucky	Owned	1993	8,640	544

501 US 23, Greenup, Kentucky	Owned	2008	1,120	489

We believe that current facilities are adequate to meet our present and foreseeable needs, subject to possible future expansion.

Subsidiary and Other Activities

Home Federal has no subsidiaries.

Legal Proceedings

We are not involved in any pending legal proceedings as a plaintiff or a defendant other than routine legal proceedings occurring in the ordinary course of business. At September 30, 2010, we were not involved in any legal proceedings, the outcome of which would be material to our financial condition or results of operations.

Expense and Tax Allocation

Home Federal will enter into an agreement with Poage Bankshares to provide it with certain administrative support services for compensation not less than the fair market value of the services provided. In addition, Home Federal and Poage Bankshares will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

As of September 30, 2010, we had 53 full-time employees and 2 part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have good relations with our employees.

TAXATION

Federal Taxation

General. Poage Bankshares and Home Federal are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to Poage Bankshares and Home Federal.

Method of Accounting. For federal income tax purposes, Home Federal currently reports its income and expenses on the accrual method of accounting and uses a tax year ending September 30th for filing its federal income tax return. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995.

Minimum Tax. The Internal Revenue Code of 1986, as amended, imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, referred to as “alternative minimum taxable income.” The alternative minimum tax is payable to the extent alternative minimum taxable income is in excess of an exemption amount. Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. At September 30, 2010, Home Federal had minimum tax credit carryforwards of approximately $616,000.

Net Operating Loss Carryovers. Generally, a financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At September 30, 2010, Home Federal had no net operating loss carryforward for federal income tax purposes.

Corporate Dividends-Received Deduction. Poage Bankshares will be able to exclude from its income 100% of dividends received from Home Federal as a member of the same affiliated group of corporations.

Audit of Tax Returns. Home Federal’s federal income tax returns have not been audited in the most recent five-year period.

State Taxation

Poage Bankshares will be subject to the Kentucky corporation income tax and Limited Liability Entity Tax (“LLET”). The income of corporations subject to Kentucky income tax is similar to income reported for federal income tax purposes except that dividend income, among other income items, is exempt from taxation. Corporations pay the greater of the income tax or the LLET. The LLET is the greater of (i) $175 or (ii) the lesser of (a) $0.095 per $100 of the corporation’s gross receipts, or (b) $0.75 per $100 of the corporation’s gross profits. Gross profits equal gross Kentucky receipts reduced by returns and allowances attributable to Kentucky gross receipts, less Kentucky cost of goods sold. Poage Bankshares, in its capacity as a holding company for a financial institution, will not have a material amount of cost of good sold.

Home Federal is exempt from both the Kentucky corporation income tax and LLET, but is subject to an annual franchise tax imposed on federally or state chartered savings and loan associations, savings banks and other similar institutions operating in Kentucky. The tax is 0.1% of taxable capital stock held as of January 1 each year. Taxable capital stock includes an institution’s undivided profits, surplus and general reserves plus deposits and paid-up stock less deductible items. Deductible items include certain exempt federal obligations and Kentucky municipal bonds. Savings and loans that are subject to tax both within and without Kentucky must apportion their net capital.

SUPERVISION AND REGULATION

General

As a federal savings association, Home Federal is subject to examination and regulation by the Office of Thrift Supervision and is also subject to examination by the Federal Deposit Insurance Corporation. However, under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which is discussed further below, the Office of Thrift Supervision’s functions relating to federal savings associations, including rulemaking authority, will be transferred to the Comptroller of the Currency by July 21, 2011, unless extended by up to six months by the Secretary of the Treasury.

The federal system of regulation and supervision establishes a comprehensive framework of activities in which Home Federal may engage and is intended primarily for the protection of depositors and the Federal Deposit Insurance Corporation’s deposit insurance fund. Home Federal is periodically examined by the Office of Thrift Supervision to ensure that it satisfies applicable standards with respect to its capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. Home Federal also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System, or Federal Reserve Board, which governs the reserves to be maintained against deposits and other matters. In addition, Home Federal is a member of and owns stock in the Federal Home Loan Bank of Cincinnati, which is one of the twelve regional banks in the Federal Home Loan Bank System. Home Federal’s relationship with its depositors and borrowers also is regulated to a great extent by federal law and, to a much lesser extent, state law, including in matters concerning the ownership of deposit accounts and the form and content of Home Federal’s loan documents.

As a savings and loan holding company following the conversion, Poage Bankshares will be subject to examination and supervision by, and will be required to file certain reports with, the Office of Thrift Supervision. Poage Bankshares will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws. However, under the Dodd-Frank Act, as further discussed below, the Office of Thrift Supervision’s functions relating to savings and loan holding companies, will be transferred to the Federal Reserve Board by July 21, 2011, unless extended by up to six months by the Secretary of the Treasury.

Set forth below are certain material regulatory requirements that are or will be applicable to Home Federal and Poage Bankshares after the conversion. This description of statutes and regulations is not intended to be a complete description of such statutes and regulations and their effects on Home Federal and Poage Bankshares. Any change in these laws or regulations, whether by Congress or the applicable regulatory agencies, could have a material adverse impact on Poage Bankshares, Home Federal and their operations.

Dodd-Frank Act

The Dodd-Frank Act will significantly change the current bank regulatory structure and affect the lending, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act will eliminate our current primary federal regulator, the Office of Thrift Supervision, and will require Home Federal to be regulated by the Office of the Comptroller of the Currency (the primary federal regulator for national banks). The Dodd-Frank Act also authorizes the Federal Reserve Board to supervise and regulate all savings and loan holding companies, such as Poage Bankshares, in addition to bank holding companies, which the Federal Reserve Board currently regulates. As a result, the Federal Reserve Board’s current regulations applicable to bank holding companies, including holding company capital requirements, will apply to savings and loan holding companies like Poage Bankshares, unless an exemption exists. These capital requirements are substantially similar to the capital requirements currently applicable to Home Federal, as described in “—Federal Banking Regulation—Capital Requirements.” The Dodd-Frank Act also requires the Federal Reserve Board to set minimum capital levels for bank holding companies that are as stringent as those required for the insured depository subsidiaries, and the components of Tier 1 capital would be restricted to capital instruments that are currently considered to be Tier 1 capital for insured depository institutions. Bank holding companies with assets of less than $500 million are exempt from these capital requirements. Under the Dodd-Frank Act, the proceeds of trust preferred securities are excluded from Tier 1 capital unless such securities were issued prior to May 19, 2010 by bank or savings and loan holding companies with less than $15 billion of assets. The legislation also establishes a floor for capital of insured depository institutions that cannot be lower than the standards in effect today, and directs the federal banking regulators to implement new leverage and capital requirements within 18 months. These new leverage and capital requirements must take into account off-balance sheet activities and other risks, including risks relating to securitized products and derivatives.

The Dodd-Frank Act also creates a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions such as Home Federal, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. Banks and savings institutions with $10 billion or less in assets will be examined by their applicable bank regulators. The new legislation also weakens the federal preemption available for national banks and federal savings associations, and gives state attorneys general the ability to enforce applicable federal consumer protection laws.

The Dodd-Frank Act also broadens the base for Federal Deposit Insurance Corporation insurance assessments. Assessments will now be based on the average consolidated total assets less tangible equity capital of a financial institution. The legislation also permanently increases the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2008, and non-interest bearing transaction accounts have unlimited deposit insurance through December 31, 2012. Lastly, the Dodd-Frank Act will increase stockholder influence over boards of directors by requiring companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments, and authorizing the Securities and Exchange Commission to promulgate rules that would allow stockholders to nominate and solicit votes for their own candidates using a company’s own proxy materials. The legislation also directs the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded or not.

Federal Banking Regulation

Business Activities. A federal savings and loan association derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, Home Federal may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other assets, subject to applicable limits. Home Federal also may establish subsidiaries that may engage in activities not otherwise permissible for Home Federal, including real estate investment and securities and insurance brokerage.

Capital Requirements. Office of Thrift Supervision regulations currently require savings and loan associations to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for savings banks receiving the highest rating on the CAMELS rating system), a 4% core capital to risk-weighted assets ratio and an 8% risk-based capital ratio.

The risk-based capital standard for savings banks requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 200%, assigned by the Office of Thrift Supervision, based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital. Additionally, a federal savings and loan association that retains credit risk in connection with an asset sale may be required to maintain additional regulatory capital because of the recourse back to the savings and loan association. In assessing an institution’s capital adequacy, the Office of Thrift Supervision takes into consideration not only these numeric factors but also qualitative factors as well, and has the authority to establish higher capital requirements for individual associations where necessary.

At September 30, 2010, Home Federal’s capital exceeded all applicable requirements. See “Historical and Pro Forma Regulatory Capital Compliance.”

Loans-to-One Borrower. Generally, a federal savings and loan association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of September 30, 2010, Home Federal was in compliance with its loans-to-one borrower limitations.

Qualified Thrift Lender Test. As a federal savings and loan association, Home Federal must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, Home Federal must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) in at least nine months of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings institution, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings bank’s business.

A federal savings and loan association that fails the QTL test must either convert to a commercial bank charter or operate under specified restrictions set forth in the Home Owners’ Loan Act. At September 30, 2010, Home Federal satisfied the QTL test with approximately 78.5% of its portfolio assets in qualified thrift investments.

Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by a savings and loan association, which include cash dividends, stock repurchases and other transactions charged to the savings and loan association’s capital account. A federal savings and loan association must file an application for approval of a capital distribution if:

•

the total capital distributions for the applicable calendar year exceed the sum of the savings and loan association’s net income for that year to date plus the savings and loan association’s retained net income for the preceding two years;

•	the savings and loan association would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

•	the savings and loan association is not eligible for expedited treatment of its filings.

Even if an application is not otherwise required, every savings and loan association that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the Board of Directors declares a dividend or approves a capital distribution.

The Office of Thrift Supervision may disapprove a notice or application if:

•	the savings and loan association would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution, if after making such distribution the institution would be undercapitalized.

Liquidity. A federal savings and loan association is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

Community Reinvestment Act and Fair Lending Laws. All savings institutions have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income borrowers. In connection with its examination of a federal savings and loan association, the Office of Thrift Supervision is required to assess the institution’s record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A savings and loan association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. Home Federal received a satisfactory Community Reinvestment Act rating in its most recent federal examination. The Community Reinvestment Act requires all Federal Deposit Insurance-insured institutions to publicly disclose their rating.

Transactions with Related Parties. A savings and loan association’s authority to engage in transactions with its affiliates is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act and its implementing Regulation W promulgated by the Federal Reserve Board. An affiliate is generally a company that controls, is controlled by, or is under common control with an insured depository institution such as Home Federal. Poage Bankshares is an affiliate of Home Federal. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative and collateral requirements. In this regard, transactions between an insured depository institution and its affiliate are limited to 10% of the institution’s unimpaired capital and unimpaired surplus for transactions with any one affiliate, and 20% of unimpaired capital and unimpaired surplus for transactions in the aggregate with all affiliates. Collateral in specified amounts ranging from 100% to 130% of the amount of the transaction must usually be provided by affiliates in order to receive loans from the depository institution. In addition, Office of Thrift Supervision regulations prohibit a savings and loan association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates. The Office of Thrift Supervision requires savings banks to maintain detailed records of all transactions with affiliates.

Home Federal’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders:

(i)	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features, and

(ii)	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Home Federal’s capital.

In addition, extensions of credit in excess of certain limits must be approved by Home Federal’s Board of Directors. Home Federal is in compliance with these credit limitations.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over FDIC insured savings and loan associations and has the authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on the savings and loan association. Formal enforcement action by the Office of Thrift Supervision may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution, and the appointment of a receiver or conservator. Civil money penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to terminate deposit insurance or to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate risk exposure, asset growth, compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Prompt Corrective Action Regulations. Under prompt corrective action regulations, the Office of Thrift Supervision is authorized and, under certain circumstances, required to take supervisory actions against undercapitalized savings and loan associations. For this purpose, a federal savings and loan association is placed in one of the following five categories based on the savings bank’s capital:

•	well-capitalized (at least 5% leverage capital, 6% Tier 1 risk-based capital and 10% total risk-based capital);

•	adequately capitalized (at least 4% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);

•	undercapitalized (less than 4% leverage capital, 4% Tier 1 risk-based capital or 8% total risk-based capital);

•	significantly undercapitalized (less than 3% leverage capital, 3% Tier 1 risk-based capital or 6% total risk-based capital); and

•	critically undercapitalized (less than 2% tangible capital).

Generally, the Office of Thrift Supervision is required to appoint a receiver or conservator for a savings bank that is “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a savings bank receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Any holding company for a savings and loan holding company that is required to submit a capital restoration plan must guarantee the lesser of an amount equal to 5% of the association’s assets at the time it was notified or deemed to be undercapitalized by the Office of Thrift Supervision, or the amount necessary to restore the savings bank to adequately capitalized status. This guarantee remains in place until the Office of Thrift Supervision notifies the federal saving and loan association that it has maintained adequately capitalized status for each of four consecutive calendar quarters, and the Office of Thrift Supervision has the authority to require payment and collect payment under the guarantee. Failure by a holding company to provide the required guarantee will result in certain operating restrictions on the savings and loan association, such as restrictions on the ability to declare and pay dividends, pay executive compensation and management fees, and increase assets or expand operations. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized associations, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At September 30, 2010, Home Federal met the criteria for being considered “well-capitalized.”

Insurance of Deposit Accounts. The Federal Deposit Insurance Corporation, or FDIC, insures deposits at FDIC insured financial institutions such as Home Federal. Deposit accounts in Home Federal are insured by the FDIC generally up to a maximum of $250,000 per separately insured depositor and up to a maximum of $250,000 for self-directed retirement accounts. The FDIC charges the insured financial institutions premiums to maintain the Deposit Insurance Fund.

Under the FDIC’s current risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other risk factors. The rates for nearly all of the financial institutions industry vary between five and seven cents for every $100 of domestic deposits.

Federal law requires the FDIC to establish a deposit reserve ratio for the Deposit Insurance Fund of between 1.15% and 1.50% of estimated deposits. As part of its plan to restore the Deposit Insurance Fund in the wake of the large number of bank failures following the financial crisis, the FDIC imposed a special assessment of 5 basis points for the second quarter of 2009. In addition, the FDIC has required all insured institutions to prepay their quarterly risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011 and 2012. As part of this prepayment, the FDIC assumed a 5% annual growth in the assessment base and applied a 3 basis point increase in assessment rates effective January 1, 2011.

On November 9, 2010, the FDIC published a notice of a proposed rulemaking under the Dodd-Frank Act to reform the deposit insurance assessment system. The proposal would redefine the assessment base used for calculating deposit insurance assessments. Specifically, the rule would base assessments on an institution’s total assets as opposed to total deposits. Since the new base would be much larger than the current base, the FDIC also proposed lowering assessment rates so that the proposed rules would not significantly alter the total amount of revenue collected from the industry. The proposal is expected to benefit smaller financial institutions, which typically rely more on deposits for funding, and shift more of the burden for supporting the insurance fund to larger institutions, which have greater access to non-deposit sources of funding. There are no assurances when the FDIC will issue a final rule reforming the deposit insurance assessment system and what that final rule may ultimately provide.

The Dodd-Frank Act also extended the unlimited deposit insurance on non-interest bearing transaction accounts through December 31, 2012.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not currently know of any practice, condition or violation that may lead to termination of our deposit insurance.

In addition to the FDIC assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, with the approval of the FDIC, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. For the quarter ended March 31, 2010, the annualized FICO assessment rate equaled 1.06 basis points for each $100 in domestic deposits maintained at an institution. The bonds issued by the FICO are due to mature in 2017 through 2019.

U.S. Treasury’s Troubled Asset Relief Program Capital Purchase Program. The Emergency Economic Stabilization Act of 2008 provided the Secretary of the Treasury with broad authority to implement certain actions to help restore stability and liquidity to U.S. financial markets. One of the programs established under the legislation is the Troubled Asset Relief Program—Capital Purchase Program (“CPP”), which provided for direct equity investment by the U.S. Treasury Department in perpetual preferred stock or similar securities of qualified financial institutions. CPP participants must comply with a number of restrictions and provisions, including limits on executive compensation, stock redemptions and declaration of dividends. We opted not to participate in the CPP.

Prohibitions Against Tying Arrangements. FDIC insured savings and loan associations are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Federal Home Loan Bank System. Home Federal is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. As a member of the Federal Home Loan Bank of Cincinnati, Home Federal is required to acquire and hold shares of capital stock in the Federal Home Loan Bank. As of September 30, 2010, Home Federal was in compliance with this requirement.

Other Regulations

Interest and other charges collected or contracted for by Home Federal are subject to state usury laws and federal laws concerning interest rates. Home Federal’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•

Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Truth in Savings Act; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Home Federal also are subject to the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•

The USA PATRIOT Act, which requires savings and loan associations operating to, among other things, establish broadened anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

•	The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

General. Upon completion of the conversion, Poage Bankshares will be a non-diversified savings and loan holding company within the meaning of the Home Owners’ Loan Act. As such, Poage Bankshares will be registered with the Office of Thrift Supervision and subject to Office of Thrift Supervision regulations, examinations, supervision and reporting requirements. In addition, the Office of Thrift Supervision will have enforcement authority over Poage Bankshares and its subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. However, under the Dodd-Frank Act, the functions of the Office of Thrift Supervision relating to savings and loan holding companies and their non-insured subsidiaries, as well as rulemaking and supervision authority over thrift holding companies, will be transferred to the Federal Reserve Board. See “—Dodd-Frank Act” above.

Permissible Activities. Under present law, the business activities of Poage Bankshares will be generally limited to those activities permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act of 1956, as amended, or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance as well as activities that are incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain additional activities authorized by Office of Thrift Supervision regulations.

Federal law prohibits a savings and loan holding company, including Poage Bankshares, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a nonsubsidiary company engaged in activities that are not closely related to banking or financial in nature, or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.

The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions:

(i)	the approval of interstate supervisory acquisitions by savings and loan holding companies; and

(ii)	the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisition.

The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Federal Securities Laws

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the shares of common stock to be issued pursuant to the stock offering. Upon completion of the stock offering, our common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. We will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

Under regulations of the Office of Thrift Supervision the shares of common stock must remain registered for a period of at least three years following completion of the conversion. Following the three year period, and pursuant to the rules of the Securities and Exchange Commission, Poage Bankshares may determine to deregister the common stock provided there are less than 300 record holders as calculated under the rules and regulations of the Securities and Exchange Commission.

The registration under the Securities Act of 1933 of shares of common stock to be issued in the stock offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not our affiliates may be resold without registration. Shares purchased by our affiliates will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If we meet the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of ours that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, we may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, our Chief Executive Officer and Chief Operating Officer will be required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal control over financial reporting; they have made certain disclosures to our auditors and the audit committee of the Board of Directors about our internal control over financial reporting; and they have included information in our quarterly and annual reports about their evaluation and whether there have been changes in our internal control over financial reporting or in other factors that could materially affect internal control over financial reporting. We will be subject to further reporting and audit requirements beginning with the fiscal year ending September 30, 2011 under the requirements of the Sarbanes-Oxley Act. We will prepare policies, procedures and systems designed to ensure compliance with these regulations.

MANAGEMENT OF POAGE BANKSHARES, INC.

Shared Management Structure

The directors of Poage Bankshares are the same persons who are the directors of Home Federal. In addition, each executive officer of Poage Bankshares is also an officer of Home Federal. We expect that Poage Bankshares and Home Federal will continue to have common executive officers until there is a business reason to establish separate management structures.

Executive Officers of Poage Bankshares, Inc.

The following table sets forth information regarding the executive officers of Poage Bankshares. The executive officers of Poage Bankshares are elected annually.

Name	Age	Position

Robert S. Curtis	60	Co-President and Co-Chief Executive Officer

Darryl E. Akers	59	Vice Chairman, Co-President, Co-Chief Executive Officer and Chief Financial Officer

James W. King	52	Chief Information Officer and Corporate Secretary

The officers of Poage Bankshares and Home Federal are appointed annually by the Board of Directors. The business experience of our executive officer who is not also a director is set forth below.

Robert S. Curtis is Co-President and Co-Chief Executive Officer of Home Federal. Prior to these appointments in February 2011, he served as Chief Operating Officer of Home Federal. Prior to joining Home Federal, Mr. Curtis served as President, Chief Operating Officer and Director of Classic Bank, Ashland, Kentucky.

Directors of Poage Bankshares, Inc.

Poage Bankshares has seven directors. Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. Directors of Home Federal will be elected by Poage Bankshares as its sole stockholder. In the first quarter of 2011, the board of directors expects to expand the board of directors by one seat and to appoint Robert S. Curtis to the board as Vice Chairman.

The following table states our directors’ names, their ages as of September 30, 2010, the year in which each began serving as a director of Home Federal and the year in which their current terms as a director of Poage Bankshares and Home Federal expire:

Name	Position(s) Held With Poage Bankshares, Inc.	Age	Director Since*	Current Term Expires

J. Thomas Rupert	Chairman of the Board	65	1981	2012

Darryl E. Akers	Vice Chairman, Co-President, Co-Chief Executive Officer and Chief Financial Officer	59	1991	2012

James W. King	Director, Chief Information Officer and Secretary	52	1997	2013

Thomas P. Carver	Director	60	2006	2012

Everette B. Gevedon	Director	53	1998	2013

Stuart N. Moore	Director	53	2005	2014

Charles W. Robinson	Director	65	1996	2014

*	Includes service as a director of Home Federal.

The Business Background of Our Directors and Executive Officers

Directors:

Darryl Akers currently serves as Vice Chairman, Co-President, Co-Chief Executive Officer and Chief Financial Officer of Home Federal Savings and Loan Association. Prior to these officer appointments in February 2011, he served as President, Chief Executive Officer and director. Mr. Akers was appointed to the board of directors in 1991 and became President and Chief Executive Officer in 1997. He has been employed by Home Federal Savings and Loan Association since 1973, and has held several positions prior to being named President and Chief Executive Officer, including President, Vice President, loan officer and controller. Mr. Akers was selected to service as a director of Home Federal Savings and Loan Association because his extensive experience in a variety of roles at Home Federal Savings and Loan Association provides a broad and unique perspective on the challenges facing our organization and our business strategies and operations.

James W. King currently serves as Executive Vice President, Chief Information Officer and as a member of the board of directors of Home Federal Savings and Loan Association. Mr. King was appointed to the board of directors in 1997 and currently serves as Corporate Secretary. Mr. King has been employed by Home Federal Savings and Loan Association since 1983, and has held several positions prior to being named Executive Vice President and Chief Information Officer. Mr. King was selected to serve as a director of Home Federal Savings and Loan Association because his experience in a variety of roles at Home Federal Savings and Loan Association provides perspective on the challenges facing our organization and our business strategies and operations.

J. Tom Rupert currently serves as Chairman of the Board of Directors of Home Federal Savings and Loan Association and was appointed to that position in 2006. He has been a member of the board of directors of Home Federal Savings and Loan Association since 1981. He retired as President of Kentucky-Rupert Insurance Agency, Inc., an independent insurance agency in Ashland, Kentucky, on December 31, 2009, however he continues to serve as a director of Kentucky-Rupert Insurance Agency. Mr. Rupert is a past board member of the Ashland Area Chamber of Commerce and is a member and past President of the Kiwanis Club of Ashland. Mr. Rupert was selected to serve as a director of Home Federal Savings and Loan Association because his experience in insurance and financial services provides insight and perspective with respect to general business operations, as well as experience reviewing financial statements.

Thomas P. Carver is President of Light Express, Inc., Cascar Management & Leasing Corp. and Light Logistics, Inc. Mr. Carver was selected to serve as director of Home Federal Savings and Loan Association because his extensive experience in industry provides a broad and unique perspective on the challenges facing our organization and our business strategies and operations.

E. B. Gevedon, MD is President and Chief Executive Officer of Family Allergy Services, Inc., a position he has held for twenty-three (23) years. Dr. Gevedon is a founding member and past Chairman of the Ashland Alliance, the new Chamber of Commerce and Economic Development serving a two-county area. He also served as Chairman of the City of Ashland’s Economic Development Board for five years. His other community service and business activities include current service on the Ashland City Park Board and the Boyd County Board of Health. Dr. Gevedon has previously served as Chairman of the Ashland Tourism Commission and as a board member of the Ashland Community College Foundation and the Highlands Museum and Discovery Center. Dr. Gevedon was selected to serve as a director of Home Federal Savings and Loan Association because his extensive experience in a variety of roles provides a broad and unique perspective on the challenges facing our organization and our business strategies and operations.

Stuart N. Moore, DMD recently retired from dentisty after practicing for twenty-five (25) years in the Ashland area. He is currently President of Jasmine Properties LLC, which owns and manages residential and commercial rental properties. Dr. Moore obtained his real estate sales license in 1993 and is employed by Robinson Realty. Dr. Moore was selected to serve as a director because his knowledge of real estate value from construction, comparable sales and income approaches are helpful in evaluating loan approvals, as well as experience reviewing financial statements.

Charles W. Robinson is a certified public accountant who has worked extensively with businesses operating in the Home Federal Savings and Loan Association community. Mr. Robinson has worked in public accounting since 1973. Mr. Robinson performed the audit of Home Federal Savings and Loan Association prior to becoming a director. Mr. Robinson has experience in real estate. Mr. Robinson was selected to serve as a director of Home Federal Savings and Loan Association because his experience in public accounting and real estate provides a broad and unique perspective on the challenges facing our organization and our business strategies and operations, and because his experience as a certified public accountant provides unique insight into our financial accounting practices and procedures, financial reporting and our relationship with our auditors.

Board Independence

The Board of Directors affirmatively determines the independence of each director in accordance with Nasdaq Stock Market (“NASDAQ”) rules. The Board of Directors has determined that each of our directors is independent of Poage Bankshares under NASDAQ rules except for Co-President, Co-Chief Executive Officer and Chief Financial Officer Darryl E. Akers, Chief Information Officer and Secretary James W. King. Mr. Akers and Mr. King are not independent because they are executive officers.

Meetings and Committees of the Board of Directors

We conduct business through meetings of our Board of Directors and its committees. The Board of Directors of Poage Bankshares, which was established in January 2011, has established the following standing committees: the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee. Each of these committees will operate under a written charter, which governs its composition, responsibilities and operations.

The Audit Committee will consist of Directors                     ,                      and                     , with Mr.                      serving as chairman. The Nominating and Corporate Governance Committee will consist of Directors                     ,                      and                     , with Mr.                      serving as chairman. The Compensation Committee will consist of Directors                     ,                      and                     , with Mr.                      serving as chairman.

Based on its review of the criteria of an “audit committee financial expert” under the rules adopted by the Securities and Exchange Commission, the Board of Directors has determined that director Charles W. Robinson qualifies as an audit committee financial expert.

Executive Officer Compensation

Summary Compensation Table. The table below summarizes for the year ended September 30, 2010 the total compensation paid to or earned by Darryl E. Akers, who served as our President and Chief Executive Officer during the year ended September 30, 2010, and our three other most highly compensated executive officers. Each individual listed in the table below is referred to as a “named executive officer.”

Summary Compensation Table For the Year Ended September 30, 2010
Name and principal position	Year	Salary ($)	Bonus ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)(1)	Total ($)
Darryl E. Akers Co-President, Co-Chief Executive Officer and Chief Financial Officer	2010	136,810	20,000	—	37,821	194,361
James W. King Executive Vice President	2010	92,146	20,000	—	63,153	175,299
Cheryl Deborde (2) Chief Financial Officer, Retired	2010	57,673	20,000	—	105,807	183,480
Robert S. Curtis Co-President and Co-Chief Executive Officer	2010	110,000	20,000	—	3,775	133,775

(1)	The amounts in this column reflect what Home Federal Savings and Loan Association paid for, or reimbursed, the applicable named executive officer for the various benefits and perquisites received. A break-down of the various elements of compensation in this column is set forth in the table provided below.
(2)	Ms. Deborde resigned as our Chief Financial Officer effective July 20, 2010.

All Other Compensation
Name	Automobile Expenses ($)		Board and Other Fees ($)		Employer Contributions to 401(k) Plan ($)	Life Insurance(3) ($)	Appraisal Fees ($)	Total All Other Compensation ($)		Total ($)
Darryl E. Akers	1,202	(1)	17,400	(2)	—	19,219	—	—		37,821
James W. King	—		16,800	(2)	—	3,953	42,400	—		63,153
Cheryl Deborde (4)	—		16,800	(2)	—	162	—	84,588	(3)	105,875
Robert S. Curtis	—		—		3,613	4,419	—	—		3,775

(1)	Represents amount taxed to Mr. Akers for his use of an automobile provided by Home Federal Savings and Loan Association.
(2)	Represents fees paid to Messrs. Akers and King and Ms. Deborde for service on the Board of Directors.
(3)	Amounts in this column reflect imputed income from premiums paid by Home Federal Savings and Loan Association with respect to life insurance premiums as well as life insurance premiums paid by Home Federal Savings and Loan Association.
(4)	In connection with Ms. Deborde’s termination of employment, Ms. Deborde received $77,500 in severance and $7,088 in lieu of unused vacation time.

Benefit Plans and Agreements

Executive Supplemental Retirement Plans. Home Federal Savings and Loan Association has purchased insurance policies on the lives of Messrs. Akers, King and Ms. Deborde and has entered into an Executive Supplemental Retirement Plan (“Plan”) with each of Messrs. Akers, King and Ms. Deborde. The insurance policies are owned by Home Federal Savings and Loan Association which paid each premium due on the policies in a single lump sum. Under the Executive Supplemental Retirement Plans, upon an executive’s death while he or she was employed, the executive’s beneficiary will be paid a death benefit equal to the executive’s Pre-Retirement Account, as defined in the plan. In the event of the executive’s deaths as of September 30, 2010, the beneficiaries of Messrs. Akers, King and Ms. Deborde would receive a death benefit of approximately $293,792, $108,868, and $82,397, respectively.

In the event an executive remains in the employment of Home Federal Savings and Loan Association until normal retirement age (age 65), he or she shall receive the balance in the Pre-Retirement Account in two hundred and forty (240) equal monthly installments commencing thirty (30) days following the date of the executive’s retirement. In the event an executive terminates employment following a change in control, then the executive shall receive the benefits as if the executive had attained normal retirement age. In the event of a termination of employment following a change in control as of September 30, 2010, Messrs. Akers and King would receive, beginning at normal retirement age (as defined in the agreement), an estimated monthly benefit of $2,417 and $908, respectively, which would be payable for two hundred and forty months. Since Ms. Deborde terminated employment prior to September 30, 2010, she is not entitled to receive an additional benefit if a change in control occurred. Ms. Deborde currently receives a monthly benefit of $676, which is payable for two hundred and forty months.

Split Dollar Agreements. Home Federal Savings and Loan Association has purchased insurance policies on the lives of Messrs. Akers and King, and Home Federal Savings and Loan Association has entered into endorsement Split Dollar Agreements with each of Messrs. Akers and King. The policies are owned by Home Federal Savings and Loan Association, which paid each premium due on the policies in a single lump sum. The amount of the premiums paid for the life insurance policies was $1,058,635, $365,405, and $390,435, respectively, on behalf of Messrs. Akers, King and Ms. Deborde. Under the Split Dollar Agreements, upon an executive’s death while he is an executive of Home Federal Savings and Loan Association, the executive’s beneficiary will be paid a death benefit equal to the 80% of the total death proceeds of the life insurance policies minus the cash surrender value of the policies. In the event of the executive’s deaths as of September 30, 2010, the beneficiaries of Messrs. Akers and King would receive a death benefit of $1,133,000, and $552,000, respectively.

In the event Mr. King dies after he terminated employment for any reason, including retirement, his beneficiary will be entitled to a reduced benefit, which will be determined based on the number of full years the executive has been employed since the date of hire. When Mr. King attains the age of 55, his beneficiary will be entitled to the full death benefit, as described above. Since Mr. Akers is over age 55, his beneficiary will be entitled to the full death benefit. The Split Dollar Agreement may be terminated if the executive is terminated for cause (as defined in the agreement) or upon Home Federal Savings and Loan Association’s cancellation of the life insurance policies. Upon termination, the executive will have an option to purchase the insurance policies for an amount equal to the greater of the cash value of the policies or the amount of premiums paid by the Bank.

401(k) Plan. Home Federal Savings and Loan Association participates in the Pentegra Defined Contribution Plan for Financial Institutions, a tax-qualified defined contribution plan for eligible employees (the “401(k) Plan”). Employees who have completed two consecutive months of service and attained the age of 21 will be eligible to participate in the 401(k) Plan.

Under the 401(k) Plan a participant may elect to defer, on a pre-tax basis, up to 75% of his or her salary in any plan year, subject to limits imposed by the Internal Revenue Code. For 2011, the salary deferral contribution limit is $16,500, provided, however, that a participant over age 50 may contribute an additional $5,500 to the 401(k) Plan. In addition, Home Federal Savings and Loan Association may also elect to provide a discretionary employer contribution, which is shared among all eligible participants. A participant is always 100% vested in his or her salary deferral contributions and a participant will become 100% vested in employer discretionary contributions, if any, after completing three years of service. Generally, unless the participant elects otherwise, the participant’s account balance will be distributed as a result of a participant’s termination of employment with Home Federal Savings and Loan Association.

Defined Benefit Pension Plan. Home Federal Savings and Loan Association participates in the Pentegra Defined Benefit Plan for Financial Institutions, a multi-employer pension plan (the “Pension Plan”). The Pension Plan covers all eligible employees meeting certain service and age requirements that were employed by Home Federal Savings and Loan Association prior to January 1, 2007. Effective January 1, 2007, Home Federal Savings and Loan Association amended the Pension Plan to provide that employees hired after December 31, 2006 would not be eligible to participate in the Pension Plan. Eligible employees hired before January 1, 2007 continue to earn benefits under the Pension Plan. During the year ended September 30, 2010, Home Federal recognized $352,569 as a pension expense.

Employee Stock Ownership Plan. In connection with the conversion, Home Federal Savings and Loan Association adopted an employee stock ownership plan for eligible employees. Eligible employees who have attained age 21 and completed one year of service will begin participation in the employee stock ownership plan on the later of the effective date of the conversion or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 8% of the total number of shares of Poage Bankshares, Inc. common stock issued in the offering. We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from Poage Bankshares, Inc. equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Home Federal Savings and Loan Association’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 20-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be an adjustable rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. Thereafter the interest rate will adjust annually and will be the prime rate on the first business day of the calendar year, retroactive to January 1 of such year. See “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as we repay the loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. A participant will become 100% vested in his or her account balance after completing three years of service. Participants who were employed by Home Federal Savings and Loan Association immediately prior to the offering will receive credit for vesting purposes for years of service prior to adoption of the employee stock ownership plan. Participants also will become fully vested automatically upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon separation from service. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

The employee stock ownership plan permits participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Home Federal Savings and Loan Association will record a compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts, which may be more or less than the original issue price. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in Poage Bankshares, Inc.’s earnings.

Director Compensation

The following table sets forth for the year ended September 30, 2010 certain information as to the total remuneration we paid to our directors other than Messrs. Akers, King and Ms. Deborde. Information with respect to director fees paid to Messrs. Akers, King and Ms. Deborde is included above in “Executive Officer Compensation—Summary Compensation Table.”

Directors Compensation Table For the Year Ended September 30, 2010
Name	Fees earned or paid in cash ($)	Nonqualified deferred compensation earnings ($)	All Other Compensation ($)	Total ($)
Thomas P. Carver	19,900	—	—	19,900
Everette B. Gevedon	18,200	—	—	19,900
Stuart N. Moore	16,800	—	—	18,500
Charles W. Robinson	18,200	—	—	19,900
J. Thomas Rupert	19,500	—	—	21,200

Director Fees

Each director of Poage Bankshares, Inc. will be paid a monthly meeting fee of $1,400, except Mr. Akers receives $1,450 as Vice-Chairman of the Board of Directors and Mr. Rupert receives $2,500 as Chairman of the Board. Each non-employee director receives $500 per committee meeting. Each non-employee director receives $500 for each special meeting and employee directors receive $500 for each special meeting only if it is held after regular office hours.

Each person who serves as a director of Poage Bankshares, Inc. also serves as a director of Home Federal Savings and Loan Association and earns director and committee fees only in his or her capacity as a board or committee member of Home Federal Savings and Loan Association. Upon completion of the conversion, we expect that directors of Home Federal Savings and Loan Association will continue to receive directors’ fees equivalent to the fees paid prior to the conversion and that Poage Bankshares, Inc. will not pay director or committee fees.

Director Plans

Director Supplemental Retirement Plans. Home Federal Savings and Loan Association has purchased insurance policies on the lives of Messrs. Carver, Gevedon, Moore, Robinson and Rupert and has entered into a Director Supplemental Retirement Plan (“Plan”) with each of Messrs. Carver, Gevedon, Moore, Robinson and Rupert. The insurance policies are owned by Home Federal Savings and Loan Association which paid each premium due on the policies in a single lump sum. The amount of the premiums paid for the life insurance policies was $220,000, $60,846, $121,000, $115,504 and $132,030, respectively, on behalf of Messrs. Carver, Gevedon, Moore, Robinson and Rupert. Under the Director Supplemental Retirement Plans, upon a director’s death, the director’s beneficiary will be paid a death benefit equal to the director’s accrued liability retirement plan, as defined in the plan. In the event of the director’s deaths as of

September 30, 2010, the beneficiaries of Messrs. Carver, Gevedon, Moore, Robinson and Rupert would receive a death benefit of approximately $26,476, $13,121, $9,548, $58,638 and $60,037, respectively.

In the event Messrs. Carver, Gevedon, Moore, Robinson and Rupert remain in the service of Home Federal Savings and Loan Association until normal retirement age (age 70), he or she shall receive an annual benefit payable over thirteen years (fourteen for Messrs. Robinson and Rupert) in monthly installments commencing thirty (30) days following the date of the director’s retirement. In the event a director terminates employment following a change in control, then the director shall receive the benefits as if the director had attained normal retirement age. In the event of a termination of employment following a change in control as of September 30, 2010, Messrs. Carver, Gevedon, Moore, Robinson and Rupert would receive, beginning at normal retirement age (as defined in the plan), amounts specified in an exhibit to each director’s agreement, which provides for different payment amounts in different years. The first year’s payment amounts are $13,327, $12,921, $8,655, $11,832 and $12,601, respectively, which would be payable for up to thirteen years (fourteen for Messrs. Robinson and Rupert).

Benefits to be Considered Following Completion of the Stock Offering

Following the stock offering, we intend to adopt a new stock-based incentive plan that will provide for grants of stock options and restricted common stock awards. In accordance with applicable regulations, we anticipate that the plan will authorize a number of stock options and a number of shares of restricted stock, not to exceed 10% and 4%, respectively, of the shares issued in the offering. These limitations will not apply if the plan is implemented more than one year after the conversion.

The stock-based incentive plan will not be established sooner than six months after the stock offering and, if adopted within one year after the stock offering, would require the approval by stockholders owning a majority of the outstanding shares of common stock of Poage Bankshares. If the stock-based incentive plan is established after one year after the stock offering, it would require the approval of our stockholders by a majority of votes cast.

The following additional restrictions would apply to our stock-based incentive plan only if the plan is adopted within one year after the stock offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•	any non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Home Federal or Poage Bankshares.

Assuming the market price of the common stock is $10.00 per share; the options are granted with an exercise price of $10.00 per share; the dividend yield on the stock is 0%; the expected option life is 7.5 years; the risk free interest rate is 2.53% (based on the ten-year Treasury rate) and the volatility rate on the shares of common stock is 17.86% (based on an index of publicly traded thrift institutions), the estimated grant-date fair value of the options utilizing a Black-Scholes option pricing analysis is $2.76 per option granted. Assuming this value is amortized over a five-year vesting period, the corresponding annual pre-tax expense associated with the stock options would be $146,000 at the maximum of the offering range. In addition, assuming that all shares of restricted stock are awarded at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with restricted stock awarded under the stock-based benefit plan would be $211,600 at the maximum of the offering range. However, if we grant shares of common stock or options in excess of these amounts or at higher prices, such grants would increase our costs further.

The shares of restricted stock granted under the stock-based benefit plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded. If the shares of restricted stock to be granted under the plan are repurchased in the open market (rather than issued directly from authorized but unissued shares by Poage Bankshares) and cost the same as the $10.00 purchase price in the stock offering, the reduction to stockholders’ equity due to the plan would be between $782,000 at the minimum of the offering range and $1,058,000 at the maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to stockholders’ equity would be less than the range described above.

The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that are available under one or more stock-based benefit plans if such plans are adopted within one year following the completion of the conversion and the offering. The table shows the dilution to stockholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all employees. A portion of the stock grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased			Dilution Resulting From Issuance of Shares for Stock Benefit Plans	Value of Grants (1)
	At Minimum of Offering Range	At Maximum of Offering Range	As a Percentage of Common Stock to be Issued (2)(3)		At Minimum of Offering Range	At Maximum of Offering Range
					(Dollars in thousands)
Employee stock ownership plan	156,400	211,600	8.00%	7.41%	$1,564,000	$2,116,000
Stock awards	78,200	105,800	4.00	3.85%	782,000	1,058,000
Stock options	195,500	264,500	10.00	9.09%	539,580	730,020

Total	430,100	581,900	22.00%	20.34%	$2,885,580	$3,904,020

(1)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $2.76 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0%; an expected option life of 7.5 years; a risk-free interest rate of 2.53%; and a volatility rate of 17.86% based on an index of publicly traded thrift institutions. The actual expense of stock options granted under a stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be the Black-Scholes model.
(2)	The stock-based benefit plans may award a greater number of options and shares, respectively, if the plans are adopted more than 12 months after the completion of the conversion.
(3)	The table assumes Home Federal will have 10% tangible capital following the conversion in order to allow stock awards equal to 4% of the stock issued.

The actual value of restricted stock grants will be determined based on their fair value (the closing market price of shares of common stock of Poage Bankshares) as of the date grants are made. The following table presents the total value of all shares to be available for awards of restricted stock under the stock-based benefit plan, assuming the shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $16.00 per share at the time of the grant.

Share Price	78,200 Shares Awarded at Minimum of Offering Range	92,000 Shares Awarded at Midpoint of Offering Range	105,800 Shares Awarded at Maximum of Offering Range	121,670 Shares Awarded at Maximum of Offering Range, As Adjusted
(In thousands, except share price information)
$8.00	$626	$736	$846	$973
10.00	782	920	1,058	1,217
12.00	938	1,104	1,270	1,460
14.00	1,095	1,288	1,481	1,703
16.00	1,251	1,472	1,693	1,947

The grant-date fair value of the stock options granted under the stock-based benefit plans will be based, in part, on the closing price of shares of common stock of Poage Bankshares on the date the options are granted. The fair value will also depend on the various assumptions utilized in the option-pricing model ultimately adopted. The following table presents the total estimated value of the stock options to be available for grant under the stock-based benefit plans, assuming the range of market prices for the shares are $8.00 per share to $16.00 per share at the time of the grant.

Exercise Price	Grant-Date Fair Value Per Option	195,500 Options at Minimum of Range	230,000 Options at Midpoint of Range	264,500 Options at Maximum of Range	304,175 Options at Maximum of Range, As Adjusted
(In thousands, except share price information)
$8.00	$2.21	$432	$508	$585	$672
10.00	2.76	540	635	730	840
12.00	3.31	547	761	875	1,007
14.00	3.86	755	888	1,021	1,174

The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 15.

These restrictions do not apply to plans adopted after one year following the completion of the stock offering.

We have not yet determined whether we will present the stock-based incentive plan for stockholder approval within one year following the completion of the conversion or whether we will present this plan for stockholder approval more than one year after the completion of the conversion. In the event the Office of Thrift Supervision changes its regulations or policies regarding stock-based incentive plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

Transactions with Certain Related Persons

Loans and Extensions of Credit. Federal law requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. Federal regulations adopted under this law permit executive officers and directors to receive the same terms that are widely available to other employees as long as the director or executive officer is not given preferential treatment compared to the other participating employees. Loans to executive officers must be approved by the full Board of Directors regardless of amounts.

Home Federal makes loans to its directors, executive officers and employees through an employee loan program. The program applies only to first or second mortgage loans on a primary or secondary residence. Home Federal waives the $175 loan processing fee for loans made under the employee loan program. Except for the waived loan processing fee, these loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

The following table sets forth loans made by Home Federal to its directors and executive officers where the largest amount of all indebtedness outstanding during the years ended September 30, 2010 and 2009, and all amounts of interest payable during each year, respectively, exceeded $120,000, and where the borrowers received reduced origination fees, as described above.

Name	Position	Nature Of Transaction	Largest Aggregate Balance from 10/01/09 to 9/30/10	Interest Rate	Principal Balance 9/30/10	Principal Paid 10/01/09 to 9/30/10	Interest Paid 10/01/09 to 9/30/10

Stuart Moore	Director	Second Home	$934,796.89	5.50%	$655,155.42	$279,641.47	$53,394.08

Darryl Akers	Director/ CEO	Personal Home Loan	316,102.81	6.25	311,908.04	4,194.77	19,629.30

Darryl Akers	Director/ CEO	Personal Home HELOC(1)	16,907.77	5.99	13,001.91	5,971.90	853.12

James King	Director/ CIO	Personal Home Loan	156,612.04	5.00	152,345.75	4,266.29	7,733.71

James King	Director/ CIO	Personal Auto Loan	25,954.57	6.25	20,798.49	5,156.08	1,492.28

Name	Position	Nature Of Transaction	Largest Aggregate Balance from 10/01/08 to 9/30/09	Interest Rate	Principal Balance 9/30/09	Principal Paid 10/01/08 to 9/30/09	Interest Paid 10/01/09 to 9/30/09

Stuart Moore	Director	Second Home	$980,072.85	5.50%	$934,796.89	$45,275.96	$52,774.00

Darryl Akers	Director/ CEO	Personal Home Loan	320,905.69	6.25	316,102.81	4,802.88	19,917.12

Darryl Akers	Director/ CEO	Personal Home HELOC(1)	13,000.00	5.99	12,305.23	694.77	136.27

James King	Director/ CIO	Personal Home Loan	126,597.20	6.00	—	126,597.20	1,181.58

James King	Director/ CIO	Personal Auto	33,037.00	6.25	25,954.57	7,082.43	1,811.35

(1)	Home equity loan or line of credit.

Other than as described above and except for executive officers whose loans were made on preferential terms but for which the principal balance has been less than $120,000 since October 1, 2008, all loans made by Home Federal to executive officers, directors, immediate family members of executive officers and directors, or organizations with which executive officers and directors are affiliated, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to Home Federal, and did not present any unusual risk of collectability or have any other unfavorable features. Home Federal is in compliance with these federal regulations with respect to its loans and extensions of credit to executive officers and directors.

In addition, loans made to a director or executive officer must be approved in advance by a majority of the disinterested members of the Board of Directors. The aggregate amount of our loans to our officers and directors and their related entities was $1.2 million at September 30, 2010. As of September 30, 2010, these loans were performing according to their original terms.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of the directors and executive officers of Poage Bancshares Inc. and Home Federal and their associates, and by all directors and executive officers as a group. However, there can be no assurance that any individual director or executive officer, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. The table includes, however, shares of common stock that may be purchased through the deferred compensation plans of Home Federal. The directors and officers have indicated their intention to subscribe in the offering for an aggregate of $1.46 million of shares of common stock, equal to 7.5% of the number of shares of common stock to be sold in the offering at the minimum of the offering range, assuming shares are available. Purchases by directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale.

Name	Number of Shares	Aggregate Purchase Price	Percent at Minimum of Offering Range
J. Thomas Rupert	30,000	$300,000	1.5%
Darryl E. Akers	1,000	10,000	*
James W. King	5,000	50,000	*
Thomas P. Carver	30,000	300,000	1.5
E. B. Gevedon	15,000	150,000	*
Stuart N. Moore	30,000	300,000	1.5
Charles W. Robinson	30,000	300,000	1.5
Robert S. Curtis	5,000	50,000	*

All directors and executive officers as a group (8 persons)	$146,000	$1,460,000	7.5%

*	Less than 1%.

THE CONVERSION; PLAN OF DISTRIBUTION

The Board of Directors of Home Federal has approved the plan of conversion. The plan of conversion must also be approved by Home Federal’s members. A special meeting of members has been called for this purpose. The Office of Thrift Supervision has conditionally approved the plan of conversion; however, such approval does not constitute a recommendation or endorsement of the plan of conversion by the Office of Thrift Supervision.

General

The Board of Directors of Home Federal adopted the plan of conversion on December 21, 2010; the plan of conversion was amended and restated on February 3, 2011. Pursuant to the plan of conversion, Home Federal will convert from the mutual form of organization to the fully stock form and we will sell shares of common stock to the public in our offering. In connection with the conversion, we have organized a new Maryland stock holding company named Poage Bankshares, Inc. When the conversion is completed, all of the capital stock of Home Federal will be owned by Poage Bankshares, and all of the common stock of Poage Bankshares will be owned by public stockholders.

We intend to retain between $9.1 million and $12.5 million of the net proceeds of the offering, or $14.4 million if the offering range is increased by 15%, and to contribute the balance of the net proceeds to Home Federal. The conversion will be consummated only upon the issuance of at least 1,955,000 shares of our common stock offered pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified employee benefit plans, including our employee stock ownership plan, supplemental eligible account holders and other members. If all shares are not subscribed for in the subscription offering, we may, in our discretion, offer common stock for sale in a community offering to members of the general public, with a preference given to natural persons residing in the Kentucky counties of Greenup, Lawrence and Boyd. In addition, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc., acting as our agent.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock that we receive in the community offering or syndicated community offering. The community and syndicated community offerings, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval of the Office of Thrift Supervision. See “—Community Offering” and “—Syndicated Community Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated consolidated pro forma market value of Poage Bankshares. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Determination of Share Price and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion and offering. We recommend reading the plan of conversion in its entirety for more information. A copy of the plan of conversion is available for inspection at the home office of Home Federal and at the Southeast Regional Office and the Washington, D.C. Office of the Office of Thrift Supervision. The plan of conversion is also filed as an exhibit to Home Federal’s application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the Office of Thrift Supervision. In addition, a copy of the plan has also been included as an exhibit to the registration statement filed by Poage Bankshares with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Reasons for the Conversion

Our primary reasons for converting and raising additional capital through the offering are:

•	to increase our capital to support lending and deposit growth;

•	to enhance our lending capacity by increasing our regulatory limits;

•

to have greater flexibility to structure and finance opportunities for expansion into new markets, including through de novo branching, branch acquisitions or acquisitions of other financial institutions, although we have no current arrangements or agreements with respect to any such transactions; and

•	to retain and attract qualified personnel by establishing stock-based benefit plans for management and employees.

Historically, Home Federal has operated as a traditional mutual savings and loan association dedicated primarily to offering residential mortgage loans and various deposit products to customers in our market area. Our market area did not experience the extreme growth in 2003 through 2007 that characterized many “bubble” markets across the country. As a result, our market area has not experienced the extreme economic downturn, or the significant increase in loan delinquencies and foreclosures, that has occurred in many other markets. However, the significant changes in the financial services industry that have occurred in recent years as a result of the collapse of the financial markets in 2008, and the severe nationwide economic recession that followed, have severely strained the financial and managerial resources of community banks and will continue to do so in the future. Management believes that Home Federal will be better equipped to address these challenges as a more well-capitalized institution in a stock holding company structure.

While our mutual savings and loan association charter enabled us in the past to operate successfully in our local market, it is not suitable for our future plans for growth through increased lending and expansion into new markets as opportunities arise. Specifically, mutual institutions cannot raise capital or issue stock to support growth. In addition, mutual institutions cannot offer stock incentives to attract and retain highly qualified management personnel. Management believes that the additional capital raised in the offering will enable us to take advantage of business opportunities that may not otherwise be available to us.

As of September 30, 2010, Home Federal was considered “well capitalized” for regulatory purposes and is not subject to a directive or a recommendation from the Office of Thrift Supervision to raise capital. The proceeds from the stock offering will further improve our capital position during a period of significant economic, regulatory and political uncertainty.

Approvals Required

The affirmative vote of a majority of the total eligible votes of members of Home Federal at the special meeting of members is required to approve the plan of conversion. The plan of conversion also must be approved by the Office of Thrift Supervision, which has given its conditional approval to the plan of conversion.

A special meeting of members to consider and vote upon the plan of conversion has been set for [meeting date].

Effects of Conversion on Depositors, Borrowers and Members

Continuity. While the conversion is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. We will continue to be a federal mutual savings and loan association and will continue to be regulated by the Office of Thrift Supervision. After the conversion, we will continue to offer existing services to depositors, borrowers and other customers. The directors serving Home Federal at the time of the conversion will be the directors of both Home Federal and Poage Bankshares, a Maryland corporation, after the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion, each depositor of Home Federal at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from Home Federal will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members. At present, all of our depositors are members of, and have voting rights in, Home Federal as to all matters requiring membership action. Upon completion of the conversion, depositors will cease to be members of Home Federal and will no longer have voting rights. Upon completion of the conversion, all voting rights in Home Federal will be vested in Poage Bankshares as the sole stockholder of Home Federal. The stockholders of Poage Bankshares will possess exclusive voting rights with respect to Poage Bankshares common stock.

Tax Effects. We will receive an opinion of counsel or tax advisor with regard to federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to Home Federal or its members. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in Home Federal has both a deposit account in Home Federal and a pro rata ownership interest in the net worth of Home Federal based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of Home Federal. Any depositor who opens a deposit account obtains a pro rata ownership interest in Home Federal without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Home Federal, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a mutual savings institution normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that the association is completely liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Home Federal after other claims, including claims of depositors to the amounts of their deposits, are paid.

In the unlikely event that Home Federal were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of the “liquidation account” to depositors as of September 30, 2009 and             , 2011 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to Poage Bankshares as the holder of Home Federal’s capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “—Liquidation Rights.”

Determination of Share Price and Number of Shares to be Issued

The plan of conversion and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial, LC. to prepare an independent valuation appraisal. For its services in preparing the initial valuation, RP Financial, LC. will receive a fee of $50,000, and will be reimbursed for its expenses up to $7,500. RP Financial, LC. will receive an additional fee of $5,000 for each update to the valuation appraisal. We have agreed to indemnify RP Financial, LC. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

The independent valuation appraisal considered the pro forma impact of the offering. Consistent with the Office of Thrift Supervision appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. RP Financial, LC. did not place significant emphasis on the price-to-assets approach, believing that, under current market conditions, the price-to-assets approach would not sufficiently take into account the effects of any abnormal variability in earnings and book value and any withdrawals of customer deposits to purchase stock in the offering. The market value ratios applied in the three methodologies were based upon the current market valuations of a peer group of ten companies identified by RP Financial, LC., subject to valuation adjustments applied by RP Financial, LC. to account for differences between us and the peer group. Information relating to the ten peer group companies is provided in under “Summary—How We Determined the Offering Range.”

The independent valuation was prepared by RP Financial, LC. in reliance upon the information contained in this prospectus, including our financial statements. RP Financial, LC. also considered the following factors, among others:

•	our present and projected results and financial condition;

•	the economic and demographic conditions in our existing market area;

•	certain historical, financial and other information relating to us;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•	the impact of the conversion and the offering on our equity and earnings potential;

•	our potential to pay cash dividends; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

Included in the independent valuation were certain assumptions as to our pro forma earnings after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds and purchases in the open market of 4% of the common stock issued in the offering by the stock-based benefit plan at the $10.00 purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

The independent valuation states that as of January 14, 2011, the estimated pro forma market value of Poage Bankshares ranged from $19.6 million to $26.5 million, with a midpoint of $23.0 million. Our Board of Directors decided to offer the shares of common stock for a price of $10.00 per share primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range and the $10.00 price per share, the minimum of the offering range will be 1,955,000 shares, the midpoint of the offering range will be 2,300,000 shares and the maximum of the offering range will be 2,645,000 shares, or 3,041,750 shares if the maximum amount is adjusted because of demand for shares or changes in market conditions.

The following table presents a summary of selected pricing ratios for Poage Bankshares and the peer group companies identified by RP Financial, LC. The pro forma price-to-core earnings multiple is based on core earnings for the 12 months ended September 30, 2010, and the pro forma price-to-book value and price-to-tangible book value ratios are based on equity as of September 30, 2010. Compared to the median pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a premium of 159.40% on a price-to-core earnings basis, a discount of 31.2% on a price-to-book basis and a discount of 31.2% on a price-to-tangible book basis. The higher price-to-core-earnings pricing ratios compared to the peer group result from our having a relatively low level of core income over the most recent 12-month period. In reviewing and approving the valuation, our Board of Directors considered the range of price-to-core earnings multiples and the range of price-to-book value ratios and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering.

	Pro forma price-to-book value ratio	Pro forma price-to-tangible book value ratio	Pro forma price-to-core earnings multiple
Poage Bankshares, Inc.
Maximum, as adjusted	57.47%	57.47%	60.52x
Maximum	53.45%	53.45%	50.35x
Midpoint	49.46%	49.46%	42.19x
Minimum	44.92%	44.92%	34.61x

Valuation of peer group companies using stock prices as of January 14, 2011
Average	76.25%	76.72%	19.95x
Median	77.63%	77.63%	19.41x

Our Board of Directors reviewed the independent valuation and, in particular, considered the following:

•	our financial condition and results of operations;

•	comparison of our financial performance ratios to those of other financial institutions of similar size; and

•	market conditions generally and, in particular, for financial institutions.

All of these factors are set forth in the independent valuation. Our Board of Directors also reviewed the methodology and the assumptions used by RP Financial, LC. in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Office of Thrift Supervision, if required, as a result of subsequent developments in our financial condition or market conditions generally. In the event the independent valuation is updated to amend our pro forma market value to less than $19.6 million or more than $30.4 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to our registration statement.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. RP Financial, LC. did not independently verify our financial statements and other information that we provided to them, nor did RP Financial, LC. independently value our assets or liabilities. The independent valuation considers Home Federal as a going concern and should not be considered as an indication of the liquidation value of Home Federal. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $30.4 million, without resoliciting subscribers, which would result in a corresponding increase of up to 15% in the maximum of the offering range to up to 3,041,750 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “—Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $26.5 million and a corresponding increase in the offering range to more than 3,041,750 shares, or a decrease in the minimum of the valuation range to less than $19.6 million and a corresponding decrease in the offering range to fewer than 1,955,000 shares, then we may promptly return with interest at our current statement savings rate of interest all funds previously delivered to us to purchase shares of common stock and cancel deposit account withdrawal authorizations, and, after consulting with the Office of Thrift Supervision, we may terminate the plan of conversion. Alternatively, we may hold a new offering, establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted by the Office of Thrift Supervision in order to complete the conversion and the offering. In the event of a resolicitation, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. If a person does not respond to the notice of a resolicitation, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision for periods of up to 90 days.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis.

A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the independent valuation appraisal report of RP Financial, LC. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at our main office and as specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the minimum and maximum purchase limitations set forth in the plan of conversion and as described below under “—Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) on September 30, 2009 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of 15,000 shares of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order and certification form all deposit accounts in which he or she has an ownership interest on September 30, 2009. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also our directors or executive officers or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits during the year preceding September 30, 2009.

Priority 2: Tax-Qualified Plans. The plan of reorganization provides that tax-qualified employee plans of Home Federal, such as the employee stock ownership plan, will receive without payment therefor, nontransferable subscription rights to purchase up to 10% of the shares of common stock issued in the offering. The employee stock ownership plan intends to purchase 8% of our outstanding shares. In the event the number of shares offered in the offering is increased above the maximum of the valuation range, tax-qualified employee plans will have a priority right to purchase any shares exceeding that amount up to 10% of the common stock issued in the offering. If market conditions warrant, in the judgment of its trustees, the employee stock ownership plan may instead elect to purchase shares in the open market following the completion of the conversion, subject to the approval of the Office of Thrift Supervision.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee benefit plans, each depositor with a Qualifying Deposit on             , 2011 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 15,000 shares of common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order and certification form all deposit accounts in which he or she has an ownership interest at             , 2011. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee benefit plans and Supplemental Eligible Account Holders, each depositor on the voting record date of [record date] who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 15,000 shares of common stock or 0.10% of the total number of shares of common stock issued in the offering, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Other Member whose subscription remains unfilled in the proportion that the amount of his or her subscription bears to the total amount of subscriptions of all Other Members whose subscriptions remain unfilled.

Expiration Date. The Subscription Offering will expire at     :00 p.m., Kentucky time, on [expire date], unless extended by us for up to 45 days or such additional periods with the approval of the Office of Thrift Supervision, if necessary. Subscription rights will expire whether or not each eligible depositor can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights that have not been exercised prior to the expiration date will become void.

We will not execute orders until we have received orders to purchase at least the minimum number of shares of common stock. If we have not received orders to purchase at least 1,955,000 shares within 45 days after the expiration date and the Office of Thrift Supervision has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at our current statement savings rate and all deposit account withdrawal authorizations will be canceled. If an extension beyond [extension date1] is granted by the Office of Thrift Supervision, we will resolicit subscribers, giving them an opportunity to change or cancel their orders. We will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. If a subscriber does not respond to the notice of a resolicitation, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. Extensions may not go beyond [extension date2], which is two years after the special meeting of our members to vote on the conversion.

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our tax-qualified employee benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion to members of the general public in a community offering. Shares may be offered with a preference to natural persons residing in the Kentucky counties of Greenup, Lawrence and Boyd.

Subscribers in the community offering may purchase up to 15,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in the Kentucky counties of Greenup, Lawrence and Boyd, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons residing in the Kentucky counties of Greenup, Lawrence and Boyd, whose orders remain unsatisfied on an equal number of shares basis per order. If, after the allocation of shares to natural persons residing in the Kentucky counties of Greenup, Lawrence and Boyd, we do not have sufficient shares of common stock available to fill the orders of other members of the general public, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among members of the general public whose orders remain unsatisfied on an equal number of shares basis per order.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the Kentucky counties of Greenup, Lawrence and Boyd, has a present intent to remain within the community for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin at the same time as, during or after the subscription offering. It is currently expected to terminate at the same time as the subscription offering, although it must terminate no more than 45 days following the subscription offering. We may decide to extend the community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond [extension date1]. If an extension beyond [extension date1] is granted by the Office of Thrift Supervision, we will resolicit persons whose orders we accept in the community offering, giving them an opportunity to change or cancel their orders. If a person does not respond to the notice of a resolicitation, we will cancel his or her stock order and return purchase funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. These extensions may not go beyond [extension date2], which is two years after the special meeting of our members to vote on the conversion.

Syndicated Community Offering

The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc., acting as our agent. In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other broker-dealers. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering. The syndicated community offering would terminate no later than [extension date1], unless extended by us, with approval of the

Office of Thrift Supervision. See “—Community Offering—Expiration Date” above for a discussion of rights of persons who place orders in the syndicated community offering in the event an extension is granted.

The opportunity to order shares of common stock in the syndicated community offering is subject to our right to reject orders, in whole or in part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Purchasers in the syndicated community offering are eligible to purchase up to 15,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” We may begin the syndicated community offering at any time following the commencement of the subscription offering.

The syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts offerings. Under these rules, Keefe, Bruyette & Woods, Inc. or the other broker-dealers participating in the syndicated community offering generally will accept payment for shares of common stock to be purchased in the syndicated community offering through a “sweep” arrangement under which a customer’s brokerage account at the applicable participating broker-dealer will be debited in the amount of the purchase price for the shares of common stock that such customer wishes to purchase in the syndicated community offering on the settlement date. Customers who authorize participating broker-dealers to debit their brokerage accounts are required to have the funds for the payment in their accounts on, but not before, the settlement date, which will only occur if the minimum of the offering range is met. Customers who do not wish to authorize participating broker-dealers to debit their brokerage accounts will not be permitted to purchase shares of common stock in the syndicated community offering. Customers without brokerage accounts will not be able to participate in the syndicated community offering. Institutional investors will pay Keefe, Bruyette & Woods, Inc. in its capacity as sole book running manager, for shares purchased in the syndicated community offering on the settlement date through the services of the Depository Trust Company on a delivery versus payment basis. The closing of the syndicated community offering is subject to conditions set forth in an agency agreement among Poage Bankshares and Home Federal on one hand and Keefe, Bruyette & Woods, Inc. on the other hand. If and when all the conditions for the closing are met, funds for common stock sold in the syndicated community offering, less fees and commissions payable by us, will be delivered promptly to us. Normal customer ticketing will be used for order placement. In the syndicated community offering, order forms will not be used.

Limitations on Common Stock Purchases

The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased in the offering:

•	No individual, or individuals exercising subscription rights through a single qualifying account held jointly, may purchase more than 15,000 shares;

•

No person or entity together with any associate or group of persons acting in concert may purchase more than 30,000 shares of common stock in the offering, except that our tax-qualified employee benefit plans, including our employee stock ownership plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering (including shares issued in the event of an increase in the offering range of up to 15%);

•

The maximum number of shares of common stock that may be purchased in all categories of the offering by our executive officers and directors and their associates, in the aggregate, may not exceed 30% of the shares issued in the offering; and

•	The minimum purchase by each person purchasing shares in the offering is 25 shares, to the extent those shares are available.

Depending upon market or financial conditions, our Board of Directors, with the approval of the Office of Thrift Supervision and without further approval of our members, may decrease or increase the purchase limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the then-applicable limit. The effect of this type of resolicitation would be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions. In the event that the maximum purchase limitation is increased to 5% of the shares sold in the offering, such limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5% of the shares sold in the offering shall not exceed in the aggregate 10% of the total shares sold in the offering.

In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the offering, shares will be allocated in the following order of priority in accordance with the plan of conversion:

(1)	to fill our tax-qualified employee benefit plans’ subscriptions for up to 10% of the total number of shares of common stock issued in the offering;

(2)	in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(3)	to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons residing in the Kentucky counties of Greenup, Lawrence and Boyd.

The term “associate” of a person means:

(1)	any corporation or organization, other than Home Federal, Poage Bankshares or a majority-owned subsidiary of these entities, of which the person is a senior officer, partner or 10% beneficial stockholder;

(2)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and

(3)	any blood or marriage relative of the person, who either lives in the same home as the person or who is a director or officer of Home Federal or Poage Bankshares.

The term “acting in concert” means:

(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.” Persons having the same address, and persons exercising subscription rights through qualifying deposits registered at the same address will be deemed to be acting in concert unless we determine otherwise.

Our directors are not treated as associates of each other solely because of their membership on the Board of Directors. We have the right to determine whether prospective purchasers are associates or acting in concert. Shares of common stock purchased in the offering will be freely transferable except for shares purchased by our executive officers and directors and except as described below. Any purchases made by any associate of Home Federal or Poage Bankshares for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under Financial Industry Regulatory Authority guidelines, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of shares of our common stock at the time of conversion and thereafter, see “—Restrictions on Purchase or Transfer of Our Shares After Conversion” and “Restrictions on Acquisition of Poage Bankshares, Inc.”

Marketing and Distribution; Compensation

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our Stock Information Center.

We have engaged Keefe, Bruyette & Woods, Inc., a broker-dealer registered with the Financial Industry Regulatory Authority, as a financial advisor in connection with the offering of our common stock. In its role as financial advisor, Keefe, Bruyette & Woods, Inc., will:

•	provide advice on the financial and securities market implications of the plan of conversion and related corporate documents, including our business plan;

•	assist in structuring our stock offering, including developing and assisting in implementing a marketing strategy for the stock offering;

•	review all offering documents, including this prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assist us in preparing for and scheduling meetings with potential investors and broker-dealers, as necessary;

•	assist us in analyzing proposals from outside vendors retained in connection with the stock offering, including printers, transfer agents and appraisal firms;

•	assist us in the drafting and distribution of press releases as required or appropriate in connection with the stock offering;

•	meet with the Board of Directors and management to discuss any of these services; and

•	provide such other financial advisory and investment banking services in connection with the stock offering as may be agreed upon by Keefe, Bruyette & Woods, Inc. and us.

For these services, Keefe, Bruyette & Woods, Inc. will receive a management fee of $50,000, payable in four consecutive monthly installments commencing in October 2010, a success fee of 1.5% of the aggregate dollar amount of the common stock sold in the subscription offering, and an additional success fee of 2.0% of the aggregate dollar amount of the common stock sold in the direct community offering. The management fee will be credited against the success fees payable upon the consummation of the conversion.

The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc. In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other broker-dealers. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering. If there is a syndicated community offering, Keefe, Bruyette & Woods, Inc. will receive a management fee not to exceed 6.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering. This fee will be in addition to the success fees earned by Keefe, Bruyette & Woods, Inc. in connection with the subscription and community offerings set forth above. Of this amount, Keefe, Bruyette & Woods, Inc. will pass on to selected broker-dealers, who assist in the syndicated community offering, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment.

We also will reimburse Keefe, Bruyette & Woods, Inc. for its reasonable out-of-pocket expenses associated with its marketing effort up to $25,000. In addition, we will reimburse Keefe, Bruyette & Woods, Inc. for fees and expenses of its counsel not to exceed $70,000. If the plan of conversion is terminated or if Keefe, Bruyette & Woods, Inc.’s engagement is terminated in accordance with the provisions of the agreement, Keefe, Bruyette & Woods, Inc. will only receive reimbursement of its reasonable out-of-pocket expenses and the portion of the management fee payable and will return any amounts paid or advanced by us in excess of these amounts. We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) related to or arising out of Keefe, Bruyette & Woods, Inc.’s engagement as our financial advisor and performance of services as our financial advisor.

We have also engaged Keefe, Bruyette & Woods, Inc. to act as our conversion agent in connection with the stock offering. In its role as conversion agent, Keefe, Bruyette & Woods, Inc. will, among other things:

•	consolidate accounts and develop a central file;

•	prepare proxy forms and proxy materials;

•	tabulate proxies and ballots;

•	act as inspector of election at the special meeting of members;

•	establish and manage the Stock Information Center;

•	assist our financial printer with labeling of stock offering materials;

•	process stock order forms and certification forms and produce daily reports and analysis;

•	assist our transfer agent with the generation and mailing of stock certificates;

•	advise us on interest and refund calculations; and

•	create tax forms for interest reporting.

For these services, Keefe, Bruyette & Woods, Inc. will receive a fee of $25,000, and we have made an advance payment of $10,000 to Keefe, Bruyette & Woods, Inc. with respect to this fee. We also will reimburse Keefe, Bruyette & Woods, Inc. for its reasonable out-of-pocket expenses associated with its acting as conversion agent up to a maximum of $2,500. If the plan of conversion is terminated or if Keefe, Bruyette & Woods, Inc.’s engagement is terminated in accordance with the provisions of the agreement, Keefe, Bruyette & Woods, Inc. will be entitled to the advance payment and also receive reimbursement of its reasonable out-of-pocket expenses. We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) related to or arising out of Keefe, Bruyette & Woods, Inc.’s engagement as our conversion agent and performance of services as our conversion agent.

Our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other trained employees of Home Federal or its affiliates may assist in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of our main office facility apart from the area accessible to the general public. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Keefe, Bruyette & Woods, Inc. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.

The offering will comply with the requirements of Rule 10b-9 under the Securities Exchange Act of 1934.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Expiration Date. The offering will expire at      p.m., Kentucky time, on [expire date], unless we extend it for up to 45 days. This extension may be approved by us, in our sole discretion, without further approval or additional notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond [extension date1] would require the Office of Thrift Supervision’s approval. If an extension beyond [extension date1] is granted by the Office of Thrift Supervision, we will resolicit subscribers/persons who place orders, giving them an opportunity to change or cancel their orders. We will notify these persons of the extension of time and of the rights to place a new stock order for a specified period of time. If a person does not respond to a notice of resolicitation, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. If we have not received orders to purchase the minimum number of shares offered in the offering by the expiration date or any extension thereof, we may terminate the offering and promptly refund all funds received for shares of common stock. If the number of shares offered is reduced below the minimum of the offering range, or increased above the adjusted maximum of the offering range, subscribers may be resolicited with the approval of the Office of Thrift Supervision.

To ensure that each purchaser receives a prospectus at least 48 hours before [expire date], the expiration date of the offering, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Subscription funds will be maintained in a segregated account at Home Federal and will earn interest at our current statement savings rate from the date of receipt.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds delivered to us, with interest at our current statement savings rate from the date of receipt.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

Use of Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must complete an order form and remit full payment. We will not be required to accept incomplete order forms, unsigned order forms, or orders submitted on photocopied or facsimiled order forms. We must receive all order forms prior to      p.m., Kentucky time, on [expire date]. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. A postmark prior to [expire date] will not entitle you to purchase shares of common stock unless we receive the envelope by [expire date]. We are not required to notify subscribers of incomplete or improperly executed order forms. We have the right to permit the correction of incomplete or improperly executed order forms or waive immaterial irregularities. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects.

You may submit your stock order and certification form by mail using the order reply envelope provided, by overnight delivery to our stock order processing center at the address indicated on the stock order form, or by hand delivery to our Stock Information Center, located at 1500 Carter Avenue, Ashland, KY, or to any of our branch offices. Please do not mail stock order forms to Home Federal’s offices. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final, subject to the authority of the Office of Thrift Supervision.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Home Federal or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

(1)	personal check, bank check or money order, payable to Poage Bankshares; or

(2)	authorization of withdrawal from Home Federal deposit accounts designated on the order form.

Appropriate means for designating withdrawals from deposit accounts at Home Federal are provided in the order forms. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will be transferred to a savings account and earn interest at our current statement savings rate subsequent to the withdrawal. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at Home Federal and will earn interest at our current statement savings rate from the date payment is received until the offering is completed or terminated.

You may not use a check drawn on a Home Federal line of credit, and we will not accept third-party checks (a check written by someone other than you) payable to you and endorsed over to Poage Bankshares. If you request that we place a hold on your checking account for the subscription amount, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

We will have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the syndicated community offering at any time prior to the completion of the offering. This payment may be made by wire transfer.

Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until consummation of the offering, provided there is a loan commitment from an unrelated financial institution or Poage Bankshares to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Regulations prohibit Home Federal from knowingly lending funds or extending credit to any persons to purchase shares of common stock in the offering.

If the offering is consummated, but some or all of an interested investor’s funds submitted in the subscription or community offerings are not accepted by us, those funds will be returned to the interested investor promptly after closing, without interest. If the offering is not consummated, funds in the account will be returned promptly, without interest, to the potential investor.

Using Individual Retirement Account Funds. If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account. By regulation, Home Federal’s individual retirement accounts are not self-directed, so they cannot be invested in shares of our common stock. Therefore, if you wish to use your funds that are currently in a Home Federal individual retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account. It may take several weeks to transfer your Home Federal individual retirement account to an independent trustee, so please allow yourself sufficient time to take this action. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering and Home Federal checks representing any applicable refund and/or interest paid on subscriptions made by check or money order will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country.

Restrictions on Transfer of Subscription Rights and Shares

Office of Thrift Supervision regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

If you have any questions regarding the offering, please call our Stock Information Center, toll free, at [sic phone], Monday through Friday between 10:00 a.m. and 5:00 p.m., Kentucky time. The Stock Information Center will be closed weekends and bank holidays.

Liquidation Rights

In the unlikely event of a complete liquidation of Home Federal prior to the conversion, all claims of creditors of Home Federal, including those of depositors of Home Federal (to the extent of their deposit balances), would be paid first. Then, if there were any assets of Home Federal remaining, members of Home Federal would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Home Federal immediately prior to liquidation. In the unlikely event that Home Federal were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to certain depositors, with any assets remaining thereafter distributed to Poage Bankshares as the holder of Home Federal capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the total equity of Home Federal as of the date of its latest balance sheet contained in this prospectus.

The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Home Federal after the conversion with a liquidation interest in the unlikely event of the complete liquidation of Home Federal after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at Home Federal, would be entitled, on a complete liquidation of Home Federal after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of Poage Bankshares. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Home Federal on September 30, 2009 and             , 2011, respectively. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on September 30, 2009 and             , 2011, respectively, bears to the balance of all deposit accounts in Home Federal on such dates.

If, however, on any September 30 annual closing date commencing on or after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on September 30, 2009 and             , 2011, as applicable, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Poage Bankshares, as the sole stockholder of Home Federal.

Material Income Tax Consequences

Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion will not be a taxable transaction to Home Federal, Poage Bankshares, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Home Federal or Poage Bankshares would prevail in a judicial proceeding.

Home Federal and Poage Bankshares have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding all of the material federal income tax consequences of the conversion, which includes the following:

1.	The conversion of Home Federal to a federal stock savings and loan association will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

2.	Neither Poage Bankshares, nor Home Federal will recognize any gain or loss upon the transfer of assets of Poage Bankshares to Home Federal in exchange for shares of common stock of Home Federal. (Sections 361 and 1032(a) of the Internal Revenue Code).

3.	The basis of the assets of Poage Bankshares and the holding period of such assets to be received by Home Federal will be the same as the basis and holding period in such assets in the hands of Poage Bankshares immediately before the exchange. (Sections 362(b) and 1223(2) of the Internal Revenue Code).

4.	None of Home Federal, nor Eligible Account Holders, Supplemental Eligible Account Holders or Other Members, will recognize any gain or loss on the transfer of the assets of Home Federal, in its mutual form, to Home Federal, in its stock form, in exchange for an interest in a liquidation account established in Home Federal, in its stock form, for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who remain depositors of Home Federal, in its stock form, and nontransferable subscription rights to purchase shares of Poage Bankshares common stock.

5.	It is more likely than not that the nontransferable subscription rights have no value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the subscription price for the shares of common stock in the offering. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Poage Bankshares common stock, provided that the amount to be paid for Poage Bankshares common stock is equal to the fair market value of Poage Bankshares common stock.

6.	The basis of the shares of Poage Bankshares common stock purchased in the offering will be the purchase price. The holding period of the Poage Bankshares common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

7.	No gain or loss will be recognized by Poage Bankshares on the receipt of money in exchange for shares of Poage Bankshares common stock sold in the offering.

In the view of RP Financial, LC. (which is acting as independent appraiser of the value of the shares of Poage Bankshares common stock in connection with the conversion), which view is not binding on the Internal Revenue Service, the subscription rights do not have any value for the reasons set forth above. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to their value, and Poage Bankshares could recognize gain on a distribution. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The Internal Revenue Service has announced that it will not issue private letter rulings with respect to the issue of whether nontransferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of Home Federal, the members of Home Federal, Poage Bankshares and the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise their subscription rights. In the event of a disagreement, there can be no assurance that Poage Bankshares or Home Federal would prevail in a judicial or administrative proceeding.

The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to Poage Bankshares’ registration statement. Advice regarding the Kentucky state income tax consequences consistent with the federal tax opinion has been issued by Crowe Horwath LLP, tax advisors to Home Federal and Poage Bankshares.

Restrictions on Purchase or Transfer of Our Shares after Conversion

The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the offering by a director or an executive officer of Home Federal generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of Poage Bankshares also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, to purchases of our common stock to fund stock options by one or more stock-

based benefit plans or to any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

Office of Thrift Supervision regulations prohibit Poage Bankshares from repurchasing its shares of common stock during the first year following conversion unless compelling business reasons exist for such repurchases. After one year, the Office of Thrift Supervision does not impose any repurchase restrictions.

RESTRICTIONS ON ACQUISITION OF POAGE BANKSHARES, INC.

Although the Board of Directors of Poage Bankshares is not aware of any effort that might be made to obtain control of Poage Bankshares after the conversion, the Board of Directors believes that it is appropriate to include certain provisions as part of Poage Bankshares’ articles of incorporation to protect the interests of Poage Bankshares and its stockholders from takeovers which our Board of Directors might conclude are not in the best interests of Home Federal, Poage Bankshares or Poage Bankshares’ stockholders.

The following discussion is a general summary of the material provisions of Poage Bankshares’ articles of incorporation and bylaws, Home Federal’s stock charter and bylaws, Maryland corporate law and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Poage Bankshares’ articles of incorporation and bylaws and Home Federal’s stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of Home Federal’s application for conversion with the Office of Thrift Supervision and Poage Bankshares’ registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Poage Bankshares, Inc.’s Articles of Incorporation and Bylaws

Poage Bankshares’ articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of Poage Bankshares more difficult.

Directors. The Board of Directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of our directors. The bylaws establish qualifications for board members, including restrictions related to prior legal or regulatory violations. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Evaluation of Offers. The articles of incorporation of Poage Bankshares provide that its Board of Directors, when evaluating a transaction that would or may involve a change in control of Poage Bankshares (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Poage Bankshares and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon Poage Bankshares’ stockholders, including stockholders, if any, who do not participate in the transaction;

•

the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Poage Bankshares and its subsidiaries and on the communities in which Poage Bankshares and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Poage Bankshares;

•	whether a more favorable price could be obtained for Poage Bankshares’ stock or other securities in the future;

•

the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Poage Bankshares and its subsidiaries;

•	the future value of the stock or any other securities of Poage Bankshares or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•

the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•

the ability of Poage Bankshares to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the Board of Directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Restrictions on Calling Special Meetings. The bylaws provide that, unless approved by unaffiliated directors, special meetings of stockholders can be called by only the President, a majority of the total number of directors that Poage Bankshares would have if there were no vacancies on the Board of Directors (the “whole board”), or the Secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock, be entitled, or permitted to any vote in respect of the shares held in excess of the limit; provided that such 10% limit shall not apply if a majority of the unaffiliated directors approve the acquisition of shares in excess of the 10% limit prior to such acquisition.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”), voting together as a single class.

Authorized but Unissued Shares. After the conversion, Poage Bankshares will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock.” The articles of incorporation authorize 1,000,000 shares of serial preferred stock. Poage Bankshares is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares. In addition, the articles of incorporation provide that a majority of the whole board may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that Poage Bankshares has the authority to issue. In the event of a proposed merger, tender offer or other attempt to gain control of Poage Bankshares that the Board of Directors does not approve, it would be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Poage Bankshares. The Board of Directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Except as provided under “— Authorized but Unissued Shares,” above, regarding the amendment of the articles of incorporation by the Board of Directors to increase or decrease the number of shares authorized for issuance, or as otherwise allowed by law, any amendment to the articles of incorporation must be approved by our Board of Directors and also by a majority of the outstanding shares of our voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	The limitation on voting rights of record owners of common stock that is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then-outstanding shares of common stock;

(ii)	The division of the Board of Directors into three staggered classes;

(iii)	The ability of the Board of Directors to fill vacancies on the board;

(iv)	The requirement that at least a majority of the outstanding voting shares must vote to remove directors, and directors can only be removed for cause;

(v)	The ability of the Board of Directors to amend and repeal the bylaws;

(vi)	The ability of the Board of Directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Poage Bankshares;

(vii)	The authority of the Board of Directors to provide for the issuance of preferred stock;

(viii)	The validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)	The number of stockholders constituting a quorum or required for stockholder consent;

(x)	The indemnification of current and former directors and officers, as well as employees and other agents, by Poage Bankshares; and

(xi)	The limitation of liability of officers and directors to Poage Bankshares for money damages.

(xii)	The provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (i) through (xi) of this list.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of our directors or by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders. Any amendment of this supermajority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.

Maryland Corporate Law

Under Maryland law, as may be made applicable by the Board of Directors of Poage Bankshares pursuant to its bylaws, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of a corporation’s voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the Board of Directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Conversion Regulations

Office of Thrift Supervision regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Office of Thrift Supervision, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Office of Thrift Supervision has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Home Federal’s Federal Stock Charter

The federal stock charter of Home Federal will provide that for a period of five years from the closing of the conversion, no person other than Poage Bankshares may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Home Federal. This provision does not apply to any tax-qualified employee benefit plan of Home Federal or Poage Bankshares or to underwriters in connection with a public offering. In addition, during this five-year period, all shares owned over the 10% limit may not be voted on any matter submitted to stockholders for a vote.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of an insured federal savings bank or its parent holding company unless the Office of Thrift Supervision has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Office of Thrift Supervision regulations provide that no company may acquire control of a savings bank without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Office of Thrift Supervision.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the Office of Thrift Supervision that the acquirer has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings bank’s voting stock, if the acquirer is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under the regulations. Such control factors include the acquirer being one of the two largest stockholders. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies that acquire beneficial ownership exceeding 10% or more of any class of a savings bank’s stock who do not intend to participate in or seek to exercise control over a savings bank’s management or policies may qualify for a safe harbor by filing with the Office of Thrift Supervision a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable.

There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”

The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that:

•	the acquisition would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution;

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person; or

•	the acquisition would have an adverse effect on the Deposit Insurance Fund.

DESCRIPTION OF CAPITAL STOCK

General

At the effective date, Poage Bankshares will be authorized to issue 30,000,000 shares of common stock, par value of $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. Poage Bankshares currently expects to issue in the offering up to 3,041,750 shares of common stock. Poage Bankshares will not issue shares of preferred stock in the conversion. Each share of Poage Bankshares common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock of Poage Bankshares will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends. Poage Bankshares can pay dividends on its common stock if, after giving effect to the distribution, (i) it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and (ii) its total assets exceed the sum of its liabilities and the amount needed, if Poage Bankshares were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution; provided, however, that whether or not (ii) above is satisfied, Poage Bankshares may make a distribution from its net earnings for the fiscal year in which the distribution is made, its net earnings for the preceding fiscal year, or the sum of its net earnings for the preceding eight fiscal quarters.

The holders of common stock of Poage Bankshares will be entitled to receive and share equally in dividends as may be declared by our Board of Directors out of funds legally available therefore. If Poage Bankshares issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the conversion, the holders of common stock of Poage Bankshares will have exclusive voting rights in Poage Bankshares. They will elect Poage Bankshares’ Board of Directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Poage Bankshares’ common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Poage Bankshares issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.

As a federal savings and loan association, corporate powers and control of Home Federal are vested in its Board of Directors, who elect the officers of Home Federal and who fill any vacancies on the Board of Directors. Voting rights of Home Federal are vested exclusively in the owners of the shares of capital stock of Home Federal, which will be Poage Bankshares, and voted at the direction of Poage Bankshares’ Board of Directors. Consequently, the holders of the common stock of Poage Bankshares will not have direct control of Home Federal.

Liquidation. In the event of any liquidation, dissolution or winding up of Home Federal, Poage Bankshares, as the holder of 100% of Home Federal’s capital stock, would be entitled to receive all assets of Home Federal available for distribution, after payment or provision for payment of all debts and liabilities of Home Federal, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of Poage Bankshares, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Poage Bankshares available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of Poage Bankshares will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the Board of Directors. The common stock is not subject to redemption.

Preferred Stock

None of the shares of Poage Bankshares’ authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our Board of Directors may from time to time determine. Our Board of Directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for Poage Bankshares’ common stock is                                         .

CHANGE IN ACCOUNTANTS

Prior to this stock offering, the financial statements of Home Federal for the years ended September 30, 2009 and 2008 were audited by Smith, Goolsby, Artis & Reams, P.S.C., referred to herein as Smith, Goolsby, Artis & Reams. At the time Smith, Goolsby, Artis & Reams performed audit services for Home Federal, Home Federal was not a public company and was not subject to Securities and Exchange Commission regulations. In connection with this offering and the filing of Poage Bankshares, Inc.’s registration statement, on August 16, 2010, Home Federal engaged Crowe Horwath LLP, an independent registered public accounting firm, to audit its financial statements as of and for the years ended September 30, 2010 and September 30, 2009. These financial statements, including Crowe Horwath LLP’s Audit Report thereon, are included in this prospectus and in the registration statement. We did not consult with Crowe Horwath LLP during the years ended September 30, 2010 or 2009 on accounting matters or the application of accounting principles to a specified transaction, prior to engaging Crowe Horwath LLP.

Smith, Goolsby, Artis & Reams’ reports on the financial statements of Home Federal for the years ended September 30, 2009 and 2008 have not contained an adverse opinion or disclaimer of opinion, or been modified as to uncertainty, audit scope or accounting principles. The engagement of Crowe Horwath LLP was approved by the Board of Directors.

There has not been any disagreement between Smith, Goolsby, Artis & Reams and Home Federal with respect to the financial statements for fiscal 2010 or 2009 or during the subsequent period through the date of this prospectus, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Smith, Goolsby, Artis & Reams, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports. Nor has any of Smith, Goolsby, Artis & Reams’ reports on the financial statements of Home Federal contained an adverse opinion or a disclaimer of opinion, or any qualification or modification as to uncertainty, audit scope, or accounting principles.

We have provided Smith, Goolsby, Artis & Reams with a copy of the disclosure contained in this prospectus, which was received by Smith, Goolsby, Artis & Reams on             , 2011. Smith, Goolsby, Artis & Reams has furnished a letter addressed to the Securities and Exchange Commission and filed as an exhibit to Poage Bankshares’ registration statement stating its agreement with the statements made herein.

EXPERTS

The financial statements included in this prospectus regarding Home Federal as of September 30, 2010 and 2009, and for each of the years in the two year period ending September 30, 2010, have been audited by Crowe Horwath LLP, independent registered public accounting firm, as stated in their report, which is included herein, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

RP Financial, LC. has consented to the publication herein of the summary of its report to Poage Bankshares, Inc. setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

LEGAL MATTERS

Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to Poage Bankshares and Home Federal, will issue to Poage Bankshares its opinions regarding the legality of the common stock and the federal income tax consequences of the conversion. Luse Gorman Pomerenk & Schick, P.C. has consented to the references in this prospectus to its opinions. Crowe Horwath LLP will issue to Poage Bankshares and Home Federal its opinion regarding the state income tax consequences of the conversion. Crowe Horwath LLP has consented to the reference in this prospectus to its opinion. Certain legal matters will be passed upon for Keefe, Bruyette and Woods, Inc. by Patton Boggs LLP, Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Poage Bankshares has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Poage Bankshares. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Home Federal has filed with the Office of Thrift Supervision an Application on Form AC with respect to the conversion. This prospectus omits certain information contained in the application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Southeast Regional Office of the Office of Thrift Supervision, located at 1475 Peachtree Street, N.E., Atlanta, Georgia 30309. Our plan of conversion is available, upon request, at our home office.

In connection with the offering, Poage Bankshares will register its common stock under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, Poage Bankshares and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, Poage Bankshares has undertaken that it will not terminate such registration for a period of at least three years following the conversion, unless it obtains a waiver from the Office of Thrift Supervision or its successor allowing it to terminate such registration at least one year following completion of the conversion.

INDEX TO FINANCIAL STATEMENTS OF

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

***

Separate financial statements for Poage Bankshares have not been included in this prospectus because Poage Bankshares has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Home Federal Savings and Loan Association

Ashland, Kentucky

We have audited the accompanying balance sheets of Home Federal Savings and Loan Association as of September 30, 2010 and 2009, and the related statements of income, comprehensive income, changes in equity and cash flows for the years then ended. These financial statements are the responsibility of the Association’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Association is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Association’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Home Federal Savings and Loan Association as of September 30, 2010 and 2009, and the results of its operations and its cash flows for the years then ended, in conformity with U. S. generally accepted accounting principles.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Columbus, Ohio
January 18, 2011

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

BALANCE SHEETS

September 30, 2010 and 2009

	2010	2009
	(in thousands)
ASSETS
Cash and due from financial institutions	$4,058	$15,715
Federal funds sold	39,175	3,000

Cash and cash equivalents	43,233	18,715
Interest-bearing deposits in other financial institutions	100	100
Securities available for sale	45,234	77,684
Loans held for sale	1,701	—
Loans, net of allowance of $ 1,134 and $555	182,358	166,904
Federal Home Loan Bank stock, at cost	1,883	1,834
Other real estate owned, net	219	148
Premises and equipment, net	6,449	6,080
Company owned life insurance	6,239	6,005
Accrued interest receivable	1,370	1,369
Other assets	2,361	149

	$291,147	$278,988

LIABILITIES AND EQUITY
Deposits
Non-interest bearing	$745	$—
Interest bearing	227,067	209,698

Total deposits	227,812	209,698
Federal Home Loan Bank advances	32,205	39,368
Accrued interest payable	505	694
Other liabilities	2,879	2,348

Total liabilities	263,401	252,108
Commitments and contingent liabilities (Note 13)	—	—
Equity
Retained earnings	27,067	24,880
Accumulated other comprehensive income	679	2,000

Total equity	27,746	26,880

	$291,147	$278,988

See accompanying notes.

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

STATEMENTS OF INCOME

Years ended September 30, 2010 and 2009

	2010	2009
	(in thousands)
Interest and dividend income
Loans, including fees	$10,985	$9,260
Taxable securities	1,824	3,179
Tax exempt securities	819	806
Federal funds sold and other	101	97

	13,729	13,342
Interest expense
Deposits	4,513	5,695
Federal Home Loan Bank advances and other	1,058	908

	5,571	6,603

Net interest income	8,158	6,739
Provision for loan losses	650	312

Net interest income after provision for loan losses	7,508	6,427
Non-interest income
Service charges on deposits	464	318
Other service charges	14	46
Net gains on sales of loans	93	—
Net gains on sales of securities	2,269	476
Income from company owned life insurance	234	240
Other	37	10

	3,111	1,090
Noninterest expense
Salaries and employee benefits	3,321	2,836
Occupancy and equipment	695	528
Data processing	1,878	805
Federal deposit insurance	286	352
Foreclosed assets, net	88	49
Advertising	285	250
Other	1,228	972

	7,781	5,792

Income before income taxes	2,838	1,725
Income tax expense	651	265

Net income	$2,187	$1,460

See accompanying notes.

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

STATEMENTS OF COMPREHENSIVE INCOME

Years ended September 30, 2010 and 2009

	2010	2009
	(in thousands)
Net income	$2,187	$1,460
Other comprehensive income (loss):
Unrealized holding gains/losses on available for sale securities	268	3,275
Reclassification adjustments for (gains) losses later recognized in income	(2,269)	(476)

Net unrealized holding gains (losses) on available for sale securities	(2,001)	2,799
Tax effect	680	(952)

Other comprehensive income (loss):	(1,321)	1,847

Comprehensive income	$866	$3,307

See accompanying notes.

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

STATEMENTS OF CHANGES IN EQUITY

Years ended September 30, 2010 and 2009

	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net	Total Equity
	(in thousands)
Balances, October 1, 2008	$23,511	$153	$23,664
Net income	1,460	—	1,460
Adjustment to initially apply life insurance guidance (Note 9)	(91)	—	(91)
Change in unrealized gain (loss) on securities available for sale, net of taxes	—	1,847	1,847

Balances, September 30, 2009	24,880	2,000	26,880
Net income	2,187	—	2,187
Change in unrealized gain (loss) on securities available for sale, net of taxes	—	(1,321)	(1,321)

Balances, September 30, 2010	$27,067	$679	$27,746

See accompanying notes.

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

STATEMENTS OF CASH FLOWS

Years ended September 30, 2010 and 2009

	2010	2009
	(in thousands)
OPERATING ACTIVITY
Net income	$2,187	$1,460
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	320	271
Provision for loan losses	650	312
Loss (gain) on sale of securities	(2,269)	(476)
Loss (gain) on sale of other real estate owned	63	32
Net amortization (accretion) on securities	94	(31)
Deferred income tax (benefit) expense	38	18
Net gain on sale of loans	(93)	—
Origination of loans held for sale	(4,721)	—
Proceeds from loans held for sale	3,113	—
Increase in cash value of life insurance	(234)	(240)
Decrease (increase) in:
Accrued interest receivable	(1)	(3)
Other assets	(1,570)	34
Increase (decrease) in:
Accrued interest payable	(189)	63
Other liabilities	531	1,258

Net cash from (used in) operating activities	(2,081)	2,698

INVESTING ACTIVITIES
Securities available for sale:
Proceeds from sales	48,820	28,977
Proceeds from calls	4,046	1,101
Proceeds from maturities	375	145
Purchases	(32,595)	(21,404)
Principal payments received	11,978	18,469
Purchase of Federal Home Loan Bank Stock	(49)	—
Term deposits in other financial institutions:
Proceeds from maturities	100	100
Purchases	(100)	(100)
Loan originations and principal payments on loans, net	(16,399)	(55,836)
Proceeds from the sale of other real estate owned	161	203
Purchase of office properties and equipment	(689)	(636)

Net cash from (used in) investing activities	15,648	(28,981)

FINANCING ACTIVITIES
Net change in deposits	18,114	30,579
Proceeds from Federal Home Loan Bank borrowings	1,200	55,150
Payments on Federal Home Loan Bank borrowings	(8,363)	(42,931)

Net cash from (used in) financing activities	10,951	42,798

(Continued)

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

STATEMENTS OF CASH FLOWS (CONTINUED)

Years ended September 30, 2010 and 2009

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	24,518	16,515
Cash and cash equivalents at beginning of year	18,715	2,200

CASH AND CASH EQUIVALENTS AT END OF YEAR	$43,233	$18,715

Additional cash flows and supplementary information:
Cash paid during the year for:
Interest on deposits and advances	$5,760	$6,540
Income taxes	1,765	—
Real estate acquired in settlement of loans	$295	$270

See accompanying notes.

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

September 30, 2010 and 2009

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations: Home Federal Savings and Loan Association is a federally chartered mutual savings and loan association. The Association currently serves the financial needs of communities in its market area through its main office located in Ashland, Kentucky and its branch offices located in Flatwoods, South Shore, Louisa, Summitt and Greenup, Kentucky. The Association’s business involves attracting deposits from the general public and using such deposits, together with other funds, to originate primarily one-to-four family residential mortgage loans and, to a lesser extent, commercial and multi-family real estate and construction loans primarily in its market area which includes the Kentucky counties of Boyd, Greenup and Lawrence and the Ohio counties of Scioto and Lawrence.

Subsequent Events: The Association has evaluated subsequent events for recognition and disclosure through the date the financial statements were issued.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses and fair values of financial instruments are particularly subject to change.

Cash Flows: Cash and cash equivalents include cash, deposits with other financial institutions with maturities fewer than 90 days, and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits in other financial institutions, federal funds purchased and sold, and repurchase agreements.

Interest-Bearing Deposits in Other Financial Institutions: Interest-bearing deposits in other financial institutions mature within one year and are carried at cost.

Securities: Debt securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities are classified as available for sale when they might be sold before maturity. Equity securities with readily determinable fair values are classified as available for sale. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement, and 2) other-than-temporary impairment (OTTI) related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

(Continued)

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

September 30, 2010 and 2009

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans Held for Sale: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

Mortgage loans held for sale are generally sold with servicing rights retained. The carrying value of mortgage loans sold is reduced by the amount allocated to the servicing right. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Consumer loans are typically charged off no later than 120 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. A loan is moved to non-accrual status in accordance with the Association’s policy, typically after 90 days of non-payment.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Concentration of Credit Risk: Most of the Association’s business activity is with customers located within a 50 mile radius of its home office. Therefore, the Association’s exposure to credit risk is significantly affected by changes in the economy in the immediate area. At September 30, 2010 and 2009, the Association held $39,175,000 and $3,000,000, respectively, in overnight deposits/federal funds sold at Federal Home Loan Bank of Cincinnati (“FHLB”). In addition, the Association held common stock of the FHLB totaling $1,883,000 and $1,834,000 and other deposits totaling $737,000 and $4,611,000 at year end 2010 and 2009, respectively.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

(Continued)

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

September 30, 2010 and 2009

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

A loan is impaired when, based on current information and events, it is probable that the Association will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans, for which the terms have been modified, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

A loan is considered impaired when, based on current information and events, it is probable that the Association will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for all commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Association does not separately identify individual consumer and residential mortgage loans for impairment disclosures. Troubled debt restructurings are measured at the present value of estimated future cash flows using the loan’s effective rate at inception.

Servicing Rights: Servicing rights are recognized separately when they are acquired through sales of loans. When mortgage loans are sold, servicing rights are initially recorded at fair value with the income statement effect recorded in gains on sales of loans. Fair value is based on market prices for comparable mortgage servicing contracts, when available or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans. Servicing rights were $31,000 at September 30, 2010 and are included in the other assets line item of the balance sheet.

Servicing rights are evaluated for impairment based upon the fair value of the rights as compared to carrying amount. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual grouping, to the extent that fair value is less than the carrying amount. If the Association later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income. No valuation allowance was required at September 30, 2010. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses.

Servicing fee income which is reported on the income statement as other income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed.

(Continued)

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

September 30, 2010 and 2009

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 5 to 50 years. Furniture, fixtures and equipment are depreciated using the straight-line (or accelerated) method with useful lives ranging from 3 to 10 years.

Federal Home Loan Bank (FHLB) Stock: The Association is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Company Owned Life Insurance: The Association has purchased life insurance policies on certain key executives. Company owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

The Association adopted accounting guidance with respect to accounting for uncertainty in income taxes as of September 30, 2010. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The effect of adopting this new guidance was not material.

The Association recognizes interest and/or penalties related to income tax matters in income tax expense.

Retirement Plans: Employee 401(k) and profit sharing plan expense is the amount of matching contributions. Supplemental retirement plan expense allocates the benefits over years of service.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

(Continued)

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

September 30, 2010 and 2009

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank was required to meet regulatory reserve and clearing requirements. These balances do not earn interest. The Association is required to maintain reserve funds in cash or on deposit with a designated depository financial institution. The required reserve at September 30, 2010 and 2009 was $259,000 and $177,000, respectively.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation.

Recently Issued but not yet Effective Accounting Pronouncements: In June 2009, the Financial Accounting Standards Board (FASB) amended previous guidance relating to transfers of financial assets and eliminates the concept of a qualifying special purpose entity. This guidance must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. This guidance must be applied to transfers occurring on or after the effective date. Additionally, on and after the effective date, the concept of a qualifying special-purpose entity is no longer relevant for accounting purposes. Therefore, formerly qualifying special-purpose entities should be evaluated for consolidation by reporting entities on and after the effective date in accordance with the applicable consolidation guidance. The disclosure provisions were also amended and apply to transfers that occurred both before and after the effective date of this guidance. Management is evaluating the impact of this accounting standard but does not believe its impact will be material to the Association’s financial statements.

In June 2009, the FASB amended guidance for consolidation of variable interest entity guidance by replacing the quantitative-based risks and rewards calculation for determining which enterprise, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. Additional disclosures about an enterprise’s involvement in variable interest entities are also required. This guidance is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Early adoption is prohibited. Management is evaluating the impact of this accounting standard but does not believe its impact will be material to the Association’s financial statements.

In July 2010, the FASB issued Accounting Standards Update (ASU) No. 2010-20 to Receivables (ASC 310) Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. This ASU adds new disclosures designed to enhance the transparency of an entity’s allowance for loan and lease losses (ALLL), and the credit quality of its financing receivables, and to increase the understanding of an entity’s credit risk exposure and adequacy of the ALLL. The required disclosures will include the nature of the credit risk inherent in the loan portfolio, how the risk is analyzed and assessed to determine the ALLL, and the changes and reasons for those changes in the ALLL. These disclosures are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. The Association will include these disclosures in the notes to the consolidated financial statements upon adoption of this ASU.

(Continued)

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

September 30, 2010 and 2009

NOTE 2 - SECURITIES AVAILABLE FOR SALE

The amortized cost and fair value of securities available for sale and securities held to maturity at September 30, 2010 and 2009 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2010
States and political subdivisions	$28,201	$1,010	$(1)	$29,210
U.S. Government agencies and sponsored entities	16,003	29	(8)	16,024

Total securities	$44,204	$1,039	$(9)	$45,234

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2009
States and political subdivisions	$18,426	$791	$(1)	$19,216
Government sponsored entities residential mortgage-backed:
FHLMC	9,335	416	—	9,751
GNMA	3,087	135	—	3,222
FNMA	43,302	1,685	—	44,987
Other	503	5	—	508

Total securities	$74,653	$3,032	$(1)	$77,684

The proceeds from sales of securities and the associated gross gains and losses are listed below (in thousands):

	2010	2009
Proceeds	$48,820	$28,977
Gross gains	2,270	618
Gross losses	1	142

The (tax benefit) provision related to these net realized gains and losses was $771,000 and $162,000, respectively.

(Continued)

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

September 30, 2010 and 2009

NOTE 2 - SECURITIES AVAILABLE FOR SALE (Continued)

The amortized cost and fair value of the securities portfolio at September 30, 2010 are shown by expected maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
	(in thousands)
Within one year	$445	$454
One to five years	15,820	15,954
Five to ten years	17,182	17,654
Beyond ten years	10,757	11,172

Total	$44,204	$45,234

Securities pledged at year-end 2010 and 2009 had a carrying amount of $1,870,000 and $3,821,000 and were pledged to secure public deposits and repurchase agreements.

At year-end 2010 and 2009, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of equity.

The following table summarizes the securities with unrealized losses at September 30, 2010 and September 30, 2009 aggregated by major security type and length of time in a continuous unrealized loss position:

	Less Than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(Dollars in thousands)
September 30, 2010
States and political subdivisions	$214	$(1)	$—	$—	$214	$(1)
U.S. Government agencies and sponsored entities	1,770	(8)	—	—	1,770	(8)

Total securities	$1,984	$(9)	$—	$—	$1,984	$(9)

September 30, 2009
States and political subdivisions	$497	$(1)	$—	$—	$497	$(1)

Total securities	$497	$(1)	$—	$—	$497	$(1)

Unrealized losses on bonds have not been recognized into income because the issuers of the bonds are of high credit quality, management does not intend to sell and it is not more likely than not that management would be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates. The fair value is expected to recover as the bond(s) approach maturity.

(Continued)

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

September 30, 2010 and 2009

NOTE 3 - LOANS

Loans at year end were as follows:

	2010	2009
	(in thousands)
Real estate:
One to four family	$154,098	$145,077
Multi-family	2,860	1,232
Commercial Real Estate	7,331	5,292
Construction and land	3,700	2,888

	167,989	154,489
Commercial and Industrial	1,970	3,910
Consumer
Home equity loans and lines of credit	5,005	3,280
Motor vehicle	5,544	3,027
Other	3,076	2,839

	13,625	9,146
Total	183,584	167,545
Less: Net deferred loan fees	92	86
Allowance for loan losses	1,134	555

	$182,358	$166,904

Activity in the allowance for loan losses was as follows:

	2010	2009
	(in thousands)
Beginning balance	$555	$254
Provision for loan losses	650	312
Loans charged-off	(71)	(20)
Recoveries	—	9

Ending balance	$1,134	$555

(Continued)

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

September 30, 2010 and 2009

NOTE 3 - LOANS (Continued)

There were no impaired loans as of or during the years ended September 30, 2010 and 2009.

	2010	2009
	(in thousands)
Loans past due over 90 days still on accrual	$896	$43
Nonaccrual loans	1,334	747

Nonaccrual loans and loans past due 90 days still on accrual consist of smaller balance homogeneous loans that are collectively evaluated for impairment.

NOTE 4 - FAIR VALUE

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 – Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 – Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Association used the following methods and significant assumptions to estimate fair value:

Securities: The fair values for securities are determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2).

Other Real Estate Owned: Nonrecurring adjustments to certain commercial and residential real estate properties classified as other real estate owned (OREO) are measured at the lower of carrying amount or fair value, less costs to sell. Fair values are generally based on third party appraisals of the property, resulting in a Level 3 classification. In cases where the carrying amount exceeds the fair value, less costs to sell, an impairment loss is recognized.

(Continued)

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

September 30, 2010 and 2009

NOTE 4 - FAIR VALUE (Continued)

Assets and liabilities measured at fair value on a recurring basis, including financial assets and liabilities for which the Association has elected the fair value option, are summarized below:

		Fair Value Measurements at September 30, 2010 Using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
(Dollars in thousands)
Financial Assets Securities:
States and political subdivisions	$29,210	$—	$29,210	$—
U.S. Government agencies and sponsored entitites	16,024	—	16,024	—

Total securities	$45,234	$—	$45,234	$—

		Fair Value Measurements at September 30, 2009 Using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
(Dollars in thousands)
Financial Assets Securities:
States and political subdivisions	$19,216	$—	$19,216	$—
Mortgage-Backed securities	58,468	—	58,468	—

Total securities	$77,684	$—	$77,684	$—

(Continued)

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

September 30, 2010 and 2009

NOTE 4 - FAIR VALUE (Continued)

Assets measured at fair value on a non-recurring basis are summarized below:

		Fair Value Measurements at September 30, 2010 Using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
(Dollars in thousands)
Other real estate owned, net	$129	$—	$—	$129

		Fair Value Measurements at September 30, 2009 Using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
(Dollars in thousands)
Other real estate owned, net	$123	$—	$—	$123

Other real estate owned which is measured at fair value less costs to sell, had a net carrying amount of $129,000, which is made up of the outstanding balance of $216,000 net of a valuation allowance of $87,000 at September 30, 2010, resulting in a write-down of $20,000 for the year ended September 30, 2010. At September 30, 2009, other real estate owned had a net carrying amount of $123,000 made up of the outstanding balance of $129,000, net of a valuation allowance of $6,000.

(Continued)

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

September 30, 2010 and 2009

NOTE 4 - FAIR VALUE (Continued)

The carrying amounts and estimated fair values of financial instruments, at September 30, 2010 and September 30, 2009 are as follows:

September 30, 2010	Carrying	Fair
(Dollars in thousands)	Amount	Value
Financial assets
Cash and cash equivalents	$43,233	$43,233
Interest bearing deposits with other financial institutions	100	100
Securities	45,234	45,234
Federal Home Loan Bank stock	1,883	N/A
Loans held for sale	1,701	1,701
Loans, net	182,358	194,906
Accrued interest receivable	1,370	1,370
Financial liabilities
Deposits	$(227,812)	$(229,160)
Federal Home Loan Bank advances	(32,205)	(34,003)
Accrued interest payable	(505)	(505)

September 30, 2009	Carrying	Fair
(Dollars in thousands)	Amount	Value
Financial assets
Cash and cash equivalents	$18,715	$18,715
Interest bearing deposits with other financial institutions	100	100
Securities	77,684	77,684
Federal Home Loan Bank stock	1,834	N/A
Loans, net	166,904	175,613
Accrued interest receivable	1,369	1,369
Financial Liabilities
Deposits	$(209,698)	$(210,455)
Federal Home Loan Bank advances	(39,368)	(39,948)
Accrued interest payable	(694)	(694)

The methods and assumptions, not previously presented, used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and cash equivalents, interest bearing deposits, accrued interest receivable and payable, demand deposits, short-term debt, advance payments by borrowers for taxes and insurance, and variable rate loans or deposits that reprice frequently and fully. The methods for determining the fair values for securities were described previously. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life. Fair value of debt is based on current rates for similar financing. It was not practicable to determine the fair value of FHLB stock due to restrictions placed on its transferability. The fair value of off-balance sheet items and commitments to make loans held for sale is not considered material.

(Continued)

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

September 30, 2010 and 2009

NOTE 5 - LOAN SERVICING

The Association began selling mortgage loans with servicing rights retained during the year ended September 30, 2010. Mortgage loans serviced for others are not reported as assets. The principal balances of these loans at year end 2010 were $3,119,000. Custodial escrow balances maintained in connection with serviced loans were $2,000 at year-end 2010.

Activity for loan servicing rights during the year ended September 30, 2010 were as follows:

(in thousands)
Beginning of year	$—
Additions	31
Disposals	—
Amortized to expense	—

End of year	$31

There was no valuation allowance for servicing rights at September 30, 2010. The fair value of servicing rights is estimated to be $31,000 at September 30, 2010.

NOTE 6 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows (in thousands):

	2010	2009
Land	$1,132	$1,132
Buildings	5,617	5,492
Furniture, fixtures, and equipment	1,762	1,205
Automobiles	59	59

	8,570	7,888
Less: Accumulated depreciation	2,121	1,808

	$6,449	$6,080

Depreciation expense was $320,000 and $271,000 for 2010 and 2009.

NOTE 7 - DEPOSITS

Time deposits of $100 thousand or more were $77,546,000 and $69,982,000 at year-end 2010 and 2009.

Scheduled maturities of time deposits for the next five years were as follows (in thousands):

September 30, 2011	$95,005
2012	43,241
2013	20,421
2014	1,889
2015	1,415

Total	$161,971

(Continued)

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

September 30, 2010 and 2009

NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES

At year end, advances from the Federal Home Loan Bank were as follows:

	2010	2009
	(in thousands)
Maturities October 2010 through June 2024, fixed rate at rates from 1.94% to 6.75%, weighted average rate of 2.94%	$32,205	$39,368

Rates on advances were as follows:

	2010	2009
	(in thousands)
1.75% - 2.75%	$16,086	$20,281
2.76% - 3.75%	12,492	14,169
3.76% - 4.75%	3,350	4,478
4.76% - 5.75%	38	98
5.76% - 6.75%	239	342

	$32,205	$39,368

Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances. The advances were collateralized by all of the Association’s one to four family first mortgage loans under a blanket lien arrangement at year-end 2010 and 2009 and the Association’s FHLB stock. Based on this collateral and the Association’s holdings of FHLB stock, the Association is eligible to borrow up to a total of $41,501,000 at year-end 2010.

Payments over the next five years are as follows (in thousands):

September 30, 2011	$8,192
2012	5,458
2013	4,468
2014	3,662
2015	2,998

Total	$24,778

NOTE 9 - BENEFIT PLANS

Multi-Employer Pension Plan: Home Federal Savings and Loan Association participates in the Pentegra multi-employer pension plan. This non-contributory defined benefit plan covers all eligible employees meeting certain service and age requirements that were employed by the Association prior to January 1, 2007. Effective January 1, 2007, the Association discontinued the defined benefit plan for all employees hired after December 31, 2006. Contributions to the plan will continue to be made for all eligible pre-2007 participants. It is the Association’s policy to fund the normal cost of the plan. The normal costs totaled $353,000 and $205,000 for the years ended September 30, 2010, and 2009. The Association’s estimated plan contribution for the fiscal year ending September 30, 2011 is approximately $703,000.

401(k) Plan: A 401(k) benefit plan allows employee contributions up to 15% of their compensation, which are matched equal to 50% of the first 6% of the compensation contributed. Expense for 2010 and 2009 was $8,000 and $0.

(Continued)

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

September 30, 2010 and 2009

NOTE 9 - BENEFIT PLANS (Continued)

Deferred Compensation Plan: A deferred compensation plan covers all directors and certain executive officers. Under the plan, the Association pays each participant, or their beneficiary, the amount of fees deferred plus interest over 20 years, beginning with the individual’s termination of service. A liability is accrued for the obligation under these plans. In January 2003, the Association adopted a non-contributory retirement plan which provides benefits to directors and certain key officers. The Association’s obligations under the plan have been informally funded through the purchase of single premium key man life insurance of which the Association is the beneficiary. The expense incurred for the deferred compensation for each of the last two years was $155,000 and $181,000 resulting in a deferred compensation liability of $963,000 and $832,000 as of year-end 2010 and 2009. The cash surrender value of the key man life insurance policies totaled $6,239,000 and $6,005,000 at September 30, 2010 and 2009, respectively.

Effective October 1, 2008, the Association adopted the new accounting guidance for accounting for Deferred Compensation and Post Retirement Benefit Aspects of an Endorsement Split-Dollar Life Insurance Arrangement for key employees. In connection with the adoption of the new guidance, the Association recognized the effects as a change in accounting principles through a cumulative-effect adjustment to retained earnings in the amount of $91,000.

NOTE 10 - INCOME TAXES

The provision for income taxes consists of (in thousands):

	Years Ended September 30
	2010	2009
Currently payable	$613	$247
Deferred expense (benefit)	38	18

	$651	$265

The following tabulation reconciles the federal statutory tax rate to the effective rate of taxes provided for income taxes (in thousands):

	Years Ended September 30
	2010	2009
Tax at statutory rate	$965	$586
Tax exempt income	(325)	(323)
Other	11	2

Federal income tax expense	$651	$265

(Continued)

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

September 30, 2010 and 2009

NOTE 10 - INCOME TAXES (Continued)

The components of the Association’s net deferred tax asset (liability) as of September 30, 2010 and 2009 are summarized as follows (in thousands):

	2010	2009
Deferred tax assets:
Net operating loss carryover	$—	$342
Deferred compensation plan	328	283
Deferred loan origination fees	31	29
AMT credit carryforward	616	465
Allowance for loan losses	385	189
Other	14	22

	1,374	1,330
Deferred tax liabilities:
Federal Home Loan Bank stock dividends	431	431
Basis in property and equipment	320	252
Accretion on securities	46	42
Other	10	—
Unrealized gains on available for sale securities	350	1,030

	1,157	1,755

Net deferred tax asset (liability)	$217	$(425)

The Association is subject to U.S. federal income tax. The Association is no longer subject to examination by taxing authorities for years before September 30, 2007.

NOTE 11 - RELATED-PARTY TRANSACTIONS

Loans to principal officers, directors, and their affiliates during 2010 were as follows (in thousands):

Beginning balance	$1,318
New loans	161
Repayments	(297)

Ending balance	$1,182

Deposits from principal officers, directors, and their affiliates at year-end 2010 and 2009 were $3,564,000 and $3,985,000.

NOTE 12 - REGULATORY CAPITAL MATTERS

The Association is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision (OTS). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Association and the consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines involving quantitative measures of the Association’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.

(Continued)

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

September 30, 2010 and 2009

NOTE 12 - REGULATORY CAPITAL MATTERS (Continued)

The Association’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), Tier I capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined).

As of September 30, 2010, based on the most recent notification from the OTS, the Association was categorized as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the most recent notification that management believes have changed the Association’s prompt corrective action category.

Actual and required capital amounts (in thousands) and ratios are presented below at year-end:

	Actual		For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount		Ratio		Amount	Ratio
As of September 30, 2010:
Total Risk-Based Capital (to Risk-weighted Assets)	$28,201	19.76%	≥	$11,417	≥	8.0%	$14,271	10.0%
Tier I Capital (to Risk-weighted Assets)	$27,067	18.97%	≥	$ 5,709	≥	4.0%	$ 8,563	6.0%
Tier I Capital (to Adjusted Total Assets)	$27,067	9.32%	≥	$11,619	≥	4.0%	$14,523	5.0%
Tangible Capital (to Adjusted Total Assets)	$27,067	9.32%	≥	$ 4,357	≥	1.5%	N/A	N/A

	Actual		For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount		Ratio		Amount	Ratio
As of September 30, 2009:
Total Risk-Based Capital (to Risk-weighted Assets)	$25,435	18.94%	≥	$10,746	≥	8.0%	$13,432	10.0%
Tier I Capital (to Risk-weighted Assets)	$24,880	18.52%	≥	$ 5,373	≥	4.0%	$ 8,059	6.0%
Tier I Capital (to Adjusted Total Assets)	$24,880	8.98%	≥	$11,080	≥	4.0%	$13,849	5.0%
Tangible Capital (to Adjusted Total Assets)	$24,880	8.98%	≥	$ 4,155	≥	1.5%	N/A	N/A

(Continued)

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

September 30, 2010 and 2009

NOTE 13 - LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amounts of financial instruments with off-balance-sheet risk at year end were as follows:

	2010			2009
	Fixed	Variable
	Rate	Rate	Total	Total
Commitments to make loans held for sale	$1,496,000	$—	$1,496,000	$—
Commitments to make loans	—	896,000	896,000	2,230,000
Unused lines of credit	2,850,000	1,555,000	4,405,000	4,801,000
Standby letters of credit	—	40,000	40,000	20,000

It was only practicable to present September 30, 2009 financial instruments with off-balance sheet risk in total.

NOTE 14 - ADOPTION OF PLAN CONVERSION (UNAUDITED)

The Board of Directors of the Association, subject to regulatory approval and approval by the members of the Association, adopted a Plan of Conversion on December 21, 2010 (the “Plan) from a federally chartered mutual savings association to a federally chartered stock savings association. The conversion is expected to be accomplished through the amendment of the Association’s charter and the sale of common stock in an amount equal to the market value of the Association. A subscription offering the shares of the Association’s common stock will be first offered to the Association’s depositors and second, to the Association’s tax-qualified employee benefit plans. Any shares not sold in the subscription offering may be offered for sale to the general public.

At the time of Conversion, the Association shall establish a liquidation account in an amount equal to the retained earnings of the Association as of the latest statement of financial condition contained in the final offering circular utilized in connection with the Conversion. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Assocation after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder’s interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The Association may not pay dividends, or repurchase any of the capital stock of the Association, if such dividend or repurchase would reduce stockholders’ equity below the required liquidation account balance.

Under Office of Thrift Supervision (“OTS”) regulations, limitations have been imposed on all “capital distributions” by savings institutions, including cash dividends. The regulation establishes a three-tiered system of restrictions, with the greatest flexibility afforded to thrifts which are both well-capitalized and given favorable qualitative examination ratings by the OTS.

(Continued)

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS

September 30, 2010 and 2009

NOTE 14 - ADOPTION OF PLAN CONVERSION (UNAUDITED) (Continued)

Costs associated with the conversion will be deferred and deducted from the proceeds of the stock offering. If, for any reason, the offering is not successful, the deferred costs will be charged to operations. As of September 30, 2010, there was $10,000 costs associated with the conversion.

(Continued)

You should rely only on the information contained in this document or that to which we have referred you. No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Poage Bankshares, Inc. or Home Federal Savings and Loan Association. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Poage Bankshares, Inc. or Home Federal Savings and Loan Association since any of the dates as of which information is furnished herein or since the date hereof.

POAGE BANKSHARES, INC.

(Proposed Holding Company for

Home Federal Savings and Loan Association)

Up to 2,645,000 Shares of

Common Stock

Par value $0.01 per share

(Subject to Increase to up to 3,041,750 Shares)

PROSPECTUS

KEEFE, BRUYETTE & WOODS

             , 2011

Until [expire date] or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver the prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

		Amount(1)
*	Registrant’s Legal Fees and Expenses	$415,000
*	Registrant’s Accounting Fees and Expenses	165,000
*	Conversion Agent and Data Processing Fees	27,500
*	Marketing Agent Fees(1)	308,875
*	Marketing Agent Expenses (Including Legal Fees and Expenses)	95,000
*	Appraisal Fees and Expenses	62,500
*	Printing, Postage, Mailing and EDGAR Fees	200,000
*	Filing Fees (OTS, Nasdaq, FINRA and SEC)	69,000
*	Business Plan Fees and Expenses	29,000
*	Other	53,125

*	Total	$1,425,000

*	Estimated
(1)	Poage Bankshares, Inc. has retained Keefe, Bruyette & Woods, Inc. to assist in the sale of common stock on a best efforts basis in the offerings. Fees are estimated at the adjusted maximum of the offering range.

Item 14.	Indemnification of Directors and Officers

Articles 10 and 11 of the Articles of Incorporation of Poage Bankshares, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE 10. Indemnification, etc. of Directors and Officers.

A. Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.

C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D. Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

F. Limitations Imposed by Federal Law. Notwithstanding any other provision set forth in this Article 10, in no event shall any payments made by the Corporation pursuant to this Article 10 exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

ARTICLE 11. Limitation of Liability. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a)	List of Exhibits

1.1	Engagement Letter between Home Federal Savings and Loan Association and Keefe, Bruyette & Woods, Inc.

1.2	Form of Agency Agreement between Home Federal Savings and Loan Association and Poage Bankshares, Inc., and Keefe, Bruyette & Woods, Inc.*

2	Plan of Conversion

3.1	Articles of Incorporation of Poage Bankshares, Inc.

3.2	Bylaws of Poage Bankshares, Inc.

4	Form of Common Stock Certificate of Poage Bankshares, Inc.

5	Opinion of Luse Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered

8.1	Form of Federal Tax Opinion of Luse Gorman Pomerenk & Schick, P.C.

8.2	Form of State Tax Opinion of Crowe Horwath LLP

10.1	Form of Home Federal Savings and Loan Association Executive Supplemental Retirement Plan

10.2	Form of Amendments to the Home Federal Savings and Loan Association Executive Supplemental Retirement Plan

10.3	Form of Split Dollar Plan

10.4	Home Federal Savings and Loan Association Employee Stock Ownership Plan

10.5	Form of Director Supplemental Retirement Plan

16	Change in Certifying Accountant Letter

21	Subsidiaries of Registrant

23.1	Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in Opinions included as Exhibits 5 and 8.1)

23.2	Consent of Crowe Horwath LLP

23.3	Consent of RP Financial, LC.

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between Home Federal Savings and Loan Association and RP Financial, LC.

99.2	Letter of RP Financial, LC. with respect to Subscription Rights

99.3	Appraisal Report of RP Financial, LC.**

99.4	Marketing Materials*

99.5	Stock Order and Certification Form*

99.6	Business Plan Agreement with Keller & Company, Inc.

99.7	Conversion Agent Agreement between Keefe, Bruyette & Woods, Inc. and Home Federal Savings and Loan Association

*	To be filed supplementally or by amendment.
**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.

(b)	Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Ashland, State of Kentucky on February 11, 2011.

POAGE BANKSHARES, INC.

By:	/s/ Darryl E. Akers
Darryl E. Akers
Vice Chaiman, Co-President, Co-Chief Executive Officer and Chief Financial Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Poage Bankshares, Inc. (the “Company”) hereby severally constitute and appoint Darryl E. Akers as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Darryl E. Akers may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Darryl E. Akers shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Darryl E. Akers Darryl E. Akers	Vice Chairman, Co-President, Co-Chief Executive Officer and Chief Financial Officer (Principal Executive Officer and Principal Financial and Accounting Officer)	February 11, 2011

/s/ J. Thomas Rupert J. Thomas Rupert	Chairman of the Board	February 11, 2011

/s/ James W. King James W. King	Chief Information Officer, Corporate Secretary and Director	February 11, 2011

/s/ Thomas P. Carver Thomas P. Carver	Director	February 11, 2011

/s/ Everette B. Gevedon Everette B. Gevedon	Director	February 11, 2011

/s/ Stuart N. Moore Stuart N. Moore	Director	February 11, 2011

/s/ Charles W. Robinson Charles W. Robinson	Director	February 11, 2011

As filed with the Securities and Exchange Commission on February 11, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXHIBITS

TO

REGISTRATION STATEMENT

ON

FORM S-1

Poage Bankshares, Inc.

Ashland, Kentucky

EXHIBIT INDEX

1.1	Engagement Letter between Home Federal Savings and Loan Association and Keefe, Bruyette & Woods, Inc.

1.2	Form of Agency Agreement between Home Federal Savings and Loan Association and Poage Bankshares, Inc., and Keefe, Bruyette & Woods, Inc.*

2	Plan of Conversion

3.1	Articles of Incorporation of Poage Bankshares, Inc.

3.2	Bylaws of Poage Bankshares, Inc.

4	Form of Common Stock Certificate of Poage Bankshares, Inc.

5	Opinion of Luse Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered

8.1	Form of Federal Tax Opinion of Luse Gorman Pomerenk & Schick, P.C.

8.2	Form of State Tax Opinion of Crowe Horwath LLP

10.1	Form of Home Federal Savings and Loan Association Executive Supplemental Retirement Plan

10.2	Form of Amendments to the Home Federal Savings and Loan Association Executive Supplemental Retirement Plan

10.3	Form of Split Dollar Plan

10.4	Home Federal Savings and Loan Association Employee Stock Ownership Plan

10.5	Form of Director Supplemental Retirement Plan

16	Change in Certifying Accountant Letter

21	Subsidiaries of Registrant

23.1	Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in Opinions included as Exhibits 5 and 8.1)

23.2	Consent of Crowe Horwath LLP

23.3	Consent of RP Financial, LC.

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between Home Federal Savings and Loan Association and RP Financial, LC.

99.2	Letter of RP Financial, LC. with respect to Subscription Rights

99.3	Appraisal Report of RP Financial, LC.**

99.4	Marketing Materials*

99.5	Stock Order and Certification Form*

99.6	Business Plan Agreement with Keller & Company, Inc.

99.7	Conversion Agent Agreement between Keefe, Bruyette & Woods, Inc. and Home Federal Savings and Loan Association

*	To be filed supplementally or by amendment.
**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.